UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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EQT Corporation

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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“…during 2015, we concentrated on continued improvements in our cost structure, high-grading our capital investment program and maintaining a strong balance sheet…”

February 19, 2016

Dear Shareholder,

On behalf of the Board of Directors and senior management team of EQT Corporation, I am pleased to invite you to participate in our Annual Shareholders Meeting, which will be held at EQT Plaza, 625 Liberty Avenue, Pittsburgh, PA 15222 on Wednesday, April 20, 2016 at 8:00 a.m. Eastern Time.

This shareholder package describes the key business items to be discussed during the meeting and contains the Notice of Annual Meeting of Shareholders and the Proxy Statement.  Along with additional information, the Proxy Statement includes:

•                 A proxy summary that highlights the voting matters we are asking you to consider, along with the supporting details found elsewhere in the Proxy Statement, and the Board’s voting recommendation for each item

•                 A detailed discussion and analysis of EQT’s compensation programs for senior executives, including our philosophy for aligning pay and performance, and the individual components that drive executive compensation decisions

•                 Information regarding the qualifications of our current directors, including for those being nominated

•                 A review of EQT’s corporate governance, and the structure and responsibilities of the Board

Your participation, regardless of how many shares you hold, is very important to EQT.  To ensure your shares are represented and voted as you intend, we urge you to carefully read the Proxy Statement and respond as soon as possible with your instructions.  If you are planning to personally attend the annual meeting, we request that you cast your votes now – by telephone, via the Internet, or by completing and signing your paper proxy card, voting direction card, or vote instruction form. Casting your votes now will ensure your votes are properly recorded.

Given the challenging energy equity markets and weak energy pricing during 2015, we concentrated on continued improvements in our cost structure, high-grading our capital investment program, and maintaining a strong balance sheet – all while continuing to execute our drilling program and infrastructure projects in a safe and environmentally responsible manner.

Thank you for your support as a valued shareholder of EQT; and we look forward to seeing you in Pittsburgh at our annual meeting.

David L. Porges

Chairman and Chief Executive Officer

EQT Corporation   I  625 Liberty Avenue Suite 1700   I  Pittsburgh, PA   15222-3111

625 Liberty Avenue, Suite 1700 Pittsburgh, PA 15222

Notice of Annual Meeting of Shareholders

To Be Held April 20, 2016

The annual meeting of shareholders of EQT Corporation (the Company or EQT) will be held on Wednesday, April 20, 2016, at 8:00 a.m. (Eastern Time) at EQT Plaza, located at 625 Liberty Avenue in Pittsburgh, Pennsylvania.  If you owned common stock of EQT Corporation at the close of business on February 10, 2016, you may vote at this meeting.

At the meeting, we plan to ask you to:

1)                                               Elect the ten directors nominated by the Board of Directors to serve for new one-year terms;

2)                                               Approve a non-binding resolution regarding the compensation of the Company’s named executive officers for 2015 (say-on-pay);

3)                                               Approve the EQT Corporation 2016 Executive Short-Term Incentive Plan;

4)                                               Ratify the appointment of Ernst & Young LLP as EQT Corporation’s independent registered public accounting firm for 2016; and

5)                                               Transact such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

Please consider the issues presented in the attached proxy statement, and vote your shares as promptly as possible by following the voting instructions included in the proxy statement.

If you plan to attend the meeting, please follow the advance registration instructions under “Questions and Answers About the Annual Meeting – Who can attend the annual meeting, and how do I obtain an admission ticket?” on page 11 of the proxy statement and watch for an admission ticket in the mail.  You will need an admission ticket to enter the meeting.

On behalf of the Board of Directors

Nicole King Yohe
Corporate Secretary

February 19, 2016

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on April 20, 2016:

This notice and proxy statement and our annual report on Form 10-K for the year ended December 31, 2015 are also available online at http://www.proxyvote.com.

2016 PROXY STATEMENT TABLE OF CONTENTS

EQT CORPORATION

2016 PROXY STATEMENT SUMMARY

This summary highlights information about EQT Corporation (the Company or EQT) and the upcoming 2016 Annual Meeting of Shareholders.  This summary does not contain all the information you should consider in advance of the meeting, and you should read the entire proxy statement carefully before voting.  The proxy statement and annual report on Form 10-K for the year ended December 31, 2015 (or a notice of Internet availability of proxy materials containing instructions on how to access such materials) will be mailed on or about February 29, 2016.

Annual Meeting of Shareholders

•	Time and Date:	8:00 a.m. (Eastern Time) on Wednesday, April 20, 2016

•	Place:	EQT Plaza
625 Liberty Avenue
Pittsburgh, PA 15222

•	Record Date:	February 10, 2016

•	Admission:

You are entitled to attend the annual meeting if you were an EQT shareholder as of the close of business on the record date. If you plan to attend the meeting, you must obtain an admission ticket and abide by the agenda and procedures for the annual meeting (which will be distributed at the meeting). If your shares are held by a broker, bank or other holder of record in “street name” (including shares held in certain EQT employee benefit plans), you must also provide proof of your ownership of the shares as of the record date in order to attend the meeting. See “Questions and Answers About the Annual Meeting – Who can attend the annual meeting, and how do I obtain an admission ticket?” on page 11 of this proxy statement for additional information and instructions.

Voting Matters and Board Recommendations

	Board Voting Recommendation	Page Reference (for more detail)

Election of ten directors, each for a one-year term expiring at the 2017 annual meeting of shareholders (Item No. 1)	FOR EACH DIRECTOR NOMINEE	13

Management Proposals:

Approval of a non-binding resolution regarding the compensation of EQT’s named executive officers for 2015 (Item No. 2)	FOR	86

Approval of the EQT Corporation 2016 Executive Short-Term Incentive Plan (Item No. 3)	FOR	87

Ratification of independent registered public accounting firm for 2016 (Item No. 4)	FOR	92

EQT Corporation – 2016 Proxy Statement	1

Board and Board Committees

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Other Public Company Boards
*Vicky A. Bailey	63	2004	• President, Anderson Stratton International, LLC • Vice President, BHMM Energy Services, LLC	X	PPC (Chair), EC	• Cheniere Energy • Cleco
*Philip G. Behrman, Ph.D.	65	2008	• Retired Senior Vice President, Worldwide Exploration, Marathon Oil Corporation	X	AC, PPC	• None
*Kenneth M. Burke	66	2012	• Retired Partner, Ernst & Young LLP	X	AC, PPC	• None
*A. Bray Cary, Jr.	67	2008	• President, CEO and Director, West Virginia Media Holdings, LLC	X	CGC, MDCC	• None
*Margaret K. Dorman	52	2012	• Retired Executive Vice President, CFO and Treasurer, Smith International, Inc.	X	AC	• None
George L. Miles, Jr.	74	2000	• Retired President and CEO, WQED Multimedia	X	CGC (Chair), EC	• Harley-Davidson • AIG • HFF
*David L. Porges (Chairman)	58	2002	• Chairman and CEO, EQT Corporation • Chairman, President and CEO, EQT GP Services, LLC[1] • Chairman, President and CEO, EQT Midstream Services, LLC[2]		PPC, EC	• EQT GP Holdings • EQT Midstream Partners
*James E. Rohr (Lead Independent Director)	67	1996	• Retired Chairman and CEO, The PNC Financial Services Group, Inc.	X	MDCC, EC (Chair)	• General Electric • Marathon Petroleum • Allegheny Technologies
David S. Shapira	74	1987	• Executive Chairman, Giant Eagle, Inc. • Retired President and CEO, Giant Eagle, Inc.	X	CGC, PPC	• None
*Stephen A. Thorington	60	2010	• Retired Executive Vice President and CFO, Plains Exploration and Production Company	X	AC (Chair), EC	• EQT GP Holdings
*Lee T. Todd, Jr., Ph.D.	69	2003	• President, Lee Todd Consulting, LLC • Retired President and Retired Professor of Electrical Engineering, University of Kentucky	X	MDCC (Chair), EC	• None
*Christine J. Toretti	58	2015	• President, Palladio, LLC	X	CGC	• None

*	Board Nominee		EC	Executive Committee

AC	Audit Committee		MDCC	Management Development and Compensation Committee

CGC	Corporate Governance Committee		PPC	Public Policy and Corporate Responsibility Committee

1        EQT GP Services, LLC is the general partner of EQT GP Holdings, LP (EQGP), a publicly-traded master limited partnership.  As of February 1, 2016, EQT held a 90.1% limited partner interest and the non-economic general partner interest in EQGP.

2        EQT Midstream Services, LLC is the general partner of EQT Midstream Partners, LP (EQM), a publicly-traded master limited partnership.  As of February 1, 2016, EQGP held the 1.8% general partner interest, all incentive distribution rights and a 27.6% limited partner interest in EQM.

Elections:                       In 2013, EQT’s Board of Directors and shareholders adopted Restated Articles of Incorporation to provide for the phased-in elimination of EQT’s classified board structure beginning with the election of directors held at EQT’s 2014 annual meeting of shareholders.  The declassified board structure will be fully implemented at the 2016 annual meeting.  As a result of reaching the mandatory retirement age, Messrs. Miles and Shapira will not stand for election at the 2016 annual meeting of shareholders.

Attendance:          In 2015, each EQT director attended 87% or more of all meetings of the Board and the Board committees on which the director served. Overall attendance at such meetings was over 98%.

Other Governance Highlights

• 12 directors (11 independent) as of the date of the 2016 annual meeting of shareholders and 10 directors (9 independent) thereafter	• All members of the Audit, Management Development and Compensation, and Corporate Governance Committees are independent
• 6 full Board meetings in 2015	• Majority voting standard for director elections
• Frequent meetings of independent directors in executive session without any EQT officer present (6 in 2015)	• Proxy access starting in 2017
• Lead Independent Director	• Significant shareholder engagement

EQT Corporation – 2016 Proxy Statement	2

• Annual review by the Board of EQT’s major risks with certain oversight delegated to Board committees	• Significant equity ownership guidelines for executive officers (8X base salary for Chief Executive Officer; 3X base salary for other executive officers)
• Compensation recoupment (“clawback”) policy applicable to all current and former executive officers	• Hedging and pledging of EQT securities by executive officers and directors is prohibited
• Change of control agreements with executive officers terminated in 2015	• “Double trigger” payout rights under post 2014 long-term incentive awards

EQT Business Highlights

Against a backdrop of depressed natural gas prices and volatile equity markets, EQT delivered another solid year of operational performance, maintaining its focus on safety excellence and environmental responsibility.  The Company’s production sales volume, a key operating metric for the production business segment, increased by 27%, which represented the sixth consecutive year of annual production sales volume growth in excess of 25%.  Approximately 84% of total production volume was attributed to horizontally drilled Marcellus wells.  It’s also worth noting that EQT’s first deep Utica well, Scotts Run, delivered prolific results – an initial 24-hour production rate of 72.9 MMcf per day of natural gas, with an average flowing wellhead pressure of 8,641 psi.

EQT’s midstream business continued to capitalize on the growing need for gathering and transmission infrastructure in the Appalachian Basin, reporting a 28% increase in gathered volume and an 18% increase in transmission throughput for 2015 compared to 2014.  These strong operating results were more than offset by a 39% decrease in the price of natural gas, resulting in operating income of $563.1 million, a 34% decrease over 2014.

During 2015, EQT completed a number of important transactions.  In May, EQT completed the initial public offering of EQGP, the general partner of EQM, through which EQT received net proceeds of $674.0 million for approximately 9.9% of the equity of EQGP.  In March, EQT contributed the Northern West Virginia gathering system to a wholly owned subsidiary of EQM in exchange for total consideration of approximately $925.7 million; and in April 2015, EQT transferred a preferred interest in EQT Energy Supply, LLC, a subsidiary of EQT that generates revenue from services provided to a local distribution company, to EQM in exchange for total consideration of approximately $124.3 million.  In connection with the contributions, EQM completed a public offering of limited partner units for net proceeds of approximately $696.6 million (after deducting the underwriters’ discount and certain offering expenses), which were used primarily to pay the transaction consideration.

Additionally, EQM had a number of successful milestones during 2015. The Northern West Virginia gathering system that EQM acquired in March consists of 85 miles of high-pressure gathering line, 11 compressor units, and a 30-mile wet gas header pipeline. Also in March, EQM assumed 100% of EQT’s ownership interest in Mountain Valley Pipeline, LLC (MVP JV), which is the joint venture that will construct the proposed 300-mile Mountain Valley Pipeline (MVP).  In October 2015, MVP JV filed its formal certificate application with the Federal Energy Regulatory Commission (FERC) seeking approval to construct the MVP, which has secured firm contracts of 2.0 Bcf per day transmission capacity.  In November 2015, EQM completed a public offering of common units for net proceeds of $399.9 million (after deducting the underwriters’ discount and certain offering expenses). In December 2015, EQM received approval from the FERC to commence construction of its 37-mile Ohio Valley Connector (OVC) pipeline, which will provide an estimated 1.0 Bcf per day of transmission capacity.

Although both business segments experienced record volumes, EQT’s stock price suffered a decline of 31% for the year in line with the continued decrease in natural gas pricing, which dropped 39% in 2015.  Throughout this difficult business climate, EQT maintained a strong balance sheet with $1.25 billion in cash at year-end (excluding EQM).  EQT’s total shareholder return over a three-year period ending December 31, 2015 was a negative 13%, placing it twelfth among the peer group of twenty-five companies selected at the beginning of that period.  EQM’s unit price decreased 14% overall for the year.

EQT Corporation – 2016 Proxy Statement	3

For more complete information regarding EQT’s 2015 performance, please review EQT’s annual report on Form
10-K for the year ended December 31, 2015.  The charts below illustrate elements of EQT’s performance during the five-year period ended December 31, 2015, including total shareholder return, production sales volume and gathering and compression expense per unit:

Value of $100 Invested in EQT stock on December 31, 2010(1)	Production Sales Volume(2)	Gathering and Compression Expense per Unit

1       Calculated with the reinvestment of quarterly dividends in additional shares of EQT common stock.

2       Volumes attributable to natural gas liquids and crude oil were converted to Mcfe at the rate of six Mcfe per barrel for all periods.

Executive Compensation Highlights

EQT’s compensation program is designed to reward its named executive officers (determined in accordance with Securities and Exchange Commission (SEC) rules and identified in the table on the following page) when the Company achieves strong financial and operational results, and the Management Development and Compensation Committee of EQT’s Board of Directors (the Compensation Committee) believes the 2015 compensation of EQT’s named executive officers is consistent with the Company’s commitment to link pay with performance.  For a discussion of the alignment of the named executive officers’ compensation with EQT performance, see “Pay for Performance Results” and “Compensation Philosophy” under the caption “Compensation Discussion and Analysis” beginning on page 38 of this proxy statement.

The primary components of EQT’s 2015 compensation program were base salary and annual and long-term performance-based incentive compensation.  As reflected in the table below, the total compensation packages for EQT’s named executive officers are generally weighted in favor of at-risk compensation through annual and long-term performance-based incentive compensation.  For additional information regarding EQT’s compensation philosophy and the elements of EQT’s compensation programs for 2015 and 2016, see the “Compensation Discussion and Analysis” portion of this proxy statement.

The table below sets forth the total direct compensation (which includes base salary and annual and long-term incentives) of Messrs. Porges, Conti, Crawford, Gardner and Schlotterbeck, EQT’s named executive officers for 2015, and the percentage of each named executive officer’s total direct compensation that is performance-based and, therefore, at-risk.  The Compensation Committee establishes the total direct compensation for named executive officers each year by establishing base salaries and setting annual and long-term incentive targets.  The amounts for each component of total direct compensation set forth in the table below were calculated in accordance with SEC rules.  Total direct compensation, which is not a substitute for the total compensation as reported in the Summary Compensation Table on page 62 of this proxy statement, omits certain other compensation (e.g., 401(k) contributions and perquisites) that is reflected in the Summary Compensation Table.  For additional information, including information regarding how total compensation is calculated under SEC rules, see the footnotes accompanying the Summary Compensation Table and the “Narrative Disclosure to Summary Compensation Table and 2015 Grants of Plan-Based Awards Table” beginning on page 65 of this proxy statement.

EQT Corporation – 2016 Proxy Statement	4

2015 Total Direct Compensation

NAMED EXECUTIVE OFFICER	BASE SALARY ($)	ANNUAL INCENTIVE AWARD ($)	LONG-TERM INCENTIVE AWARDS ($) (1)	BONUS ($)	TOTAL DIRECT COMPENSATION ($)	% OF TOTAL DIRECT COMPENSATION PERFORMANCE- BASED
David L. Porges Chairman and Chief Executive Officer	850,000	2,100,000	7,762,635	1,000,000	11,712,635	93%
Philip P. Conti Senior Vice President and Chief Financial Officer	426,516	780,000	2,921,372	500,000	4,627,888	91%
Randall L. Crawford Senior Vice President	460,905	900,000	3,408,129	500,000	5,269,034	91%
Lewis B. Gardner General Counsel and Vice President, External Affairs	382,520	432,000	1,867,354	500,000	3,181,874	88%
Steven T. Schlotterbeck President	501,558	1,025,000	4,056,475	500,000	6,083,033	92%

(1)                                     Includes stock options and other long-term performance-based equity compensation.

Important Dates for 2017 Annual Meeting of Shareholders

•                             Shareholder proposals submitted for inclusion in EQT’s 2017 proxy statement under SEC rules must be submitted in writing and received by EQT’s Corporate Secretary on or before November 1, 2016.

•                             Under EQT’s bylaws, shareholder proposals to be presented in person at the 2017 annual meeting of shareholders (but not included in the 2017 proxy statement) must be submitted in writing and received by EQT’s Corporate Secretary not earlier than the close of business on December 21, 2016, and not later than the close of business on January 20, 2017.

•                             Under EQT’s bylaws, a shareholder, or group of twenty or fewer shareholders, owning continuously for at least three years shares of the Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in EQT’s 2017 proxy statement director nominees constituting the greater of (i) two and (ii) 20% of the Board, provided that such nominations are submitted in writing and received by EQT’s Corporate Secretary not earlier than October 2, 2016, and not later than the close of business on November 1, 2016.

For additional information, see “Questions and Answers About the Annual Meeting – When are shareholder proposals due?” on page 13 of this proxy statement.

EQT Corporation – 2016 Proxy Statement	5

EQT CORPORATION

625 Liberty Avenue, Suite 1700

Pittsburgh, PA  15222

PROXY STATEMENT

We have elected to furnish our proxy statement and annual report to certain of our shareholders over the Internet pursuant to SEC rules, which allows us to reduce costs associated with the 2016 annual meeting of shareholders.  On or about February 29, 2016, we will mail to certain of our shareholders a notice of Internet availability of proxy materials containing instructions regarding how to access our proxy statement and annual report online (the eProxy Notice).  The eProxy Notice contains instructions regarding how you can elect to receive printed copies of the proxy statement and annual report.  All other shareholders will receive printed copies of the proxy statement and annual report, which will also be mailed to such shareholders on or about February 29, 2016.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

EQT Corporation is soliciting proxies for its 2016 annual meeting of shareholders.  This proxy statement and the accompanying materials contain information about the items you will vote on at the annual meeting and about the voting process.  We sometimes refer to EQT Corporation in this proxy statement as “EQT,” “EQT Corporation,” the “Company,” “we” or “us.”

What items will be voted on at the annual meeting?

Shareholders will vote on the following items if each is properly presented at the annual meeting:

•                                         the election to the Company’s Board of Directors of the ten directors nominated by the Board to serve for new one-year terms (Item No. 1);

•                                         the approval of a non-binding resolution regarding the compensation of the Company’s named executive officers for 2015 (Item No. 2);

•                                         the approval of the EQT Corporation 2016 Executive Short-Term Incentive Plan (Item No. 3);

•                                         the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016 (Item No. 4); and

•                                         such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

What are the Board’s voting recommendations on each item?

Your Board of Directors recommends that you vote FOR Item Nos. 1 through 4.

How do I contact EQT’s Corporate Secretary?

You may contact the Company’s Corporate Secretary by sending correspondence to:  625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attn: Corporate Secretary.

Who is entitled to vote, and how many votes do I have?

You may vote if you held common stock of EQT Corporation at the close of business on February 10, 2016.  For each item presented for vote, you have one vote for each share you own.

EQT Corporation – 2016 Proxy Statement	6

What if I received an eProxy Notice of Internet Availability of Proxy Materials?

The SEC permits us to electronically distribute proxy materials to shareholders.  We have elected to provide access to our proxy materials and annual report to certain of our shareholders on the Internet instead of mailing the full set of printed proxy materials.  On or about February 29, 2016, we will mail to certain of our shareholders an eProxy Notice containing instructions regarding how to access our proxy statement and annual report and how to vote online.  If you received an eProxy Notice by mail, you will not receive printed copies of the proxy materials and annual report in the mail unless you request them.  Instead, the eProxy Notice instructs you how to access and review all of the important information contained in the proxy statement and annual report.  The eProxy Notice also instructs you how you may submit your vote over the Internet.  If you received an eProxy Notice by mail and would like to receive a printed copy of our proxy materials and annual report, you should follow the instructions for requesting such materials included in the eProxy Notice.

What is the difference between holding shares as a shareholder of record or as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the “shareholder of record” of those shares.  The notice of annual meeting, proxy statement and accompanying materials have been sent directly to you by Computershare.

If your shares are held in a stock brokerage account or by a bank or other holder of record (including shares held through employee benefit and/or compensation plans), you are considered the “beneficial owner” of shares held in “street name.”  The eProxy Notice or notice of annual meeting, proxy statement and accompanying materials have been forwarded to you by your broker, bank or other holder of record that is considered the “shareholder of record” of those shares.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record in voting your shares by using the voting direction card or vote instruction form included in the mailing or by following the instructions from the holder of record for voting by telephone or on the Internet.  If your shares are held through the Employee Savings Plan, the 2009 Long-Term Incentive Plan (the 2009 LTIP) or the 2014 Long-Term Incentive Plan (the 2014 LTIP), see “How do I vote shares held through the Employee Savings Plan?” and “How do I vote restricted shares held through the 2009 LTIP or the 2014 LTIP?” below for instructions regarding how to vote your shares and the right of the holders of record to vote your shares on matters for which they have not received voting instructions.

How do I vote if I am a shareholder of record?

If you are a shareholder of record, you may vote your shares:

•                             in person by attending the annual meeting;

•                             by completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;

•                             by following the instructions at the Internet site http://www.investorvote.com/EQT; or

•                             by following the instructions for telephone voting after calling 1-800-652-VOTE (8683).

If the name on the accounts is the same, the shares on your proxy card may represent:  (i) shares for which you have a certificate; (ii) shares that you hold in book-entry form; and (iii) shares that you have in a dividend reinvestment account of the 2009 Dividend Reinvestment and Stock Purchase Plan.

If you vote by proxy, your shares will be voted as indicated in your properly completed unrevoked proxy.  If you return your proxy card but do not indicate how your shares should be voted on an item, the shares represented by your properly completed unrevoked proxy card will be voted as recommended by the

EQT Corporation – 2016 Proxy Statement	7

Board of Directors.  If you do not return a proxy card or do not vote in person, by telephone or on the Internet, your shares will not be voted.

In the case of Internet or telephone voting, you should have your proxy card in hand and retain the card until you have completed the voting process.  If you vote by Internet or telephone, you do not need to return the proxy card by mail.  Even if you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

See “What if I received an eProxy Notice of Internet Availability of Proxy Materials?” above if you received an eProxy Notice.

How do I vote if I am a beneficial holder of shares held in “street name”?

If your shares are held by a broker, bank or other holder of record in “street name” (including shares purchased through the 2008 Employee Stock Purchase Plan and its predecessor), you should receive (i) an eProxy Notice or (ii) a vote instruction form together with copies of the proxy statement and annual report.

If you receive a vote instruction form, your broker, bank or other holder of record (or designee thereof) will vote your shares in accordance with the instructions on your returned vote instruction form.  You may instruct the holder of record to vote your shares:

•                             by completing the vote instruction form as outlined in the instructions on the form and mailing the form in the prepaid envelope provided;

•                             by following the instructions at the Internet site http://www.proxyvote.com; or

•                             by following the instructions for telephone voting after calling 1-800-454-VOTE (8683).

See “Is my vote important and how are the votes counted?” below for the right of brokers, banks and other holders of record to vote on routine matters for which they have not received voting instructions.

Please review your vote instruction form for the date by which your instructions must be received in order for your shares to be voted.  You may also vote in person at the meeting if you obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot.  In the case of Internet or telephone voting, you should have your vote instruction form in hand and retain the form until you have completed the voting process.  If you vote by Internet or telephone, you do not need to return the vote instruction form by mail.

See “What if I received an eProxy Notice of Internet Availability of Proxy Materials?” above if you received an eProxy Notice.

How do I vote shares held through the Employee Savings Plan?

If you hold shares through the Employee Savings Plan, you will receive a separate voting direction card, proxy statement and annual report.  The trustee of the Employee Savings Plan will vote your shares in accordance with the instructions on your returned direction card.  You may instruct the trustee to vote your shares:

•                             by completing the direction card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;

•                             by following the instructions at the Internet site http://www.investorvote.com/EQT; or

•                             by following the instructions for telephone voting after calling 1-800-652-VOTE (8683).

EQT Corporation – 2016 Proxy Statement	8

If you do not return a direction card or if you return a direction card with no instructions, the trustee will vote your shares in proportion to the way other plan participants voted their shares.  Please note that the direction cards have an earlier return date and different mailing instructions than the proxy cards.  Please review your direction card for the date by which your instructions must be received in order for your shares to be voted.

In the case of Internet or telephone voting, you should have your direction card in hand and retain the card until you have completed the voting process.  If you vote by Internet or telephone, you do not need to return the direction card by mail.

How do I vote restricted shares held through the 2009 LTIP or the 2014 LTIP?

Employees holding restricted shares through the 2009 LTIP or the 2014 LTIP will receive a separate voting direction card, proxy statement and annual report.  The administrator of the 2009 LTIP and the 2014 LTIP (or its designee) will vote your restricted shares in accordance with the instructions on your returned direction card.  You may instruct the administrator to vote your shares:

•                             by completing the direction card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;

•                             by following the instructions at the Internet site http://www.investorvote.com/EQT; or

•                             by following the instructions for telephone voting after calling 1-800-652-VOTE (8683).

If you return a direction card with no instructions, the administrator or its designee will vote your shares as recommended by the Board of Directors.  If you do not return a direction card, your shares will not be voted.  Please note that the direction cards have an earlier return date and different mailing instructions than the proxy cards.  Please review your direction card for the date by which your instructions must be received in order for your shares to be voted.

In the case of Internet or telephone voting, you should have your direction card in hand and retain the card until you have completed the voting process.  If you vote by Internet or telephone, you do not need to return the direction card by mail.

May I change my vote?

If you are a shareholder of record, you may revoke your proxy before polls are closed at the meeting by:

•                             voting again by submitting a revised proxy card or voting by Internet or telephone, as applicable, on a date later than the prior proxy;

•                             voting in person at the meeting; or

•                             notifying the Company’s Corporate Secretary in writing that you are revoking your proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.  Your last validly submitted vote is the vote that will be counted.

What if I receive more than one proxy card and/or vote instruction form?

If you receive more than one proxy card as a shareholder of record, you have shares registered differently in more than one account.  We encourage you to have all accounts registered in the same name and address whenever possible.  You can do this by contacting our transfer agent, Computershare, at P.O. Box 30170, College Station, Texas 77842-3170, at its toll free number (1-800-589-9026) or on its website at http://www.computershare.com/investor.  If you receive more than one vote instruction form, please

EQT Corporation – 2016 Proxy Statement	9

contact the broker, bank or other holder of record holding your shares to determine whether you can consolidate your accounts.

What is householding?

We have adopted a procedure approved by the SEC called “householding,” which reduces our printing costs and postage fees.  Under this procedure, shareholders of record who have the same address and last name may receive only one copy of our proxy statement and annual report unless one or more of these shareholders notify us that they wish to continue receiving individual copies.  Shareholders who participate in householding will continue to receive separate proxy cards.

If a shareholder of record residing at a household to which we sent only one copy of our proxy statement and annual report wishes to receive separate documents in the future, he or she may discontinue householding by contacting our transfer agent, Computershare, at P.O. Box 30170, College Station, Texas 77842-3170, at its toll free number (1-800-589-9026) or on its website at http://www.computershare.com/investor.  If you are an eligible shareholder of record receiving multiple copies of our proxy statement and annual report, you can request householding by contacting the Company’s Corporate Secretary.  See “How do I contact EQT’s Corporate Secretary?” above.  If you own your shares through a broker, bank or other holder of record, you can request householding by contacting the applicable holder of record.

If a shareholder of record residing at a household to which we sent only one copy of our proxy statement and annual report wishes to receive an additional copy for this meeting, he or she may contact the Company’s Corporate Secretary.  The Company will promptly deliver, upon written or oral request, a separate proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, bank or other holder of record, you have the right to direct your broker, bank or other holder of record in voting your shares.   If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker, bank or other holder of record does not have discretionary authority to vote.  This is called a “broker non-vote.”  In these cases, the broker, bank or other holder of record can register your shares as being present at the annual meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under New York Stock Exchange (NYSE) rules.

Is my vote important and how are the votes counted?

Your vote is very important.  Each share of EQT stock that you own as of February 10, 2016, the record date for the annual meeting, represents one vote.  If you do not vote your shares, you will not have a say in the important issues to be voted on at the meeting.  Many of our shareholders do not vote, so the shareholders who do vote influence the outcome of the proposals in greater proportion than their percentage ownership of the Company.

At the close of business on the record date for the meeting, EQT Corporation had 153,171,502 shares of common stock outstanding.  The following are the voting requirements to elect the ten nominees to the Board and approve the other proposals presented in this proxy statement and the discretionary authority of brokers, banks or other holders of record with respect to each proposal:

EQT Corporation – 2016 Proxy Statement	10

PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
Election of Directors (Item No. 1)

Majority of votes cast. If a nominee receives a greater number of votes “against” than votes “for” election, the Board will consider whether to accept the nominee’s previously submitted conditional resignation.

No
Approval of a non-binding resolution regarding the compensation of the Company’s named executive officers for 2015 (Item No. 2)	Majority of votes cast.	No
Approval of the EQT Corporation 2016 Executive Short-Term Incentive Plan (Item No. 3)	Majority of votes cast.	No
Ratification of Ernst & Young LLP (Item No. 4)	Majority of votes cast.	Yes

For purposes of the approval of all Items above, abstentions, broker non-votes and the failure to vote are not votes cast and, accordingly, have no effect on the outcome of such proposals.

What constitutes a “quorum” for the meeting?

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum.  A quorum is necessary to conduct business at the annual meeting.  You are part of the quorum if you have returned a proxy.  Abstentions and broker non-votes also are counted in determining whether a quorum is present.

How will my shares be voted on other matters not included in this proxy statement that may be presented to the annual meeting?

Since no shareholder has indicated an intention to present any matter not included in this proxy statement to the annual meeting in accordance with the advance notice provision in the Company’s bylaws, the Board is not aware of any other proposals for the meeting.  If another proposal is properly presented, the persons named as proxies will vote your returned proxy in their discretion.

Who can attend the annual meeting, and how do I obtain an admission ticket?

You may attend the annual meeting if you were a shareholder on February 10, 2016.  Seating is limited and will be offered on a “first come, first served” basis.  If you plan to attend the meeting, you will need an admission ticket, which you can obtain by checking the appropriate box on your proxy card, direction card or vote instruction form or by writing to the Company’s Corporate Secretary.  See “How do I contact EQT’s Corporate Secretary?” above.  If a broker, bank or other holder of record holds your shares, you must include proof of your ownership of EQT stock as of February 10, 2016, such as a copy of your brokerage account statement or an omnibus proxy, which you can obtain from your broker, bank or other holder of record, and we will send you an admission ticket.

Shareholders must present a form of photo identification, such as a driver’s license, in order to be admitted to the annual meeting.  No cameras, laptops, recording equipment, other similar electronic devices, signs, placards, briefcases, backpacks, large bags or packages will be permitted in the annual meeting.  The Company reserves the right to deny admittance to any shareholder who attempts to bring

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any such item into the annual meeting.  Small purses are permissible, but they and any bags or packages permitted in the meeting room will be subject to inspection.  The use of mobile phones or other communication devices, tablets and similar electronic devices during the annual meeting is prohibited, and such devices must be turned off and put away before entering the meeting room.  All security procedures and instructions require strict adherence.  By attending the annual meeting, shareholders agree to abide by the agenda and procedures for the annual meeting, copies of which will be distributed to attendees at the meeting.

What happens if the meeting is postponed or adjourned?

If the meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting.  You will still be able to change or revoke your proxy until it is voted.  See “May I change my vote?” above.

Who pays for the solicitation of proxies?

We do.  We are soliciting proxies primarily by use of the mails.  However, we may also solicit proxies in person, by telephone, by facsimile, by courier or by electronic means.  To the extent that our directors, officers or other employees participate in this solicitation, they will not receive any compensation for their participation, other than their normal compensation.  D.F. King & Co., Inc. assists us with the solicitation for a fee of $7,500 plus reasonable out-of-pocket expenses.  We also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies.

May I nominate someone to be a director of EQT?

Shareholders may either nominate individuals to serve as directors at the annual meeting or recommend individuals as possible director-nominees to the Corporate Governance Committee of the Board of Directors to consider in its normal course.

If you are a shareholder entitled to vote at an annual meeting, you may present at the meeting the nomination of one or more persons for election as a director of EQT Corporation.  To do this, you must send advance written notice to the Company’s Corporate Secretary.  See “How do I contact EQT’s Corporate Secretary?” above.  According to our bylaws, we must receive notice of nominations for the 2017 annual meeting not earlier than the close of business on December 21, 2016 (i.e., the 120th day prior to April 20, 2017, the one-year anniversary of this year’s annual meeting), and not later than the close of business on January 20, 2017 (i.e., the 90th day prior to April 20, 2017).  For additional information, see “Corporate Governance and Board Matters – Director Nominations” on page 25 of this proxy statement.

In addition, a shareholder, or group of twenty or fewer shareholders, owning continuously for at least three years shares of the Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in EQT’s 2017 proxy statement director nominees constituting the greater of (i) two and (ii) 20% of the Board, provided that such nominations are submitted in writing and received by EQT’s Corporate Secretary not earlier than October 2, 2016, and not later than the close of business on November 1, 2016.  For additional information, see “Corporate Governance and Board Matters – Director Nominations” on page 25 of this proxy statement.

In addition, the Board’s Corporate Governance Committee will consider candidates recommended by the Company’s shareholders.  If the Corporate Governance Committee determines to nominate as a director an individual recommended by a shareholder, then the recommended individual will be included on the Company’s slate for the next annual proxy statement.  Shareholders should send their recommendations to the Corporate Governance Committee Chair by addressing the recommendation to the Company’s Corporate Secretary.  The Corporate Secretary must receive any recommendations as far in advance of the

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annual meeting of shareholders as possible in order to provide sufficient time for the Corporate Governance Committee to consider the recommendation.

Any notice or recommendation provided by the nominating shareholder must include an original irrevocable conditional resignation signed by each proposed nominee, as well as certain information about the person or persons nominated and the nominating shareholder (see “Director Nominations” under the caption “Corporate Governance and Board Matters” below for details).  For additional information, contact the Corporate Secretary.

When are shareholder proposals due?

Under SEC rules, eligible shareholders may submit proposals for inclusion in the proxy statement for our 2017 annual meeting.  Shareholder proposals must be submitted in writing and must be received by the Company’s Corporate Secretary on or before November 1, 2016 for them to be considered for inclusion in the 2017 proxy statement.   See “How do I contact EQT’s Corporate Secretary?” above.

Under our bylaws, you may present proposals in person at the 2017 annual meeting, in addition to proposals that will be included in our proxy statement, if you are a shareholder entitled to vote and comply with the following procedures.  The Corporate Secretary must receive such proposals to be presented not earlier than the close of business on December 21, 2016 (i.e., the 120th day prior to April 20, 2017, the one-year anniversary of this year’s annual meeting), and not later than the close of business on January 20, 2017 (i.e., the 90th day prior to April 20, 2017).  Proposals received outside that time period, including any proposal nominating a person as a director, may not be presented at the 2017 annual meeting.  All proposals must be accompanied by the information required by Section 1.09 of our bylaws (a copy of which will be provided to any shareholder upon written request to the Corporate Secretary).  Shareholder proposals to recommend an individual to serve as a director of the Company are discussed in the section “Director Nominations” under the caption “Corporate Governance and Board Matters”.

In addition, pursuant to our bylaws, a shareholder, or group of twenty or fewer shareholders may nominate and include in EQT’s 2017 proxy statement director nominees provided that such nominations are submitted in writing and received by EQT’s Corporate Secretary not earlier than October 2, 2016, and not later than the close of business on November 1, 2016.  For additional information, see “Corporate Governance and Board Matters – Director Nominations” on page 25 of this proxy statement.

ITEM NO. 1 – ELECTION OF DIRECTORS

(Item No. 1 on the proxy card)

The Board of Directors recommends a vote FOR each nominee for the Board of Directors.

Directors are elected for one-year terms.  Notwithstanding the expiration date of his or her term, each director holds office until his or her successor is elected and qualified; provided, however, each director has agreed to resign the day following the annual meeting date immediately following his or her seventy-fourth birthday.

The Board of Directors consists of twelve members as of the date this proxy statement was filed with the SEC. The terms of all twelve directors expire at the 2016 annual meeting.  Messrs. George L. Miles, Jr. and David S. Shapira will retire from the Board when their terms expire at the 2016 annual meeting and will not stand for election.  Each of the remaining ten directors, Mses. Vicky A. Bailey, Margaret K. Dorman and Christine J. Toretti (who was elected to the Board on October 22, 2015), Messrs. Kenneth M. Burke, A. Bray Cary, Jr., David L. Porges, James E. Rohr and Stephen A. Thorington, and Drs. Philip G. Behrman and Lee T. Todd, Jr.,

EQT Corporation – 2016 Proxy Statement	13

has been nominated to serve for a term of one year to expire at the 2017 annual meeting.  The persons named as proxies will vote for the nominees named, unless you vote against, or abstain from voting for or against, one or more of them.  The ten nominees for election have agreed to serve if elected, and the Board has no reason to believe that such nominees will be unavailable to serve.  In the event that any of the nominees is unable or declines to serve as a director at the time of the annual meeting, then the persons named as proxies intend to vote for substitute nominees proposed by the Board, unless the Board decides to reduce the number of directors.  Each nominee must be elected by a majority of the votes cast “for” election, and votes may not be cumulated.

In addition, under our bylaws, each nominee has submitted an irrevocable conditional resignation to be effective if the nominee receives a greater number of votes “against” than votes “for” his or her election in an uncontested election.  If this occurs, the Board will decide whether to accept the tendered resignation not later than 90 days after certification of the election.  The Board’s determination shall be made without the participation of any nominee whose resignation is under consideration with respect to the election.  The Board’s explanation of its decision will be promptly disclosed on a Form 8-K furnished to the SEC.

The Board of Directors recommends a vote FOR each nominee for the Board of Directors.

Nominees to Serve for a One-Year Term Expiring in 2017

Vicky A. Bailey	Age 63	Director since June 2004

President, Anderson Stratton International, LLC (strategic consulting and government relations), since November 2005, and Vice President, BHMM Energy Services, LLC (utility and facilities management services), since January 2006. Ms. Bailey is a director of Cheniere Energy, Inc. (energy company primarily engaged in liquefied natural gas related businesses), since March 2006; and Cleco Corporation (energy services company with regulated utility and wholesale energy businesses), since June 2013.

Chair of the Public Policy and Corporate Responsibility Committee and member of the Executive Committee.

Qualifications. Ms. Bailey has substantial regulatory and senior management experience in the energy industry, having previously served as a commissioner of the Federal Energy Regulatory Commission, President of PSI Energy, Inc. (a regulated utility) and commissioner of the Indiana Utility Regulatory Commission. These experiences enable her to provide valuable insights into issues facing the Company’s regulated transmission business, particularly with respect to interacting with regulatory agencies. In addition, Ms. Bailey provides leadership to the Board with respect to energy policy issues, owing to her previous experience as Assistant Secretary for the Office of Policy and International Affairs at the Department of Energy. Ms. Bailey also draws upon public company board experience in supporting the Company’s strategic efforts.

EQT Corporation – 2016 Proxy Statement	14

Philip G. Behrman, Ph.D.	Age 65	Director since
July 2008

Retired Senior Vice President, Worldwide Exploration, Marathon Oil Corporation (integrated energy company), October 2000 through July 2008.

Member of the Audit Committee and the Public Policy and Corporate Responsibility Committee.

Qualifications. Dr. Behrman brings extensive business, senior management and technical industry experience to the Board, having served in various senior management and technical positions with numerous major energy companies throughout his career. In particular, Dr. Behrman has substantial expertise in energy exploration and production business operations, making him uniquely positioned to provide valuable perspectives with respect to the operations of the Company’s production business.

Kenneth M. Burke	Age 66	Director since
January 2012

Retired Partner, Ernst & Young LLP (EY) (Big Four accounting firm), October 1982 through June 2004. Mr. Burke was a director of Trico Marine Services, Inc. (provider of subsea trenching and marine support vessels and services), from March 2005 through August 2011; and Pride International, Inc. (offshore drilling contractor) (now part of Ensco plc), from December 2006 through May 2011.

Member of the Audit Committee and the Public Policy and Corporate Responsibility Committee.

Qualifications. Mr. Burke brings over three decades of experience focused on the energy industry, primarily oil and gas. Mr. Burke retired from EY in 2004, where he held a number of leadership positions, including National Energy Industry Director and Partner-in-Charge of the Houston Energy Services Group. He also co-authored the book “Oil and Gas Limited Partnerships: Accounting, Reporting and Taxation.” During his years at EY, Mr. Burke served as audit partner for numerous companies in the oil and gas industry. Mr. Burke also has substantial experience as a director of both public and private companies (including energy companies), where he has served on and chaired a number of committees.

EQT Corporation – 2016 Proxy Statement	15

A. Bray Cary, Jr.	Age 67	Director since
July 2008

President, Chief Executive Officer and Director, West Virginia Media Holdings, LLC (television and print media company), since October 2001.

Member of the Corporate Governance Committee and the Management Development and Compensation Committee.

Qualifications. Mr. Cary has extensive public affairs, media relations and senior management experience, having founded and led various media and marketing businesses throughout his career. Mr. Cary utilizes his broad business experience to provide valuable insights with respect to general business and management issues facing the Company. Most importantly, Mr. Cary is uniquely positioned to provide leadership to the Board in public affairs and media relations.

Margaret K. Dorman	Age 52	Director since
January 2012

Retired Executive Vice President, Chief Financial Officer and Treasurer, Smith International, Inc. (supplier of oil and gas products and services), August 2008 through October 2009.

Member of the Audit Committee.

Qualifications. Ms. Dorman brings to the Company a wealth of financial expertise and experience in the natural gas industry, having served in numerous financial positions with Smith International, Inc. (now part of Schlumberger Limited), including as the chief financial officer for more than a decade, during a period of expansive growth. Prior to her time at Smith International, Inc., Ms. Dorman worked as an auditor, ultimately progressing to the role of senior audit manager. In addition to her financial controls experience, she has extensive experience building banking relationships, structuring debt financings, integrating acquisitions and as the lead investor relations executive, dealing with significant shareholder matters. Ms. Dorman also has prior board and audit committee experience, having served as a director of Hanover Compressor Company (full service natural gas compression business) (now part of Exterran Holdings, Inc.) from 2004 to 2007, including as a member (and ultimately chair) of its audit committee.

David L. Porges	Age 58	Director since
May 2002

Chairman and Chief Executive Officer, EQT Corporation, since December 2015, Chairman, President and Chief Executive Officer, EQT Corporation, May 2011 through November 2015; President, Chief Executive Officer and Director, EQT Corporation, April 2010 through May 2011; President, Chief Operating Officer and Director, EQT Corporation, February 2007 through April 2010. Mr. Porges is also Chairman, President and Chief Executive Officer of EQT GP Services, LLC, the general partner of EQGP, a publicly-traded master limited

EQT Corporation – 2016 Proxy Statement	16

partnership, since January 2015. As of February 1, 2016, EQT held a 90.1% limited partner interest and the non-economic general partner interest in EQGP. Mr. Porges is also Chairman, President and Chief Executive Officer of EQT Midstream Services, LLC, the general partner of EQM, a publicly-traded master limited partnership, since January 2012. As of February 1, 2016, EQGP held the 1.8% general partner interest, all incentive distribution rights and a 27.6% limited partner interest in EQM.

Member of the Public Policy and Corporate Responsibility Committee and the Executive Committee.

Qualifications. Mr. Porges brings extensive business, leadership, management and financial experience, and tremendous knowledge of the Company’s operations, culture and industry, to the Board. Mr. Porges has served in a number of senior management positions with the Company since joining the Company as Senior Vice President and Chief Financial Officer in 1998. He has also served as a member of the Company’s Board since May 2002. Prior to joining the Company, Mr. Porges held various senior positions within the investment banking industry and also held several managerial positions with Exxon Corporation (now Exxon Mobil Corporation, an international oil and gas company). Mr. Porges served on the board of directors of Westport Resources Corp. (oil and natural gas production company) (now part of Anadarko Petroleum Corporation) from April 2000 through 2004. Mr. Porges’ strong financial and industry experience, along with his understanding of the Company’s business operations and culture, enable Mr. Porges to provide unique and valuable perspectives on most issues facing the Company. Moreover, Mr. Porges’ service on the Board creates a vital link between management and the Board and provides the Company with decisive and effective leadership.

James E. Rohr	Age 67	Director since
May 1996

Retired Executive Chairman, The PNC Financial Services Group, Inc. (PNC) (financial services), April 2013 through April 2014; and Chairman and Chief Executive Officer, PNC, May 2001 through April 2013. Mr. Rohr has served as a director of General Electric Company (a multinational industrial, energy and technology conglomerate), since September 2013; Marathon Petroleum Corporation (a petroleum product refiner, marketer and transporter), since July 2013; and Allegheny Technologies, Inc. (specialty metal producer), since 1996. Mr. Rohr was a director of PNC, from 1990 through April 2014; and BlackRock, Inc. (provider of investment, advisory and risk management solutions), from December 1999 through April 2014.

Lead Independent Director, Chair of the Executive Committee and member of the Management Development and Compensation Committee.

Qualifications. Mr. Rohr’s past experience as Chairman and Chief Executive Officer of one of the country’s largest financial services companies provides him with valuable business, leadership and

EQT Corporation – 2016 Proxy Statement	17

management experience, with particular emphasis on capital markets and corporate finance transactions. Mr. Rohr’s experience enables him to provide cutting edge insights into the capital markets and corporate finance issues facing the Company. Mr. Rohr is also able to draw on his past experience as the chief executive officer of a major public company, along with his service as a director of a number of other public companies.

Stephen A. Thorington	Age 60	Director since
September 2010

Retired Executive Vice President and Chief Financial Officer, Plains Exploration & Production Company (energy company engaged in the upstream oil and gas business) (now part of Freeport-McMoRan Inc.), September 2002 through April 2006. Mr. Thorington has been a director of EQT GP Services, LLC, the general partner of EQGP since April 2015. Mr. Thorington was a director of KMG Chemicals, Inc. (diversified chemical company), from May 2007 through December 2014, at which time he retired from the board at the conclusion of his then-current term. Mr. Thorington also was a director of QRE GP, LLC, the general partner of QR Energy, LP (oil and natural gas production master limited partnership) (now part of Breitburn Energy Partners LP), from January 2011 through November 2014.

Chair of the Audit Committee and member of the Executive Committee.

Qualifications. Mr. Thorington has significant experience in energy company management, finance and corporate development, as well as natural gas exploration and production. Mr. Thorington has served in a number of senior management positions with energy industry companies and, earlier in his career, held various senior positions within the investment banking industry. Finally, Mr. Thorington has extensive experience on other public company boards, including recent service as a member of audit, compensation, conflicts and nominating and corporate governance committees. Mr. Thorington is able to draw upon these diverse experiences to provide guidance with respect to accounting matters, financial markets and financing transactions, exploration and production operations and investor relations.

Lee T. Todd, Jr., Ph.D.	Age 69	Director since
November 2003

President, Lee Todd Consulting, LLC (technology consulting services), since October 2014. Dr. Todd was Professor of Electrical Engineering at the University of Kentucky (major public research university), from July 2011 through September 2014, and President of the University of Kentucky, from July 2001 through June 2011.

Chair of the Management Development and Compensation Committee and member of the Executive Committee.

Qualifications. Dr. Todd’s past service as President of the University of Kentucky provides valuable leadership and management experience,

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including experience leading a large organization. Prior to joining the University of Kentucky, Dr. Todd developed a strong reputation as an innovator of cutting edge technology, having founded and led numerous successful technology companies. Dr. Todd also has experience serving on boards of a variety of public companies, private companies and foundations. These strong leadership and business experiences, along with Dr. Todd’s appreciation for the importance of innovation, enable him to offer a unique perspective with respect to business and technology issues facing the Company.

Christine J. Toretti	Age 58	Director since
October 2015

President, Palladio, LLC (consulting company) since 2011. President, The Jack Company from 1988 to 2015 (a natural gas production company) and Chairman and Chief Executive Officer, S.W. Jack Drilling Company (privately-held land-based drilling company) from 1990 — 2010. Ms. Toretti serves as Vice Chairman of S&T Bancorp, Inc. (financial services) since 2013 and a director since 1984.

Member of the Corporate Governance Committee.

Qualifications. Ms. Toretti has extensive experience in the industry having been the Chairman and Chief Executive Officer of a large privately-held land-based drilling company. Ms. Toretti’s experience, including her role as Vice Chairman and member of the Nominating Committee of S&T Bank, qualifies her to serve as a member of our Corporate Governance Committee. Ms. Toretti also serves on a number of non-profit boards. Ms. Toretti’s leadership skills and industry experiences enable her to provide valuable insights into issues facing the Company.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Meetings and Committees

In 2015, the Board of Directors held 6 regular meetings and no special meetings.  The independent directors met 6 times in executive session without any officer of the Company present.  In 2015, each director attended 87% or more of the total number of meetings of the Board and the Committees on which the director served, and overall attendance at such meetings was over 98%.  The Company encourages its directors to attend the annual meeting of the shareholders, and it has been their practice to do so.  Except for Christine J. Toretti, who was not elected to the Board until October 22, 2015, all directors attended the 2015 annual meeting.

The Board has five standing Committees:  Audit, Management Development and Compensation, Corporate Governance, Public Policy and Corporate Responsibility and Executive.  The Board may from time to time form new Committees, disband an existing Committee and delegate additional responsibilities to a Committee.  The responsibilities of the Committees are set forth in written charters, which are reviewed periodically by the Committees and, where appropriate, the Corporate Governance Committee and the Board.  All of the charters are available on the Company’s website at www.eqt.com by clicking on the “Investors” link on the main page and then on the “Corporate Governance” link followed by the “Charters and Documents” link.  Additional information about each of the Board’s Committees is provided below.

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Audit Committee

Stephen A. Thorington	Meetings Held in 2015: 10
Committee Chair

Additional Committee Members: Philip G. Behrman, Ph.D.; Kenneth M. Burke; and Margaret K. Dorman

Primary Responsibilities:  The Audit Committee assists the Board by overseeing the accounting and financial reporting processes of the Company and related disclosure matters; the audits and integrity of the Company’s financial statements; the qualifications, independence and performance of the Company’s registered public accountants; and the qualifications and performance of the Company’s internal audit function.  The Committee also oversees the Company’s compliance with legal and regulatory requirements, including the Company’s code of business conduct and ethics.  For additional information regarding the Committee’s responsibilities, see “Report of the Audit Committee” and “Board’s Role in Risk Oversight” below.

Independence:  Each member of the Committee is independent under the Company’s corporate governance guidelines, applicable NYSE listing standards and SEC rules.  Each member of the Committee is financially literate.  The Board has determined that each of Ms. Dorman and Messrs. Burke and Thorington qualifies as an “audit committee financial expert” (as defined under SEC rules).  The designation as an audit committee financial expert does not impose upon the members any duties, obligations or liabilities that are greater than are generally imposed upon them as members of the Committee and the Board.  As audit committee financial experts, Ms. Dorman and Messrs. Burke and Thorington also have accounting or related financial management experience under applicable NYSE listing standards.

Management Development and Compensation Committee

Lee T. Todd, Jr., Ph.D.	Meetings Held in 2015: 7
Committee Chair

Additional Committee Members: A. Bray Cary, Jr. and James E. Rohr

Primary Responsibilities:  The Management Development and Compensation Committee (the Compensation Committee) discharges the Board’s responsibilities relating to compensation of the Company’s executive officers, including determining and approving, based on input from the Corporate Governance Committee and the other independent directors regarding the Chief Executive Officer’s performance for the prior year and in light of the goals and objectives established by the Corporate Governance Committee for the upcoming year, the Chief Executive Officer’s compensation level; reviewing and approving the performance of, and compensation structure for, the Company’s executive officers (other than the Chief Executive Officer); and reviewing and approving all compensation plans and employment and severance agreements for executive officers.  The Compensation Committee has the sole authority to retain and terminate one or more compensation consultants, independent legal counsel or other advisors.  It may also obtain advice and assistance from internal legal, accounting, human resources and other advisors.  The Compensation Committee oversees and, where required by law, administers the Company’s benefit plans, incentive-based compensation plans and other equity-based plans.  The Compensation Committee also reviews the Company’s succession plan for all executive officers other than the Chief Executive Officer (whose succession plan is reviewed by the full Board).  Pursuant to its Charter, the Compensation Committee has the power to form and delegate authority to subcommittees and to delegate authority to one or more members of the Compensation Committee or to individuals and committees consisting of employees of the Company.

Independence:  Each member of the Compensation Committee is (i) independent under the Company’s corporate governance guidelines and applicable NYSE listing standards (including the enhanced independence standards for compensation committee members under the NYSE listing standards); (ii) a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act); and (iii) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code).

EQT Corporation – 2016 Proxy Statement	20

Corporate Governance Committee
George L. Miles, Jr.	Meetings Held in 2015: 6
Committee Chair

Additional Committee Members: A. Bray Cary, Jr., David S. Shapira and Christine J. Toretti

Anticipated Changes: Following the retirement of Messrs. Miles and Shapira in April 2016, the Company expects Mr. Cary to be appointed as the chair of the Committee, Dr. Todd to join the Committee and the Committee to be reduced to three members.

Primary Responsibilities: The Corporate Governance Committee is responsible for recommending director-nominees for each annual meeting of shareholders, Board Committee membership (including Committee Chairs) and nominees for the Board’s Lead Independent Director. The Committee oversees the self-assessment process for the Board and its Committees and makes recommendations regarding the Board’s compensation structure. It also identifies and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation and annually reviews the Chief Executive Officer’s performance against such goals and objectives, after receiving input from the Lead Independent Director. The Committee also recommends director independence determinations to the Board and reviews related person transactions under the Company’s related person transaction approval policy.

Independence: Each member of the Committee is (i) independent under the Company’s corporate governance guidelines and applicable NYSE listing standards (including the enhanced independence standards for compensation committee members under the NYSE listing standards) and (ii) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

Public Policy and Corporate Responsibility Committee

Vicky A. Bailey	Meetings Held in 2015: 4
Committee Chair

Additional Committee Members: Philip G. Behrman, Ph.D.; Kenneth M. Burke; David L. Porges; and David S. Shapira

Anticipated Changes: Following the retirement of Mr. Shapira, the Company expects the size of the Committee to be reduced to four members.

Primary Responsibilities: The Public Policy and Corporate Responsibility Committee reviews and provides input and direction to the Company’s management and the Board regarding industry, legislative and regulatory activities of significance to the Company relating to environmental, health and safety matters; government affairs (including industry and other organizations that express views about legislative and regulatory affairs); and other matters likely to influence the Company’s reputation.

Executive Committee

James E. Rohr	Meetings Held in 2015: None
Committee Chair

Additional Committee Members: Vicky A. Bailey; George L. Miles, Jr.; David L. Porges; Stephen A. Thorington; and Lee T. Todd, Jr., Ph.D.

Anticipated Changes: Following the retirement of Mr. Miles, the Company expects Mr. Cary to join the Committee.

Primary Responsibilities: The Executive Committee has the authority to act in all matters that the full Board may act upon when the Board is not in session, unless limited by a resolution of the Board and except to the extent limited by law.

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Compensation Process

Establishing Target Total Direct Compensation

In discharging the Board’s responsibilities relating to compensation of the Company’s executive officers, the Compensation Committee establishes the target total direct compensation (base salary plus annual and long-term incentives) for executive officers by establishing base salaries and setting long-term and annual incentive targets.  When appropriate, the Compensation Committee also reviews and modifies perquisites.

Establishing Annual and Long-Term Incentive Programs

The Compensation Committee annually approves plan design, including performance measures and target payout, for annual and long-term incentive programs.  These deliberations, which usually start with recommendations from management and involve discussions among management, the Compensation Committee’s independent compensation consultant and the Compensation Committee, usually span several meetings before a design is approved.  After the end of the performance period for any performance award, the Compensation Committee certifies the levels at which the performance measures were satisfied and approves the amount of incentive award payable to each executive officer.

Equity Grants

The Compensation Committee may make equity grants to executive officers at any time during the year.  The Compensation Committee generally does not grant equity awards when in possession of material non-public information.  If in possession of such information, the Compensation Committee does not take such information into account when determining whether or in what amounts to make such grants.

The Compensation Committee and, solely in the case of restricted EQM phantom units, the Board of Directors of EQT Midstream Services, LLC (the EQM Board), the general partner of EQM, have delegated to Mr. Porges, in his capacity as a director of the applicable entity, the authority to grant the following:

•                             provided that in each case no recipient is an executive officer of the Company, a limited number of restricted EQT shares and/or EQT restricted units to (i) newly hired or recently promoted employees on the condition that no award exceeds the 50th percentile of the market long-term incentive compensation target in value, except as may result from an award being rounded-up to the next highest number of shares evenly divisible by 10, (ii) other employees in recognition of exceptional performance on the condition that no award exceeds 1,000 shares, and (iii) employees who participate in the Company’s educational assistance program, on the condition that no individual award exceeds 500 shares and with respect to subsections (ii) and (iii) only, the recipient is not a participant in the Company’s most recent long-term incentive award program; and

•                             provided that no recipient is an executive officer of the Company, a limited number of restricted EQM phantom units to newly hired or recently promoted employees on the condition that no award exceeds the 50th percentile of the market long-term incentive compensation target in value, except as may result from an award being rounded-up to the next highest number of units evenly divisible by 10.

All such awards must be made on standard terms approved by the Compensation Committee (and, in the case of EQM awards, the EQM Board) and are reported to the Compensation Committee (and, in the case of EQM awards, the EQM Board) for informational purposes at the next meetings of the Compensation Committee and the EQM Board, as applicable.  Mr. Porges authorizes restricted EQT shares and/or EQT

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restricted units and EQM phantom units periodically throughout the year on pre-established dates and does not coordinate the timing of such grants with the release of material non-public information.  If in possession of such information, Mr. Porges does not take such information into account when determining whether or in what amounts to make such grants.

The Compensation Committee has not delegated its authority to award equity to any other executive officer.

Compensation Consultant

The Compensation Committee has the sole authority to hire, terminate and approve fees for compensation consultants, independent legal counsel and other advisors as it deems to be necessary to assist in the fulfillment of its responsibilities.  During 2015, the Compensation Committee utilized Pay Governance LLC (Pay Governance) as its independent compensation consultant, and Pay Governance reported directly to the Compensation Committee.

Representatives of Pay Governance do not make recommendations on, or approve, the amount of compensation for any executive officer.  The Compensation Committee may request information or advice directly from representatives of Pay Governance and may direct the Company to provide information to representatives of Pay Governance.  Representatives of Pay Governance regularly interact with representatives of the Company’s human resources department and periodically with the Chief Executive Officer and representatives of the Company’s legal department.

During 2015, Pay Governance provided market data and counsel regarding executive officer compensation programs and practices, including specifically:

•                             competitive benchmarking;

•                             peer group identification and assessment;

•                             advice and market insight as to the form of, and performance measures for, annual and long-term incentives;

•                             marketplace compensation trends in the Company’s industry and generally; and

•                             advice regarding the performance of the Company’s annual review of compensation risk.

During 2015, Pay Governance also performed benchmarking services for the Corporate Governance Committee related to director compensation for the Company’s Board.

Other than the executive and director compensation services provided for the Compensation Committee and the Corporate Governance Committee, respectively, representatives of Pay Governance also performed the following services during 2015:

•                             The Corporate Governance Committee engaged Pay Governance to perform benchmarking services for director compensation related to the board of directors of EQT GP Services, LLC (the EQGP Board), the general partner of EQT GP Holdings, LP (2015 fees totaled $4,000).

•                             Consistent with prior years, Pay Governance performed benchmarking services for director compensation related to the EQM Board (2015 fees totaled $11,000).

•                             The Company’s management engaged Pay Governance to perform a competitive benchmarking analysis for non-executive officers of the Company (2015 fees totaled $30,000).

The Compensation Committee has considered the services provided by Pay Governance during 2015 as well as Pay Governance’s responses to a questionnaire regarding Pay Governance’s relationship with the

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Company and its management, and determined that such services do not compromise Pay Governance’s independence as the Compensation Committee’s independent compensation consultant.

Role of Senior Management

The Company’s senior management has an ongoing dialogue with the Compensation Committee and the Compensation Committee’s independent compensation consultant regarding compensation and plan design.  Most ideas originate with management due to its direct involvement in, and knowledge of, the business goals, strategies, experiences and performance of the Company.  Management’s ideas are reviewed with the independent compensation consultant and frequently modified by the Compensation Committee prior to ultimate adoption.  The Compensation Committee engages in active discussions with the Chief Executive Officer concerning:  (i) who should participate in programs and at what levels, (ii) which performance measures should be used, (iii) the determination of performance targets and (iv) whether and to what extent performance measures for the previous year have been achieved.  The Chief Executive Officer is advised by the other executive officers of the Company.

We provide additional information regarding the Compensation Committee and our policies and procedures regarding executive compensation, including the role of executive officers in recommending executive compensation, below under the caption “Compensation Discussion and Analysis.”

Board Leadership Structure

As described in the Company’s corporate governance guidelines, the Board of Directors believes that the functions of the Chairman of the Board are distinct from those of the Chief Executive Officer but that both functions may be effectively performed by the same individual.  From time to time, generally in connection with succession planning, the Board considers whether the Chairman of the Board and the Chief Executive Officer should be separate, and if separate, whether the Chairman of the Board should be an outside director or an inside director.  The Board is currently satisfied with the Chief Executive Officer performing the functions of the Chairman of the Board because Mr. Porges is able to utilize his in-depth knowledge and perspective gained in running the Company to effectively and efficiently guide the full Board by recommending Board and Committee meeting agendas, leading Board discussions on critical issues and creating a vital link among the Board, management and shareholders.

Pursuant to the Company’s corporate governance guidelines, when the Board does not have an independent Chairman, the Board must designate an independent director as the Lead Independent Director.  When a Lead Independent Director has been designated, the Lead Independent Director’s exclusive duties are:

•                             convening, presiding over and setting agendas for regularly scheduled and special executive sessions of independent/non-management directors (which typically occur at each regularly scheduled meeting of the Board), including calling a meeting of the independent/non-management directors, if requested by any other director;

•                             presiding over any meeting at which the Chairman is not present;

•                             consulting with the Chairman to set the annual calendar of topics to be covered at Board meetings and reviewing meeting agendas;

•                             providing input to the Corporate Governance Committee in connection with the evaluation of the Chief Executive Officer’s performance;

•                             facilitating an assessment process with respect to the Board as a whole as well as for individual directors;

•                             serving as the designated director to speak with shareholders (when requested) and to receive communications from interested parties; and

•                             serving as the Chair of the Executive Committee.

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In April 2015, the Board, based on a recommendation from the Corporate Governance Committee, re-elected Mr. Rohr as its Lead Independent Director to serve until the first regular Board meeting following the Company’s 2016 annual meeting of shareholders.  Mr. Rohr has held this position since May 2011.  The service of the Lead Independent Director complements Mr. Porges’ role as Chairman by, among other things, providing directors, shareholders and other constituents a direct contact to an independent member of the Board.  When in office, the Lead Independent Director’s term is one year, but an individual may serve multiple consecutive terms upon recommendation of the Corporate Governance Committee and approval of the Board.

Board’s Role in Risk Oversight

The Company’s corporate governance guidelines provide that the Board of Directors is responsible for reviewing the process for assessing the major risks facing the Company and the options for their mitigation.  The Board executes on this oversight responsibility in a variety of ways, including:

•                             The Board performs an annual review of the Company’s major risks.

•                             Management addresses the major risks in presentations (initiated by management or requested by the Board) throughout the year.

•                             The Board delegates oversight for certain risks to the Board Committees.  For example, the Audit Committee is responsible for reviewing and discussing with management the Company’s major financial risk exposures and the actions management has taken to monitor and control such exposures.  The Compensation, Corporate Governance and Public Policy and Corporate Responsibility Committees also review and discuss with management major risk exposures associated with their respective areas of oversight.

The Company primarily manages enterprise risk through an Enterprise Risk Committee consisting of certain executive officers and business unit and functional leaders.   The Enterprise Risk Committee meets periodically throughout the year to review, prioritize and address the Company’s major risk exposures and to consider new or emerging risks.  The Corporate Director, Enterprise Risk and Compliance reports the results of the risk assessment annually to the Board of Directors.  The Board reviews and assesses the report of the Corporate Director, Enterprise Risk and Compliance and determines whether any further action is required.

Director Nominations

The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board the requisite skills and characteristics to be found in individuals qualified to serve as members of the Board and recommending to the Board the director nominees for each annual meeting of shareholders.  The Corporate Governance Committee typically considers new nominees for the Board in the context of a vacancy on the Board resulting from resignation or retirement of a director or to fill a skill need identified by the Board.  The Corporate Governance Committee has used third-party search firms to assist it in identifying potential director candidates.  Director candidates have also been identified by senior management and members of the Board considering individuals both within and external to their respective networks.  The Board initiated a search for one or more new directors in anticipation of the retirement of Messrs. Miles and Shapira. While a third-party search firm was hired to identify potential director candidates, a non-management member of the Board identified Ms. Toretti as a potential candidate and after a screening process and recommendation by the Corporate Governance Committee, the Board elected Ms. Toretti to the Board effective October 22, 2015 with a term expiring at the 2016 annual meeting of shareholders.

As set forth in the Corporate Governance Committee’s charter, the Corporate Governance Committee will consider submissions from shareholders in making its recommendation.  Any shareholder desiring to

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recommend an individual to serve as a director of the Company should submit the following information to the Corporate Governance Committee Chair, care of the Corporate Secretary, no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting:

•                            The information required by Sections 1.09 and 1.10 of the Company’s bylaws (a copy of which will be provided to any shareholder upon written request to the Corporate Secretary), including, but not limited to, (i) the proposing person’s notice, (ii) the nominee’s written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made, (iii) a written representation and agreement of the nominee in the form provided by the Corporate Secretary, and (iv) the nominee’s executed irrevocable conditional resignation letter.

•                             In addition, the Company may require the shareholder to provide such further information as it may reasonably request.

Additionally, as set forth in Section 1.11 of the Company’s bylaws, a shareholder, or group of twenty or fewer shareholders, owning continuously for at least three years shares of the Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in EQT’s proxy statement director nominees constituting the greater of (i) two and (ii) 20% of the Board, provided that such nominations are submitted in writing and received by EQT’s Corporate Secretary not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the date that the Company mailed its proxy statement for the preceding year’s annual meeting of shareholders and include the following:

•                             The information required by Sections 1.09 and 1.10 of the Company’s bylaws (a copy of which will be provided to any shareholder upon written request to the Corporate Secretary), including, but not limited to, (i) the proposing person’s notice, (ii) the nominee’s written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made, (iii) a written representation and agreement of the nominee in the form provided by the Corporate Secretary that the nominee consents to being named in the Company’s proxy statement and form of proxy card as a nominee and to serving as a director of the Company if elected, and (iv) the nominee’s executed irrevocable conditional resignation letter.

•                             The information required by Section 1.11 of the Company’s bylaws, including, but not limited to, (i) all other questionnaires required of the Company’s directors; and (ii) such additional information as is necessary to permit the Board of Directors to determine that the director nominee is independent and that his service as a member of the Board of Directors would not violate any applicable law, rule or regulation, or the NYSE listing standards.

See “How do I contact EQT’s Corporate Secretary?” under the caption “Questions and Answers About the Annual Meeting” above.

In evaluating individuals identified as possible director-nominees, whether the source of the possible nominee is another director, a member of management, a shareholder or otherwise, the Corporate Governance Committee assesses the experience and personal characteristics of the possible nominee against the guidelines identified below.  Possible nominees satisfying the guidelines are then further evaluated to identify, in the judgment of the Corporate Governance Committee, the best match for the Board.  The Corporate Governance Committee retains the right to modify the guidelines, including the criteria for evaluating the qualifications of potential nominees for election to the Board as set forth therein, from time to time.

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Individual Qualifications

•            Possesses integrity, competence, insight, creativity and dedication together with the ability to work with colleagues while challenging one another to achieve superior performance

•            Has attained prominent position in his or her field of endeavor

•            Possesses broad business experience

•            Has ability to exercise sound business judgment

•            Is able to draw on his or her past experience relative to significant issues facing the Company

•            Has experience in the Company’s industry or in another industry or endeavor with practical application to the Company’s needs

•            Has sufficient time and dedication for preparation as well as participation in Board and Committee deliberations

•            Has no conflict of interest

•            Meets such standards of independence and financial knowledge as may be required or desirable

•            Possesses attributes deemed to be appropriate given the then current needs of the Board

Composition of the Board as a Whole	• A diversity of background, perspective and skills related to the Company’s business • A diversity of race, gender and age

The Board believes that its members possess individual qualifications consistent with the guidelines set forth above.  In addition to the specific individual director qualifications identified under the caption “Item No. 1 – Election of Directors” above, the Board believes that its members offer insightful and creative views and solutions with respect to issues facing the Company.  The Board also believes that its members function well together as a group.  Finally, the Board believes that it has appropriate diversity consistent with the guidelines set forth above.

Contacting the Board

You may communicate directly with the Lead Independent Director (and with independent directors, individually or as a group, through the Lead Independent Director) by sending an email to presidingdirector@eqt.com.  You may also write to the Lead Independent Director, the entire Board, any Board Committee or any individual director by addressing such communication to the applicable director or directors, care of the Corporate Secretary, at EQT Corporation, 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222.  The Corporate Secretary will open such communications and will promptly deliver such communications to the director or directors (as appropriate) designated therein, unless such communications are junk mail or mass mailings.

Governance Principles

The Company maintains a corporate governance page on its website that includes key information about its corporate governance practices, including its corporate governance guidelines, code of business conduct and ethics and charters for the Audit Committee, the Management Development and Compensation Committee, the Corporate Governance Committee and the Public Policy and Corporate Responsibility Committee.  The corporate governance page can be found at www.eqt.com, by clicking on the “Investors” link on the main page and then on the “Corporate Governance” link.  The Company will provide copies of its corporate governance guidelines, code of business conduct and ethics and any of the Board Committee charters upon request by a shareholder to the Corporate Secretary.   See “How do I contact EQT’s Corporate Secretary?” under the caption “Questions and Answers About the Annual Meeting” above.

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EQT’s corporate governance policies and practices are compliant with applicable corporate governance requirements:

•                             The Board of Directors has adopted corporate governance guidelines.

•                             Eleven of the twelve members of the Board are independent of the Company and its management.

•                             The Board’s non-management directors meet periodically in executive session, and the Lead Independent Director has been identified as the presiding director at all such executive sessions.

•                             All members of each of the key Board Committees – Audit, Management Development and Compensation and Corporate Governance – are independent of the Company and its management.

•                             Each of the key Committees has a charter that meets applicable legal requirements and reflects good corporate governance.

•                             The Board and each of the key Committees engage in annual self-assessments, which involve, among other things, reviews of individual director performance.

•                             The Company’s directors are encouraged to participate in educational programs relating to corporate governance and business-related issues, and the Company provides funding for such activities.

•                             The Company has a code of business conduct and ethics applicable to all employees and directors of the Company.

•                             The Corporate Governance Committee reviews the Company’s governance policies and practices periodically and makes recommendations to the Board.

Shareholder Engagement

We value feedback from our shareholders and are committed to maintaining an active dialogue with our shareholders year-round.  We maintain a robust investor relations program, through which senior executives held more than 900 meetings with EQT, EQM and/or EQGP investors or potential investors in 2015 to discuss operations, strategy and other critical items.  In addition, 2015 marked the sixth consecutive year of shareholder outreach efforts targeting the Company’s compensation and governance practices.  Feedback from these outreach meetings is provided to the Corporate Governance Committee and the Compensation Committee, as appropriate, for consideration.  In 2015, we requested governance and compensation targeted meetings with investors representing approximately 60% of our outstanding shares, and met with holders of nearly 40% of our outstanding shares.  The Board values our investors’ feedback and, indeed, has implemented several changes as a result of feedback received from our shareholder engagement program, including: the prohibition of the pledging of EQT securities by executive officers and directors; the establishment of a compensation recoupment policy; and enhanced disclosure of our short-term incentive plan design.  Investor feedback is also strongly considered during the design of our long-term incentive programs.  In 2015, our investors provided valuable feedback regarding the development of our proxy access bylaw during our compensation and governance outreach.

Independence and Related Person Transactions

Director Independence

In accordance with the Company’s corporate governance guidelines, a majority of directors at any time will be independent.  For a director to be considered an “independent director,” the Board must annually determine that he or she has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has such a relationship with the Company), except as a director.  To assist it in determining director independence, the Board established guidelines, which are included in the Company’s corporate governance guidelines, that conform to the independence requirements under the NYSE listing standards.

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The Board considers all relevant facts and circumstances in making an independence determination.  Any relationship involving a Company director that complies with the independence standards set forth in the Company’s corporate governance guidelines and is not otherwise a related person transaction (as defined under the caption “Review, Approval or Ratification of Transactions with Related Persons” below) under the Company’s related person transaction approval policy (the related person transaction policy) is deemed to be an immaterial relationship not requiring consideration by the Board in assessing independence.

Based on the independence standards set forth in the Company’s corporate governance guidelines, the Board has determined that all of the Company’s directors other than Mr. Porges (who is an executive officer of the Company) have met the above standards and are independent of the Company and its management.

Director ownership of Company stock is encouraged and is not in itself a basis for determining that a director is not independent, provided that such ownership may preclude participation on the Audit Committee if its magnitude is sufficient to make the director an “affiliated person” of the Company as described in the Audit Committee charter.  See “Equity-Based Compensation” under the caption “Directors’ Compensation” below for a description of the equity ownership guidelines for directors.

During the preceding three fiscal years, the Company made no contributions to any tax-exempt organization in which any independent director of the Company is an executive officer.

Review, Approval or Ratification of Transactions with Related Persons

Under the Company’s written related person transaction policy, Company management, with the assistance of the Company’s legal department, is responsible for determining whether a transaction between the Company and a Related Person (as defined below) constitutes a Related Person Transaction (as defined below).  Such determination is based on a review of all facts and circumstances regarding the transaction, including information provided in annual director and executive officer questionnaires.  Upon determination that a transaction is a Related Person Transaction that has not been approved by the full Board of Directors, the material facts regarding the transaction are reported to the Corporate Governance Committee for its review.  The Corporate Governance Committee then determines whether to approve, ratify, revise, reject or take other action with respect to the Related Person Transaction.

Under the related person transaction policy, a “Related Person Transaction” is generally a transaction in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a Related Person has a direct or indirect material interest.  A “Related Person” is generally any person who is a director or executive officer of the Company, any nominee for director, any shareholder known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities and any immediate family member of any of the foregoing persons.

Under the policy, certain transactions are deemed to be automatically pre-approved and do not need to be brought to the Corporate Governance Committee for individual approval.  The transactions which are automatically pre-approved include:  (i) transactions involving employment of an executive officer by the Company, as long as the executive officer is not an immediate family member of another executive officer or director of the Company and the compensation paid to the executive officer was approved by the Compensation Committee; (ii) transactions involving compensation and benefits paid to a director for service as a director of the Company; (iii) transactions on competitive business terms with another company in which the only relationship of a director or immediate family member of a director is as an employee or executive officer, a director or a beneficial owner of less than 10% of that company’s shares, provided that the amount involved does not exceed the greater of $1,000,000 or 2% of the other company’s consolidated gross revenue; (iv) transactions where the interest of the Related Person arises

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solely from the ownership of a class of equity securities of the company, and all holders of that class of equity securities receive the same benefit on a pro-rata basis; (v) transactions where the rates or charges involved are determined by competitive bids; (vi) transactions involving the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental regulation; (vii) transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services; and (viii) charitable contributions, grants or endowments by the Company or the Company’s charitable foundation to a charitable or non-profit organization, foundation or university in which a Related Person’s only relationship is as an employee or a director or trustee, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the recipient’s consolidated gross revenue.

The related person transaction policy does not limit or affect the application of the Company’s code of business conduct and ethics and related policies, which require directors and executive officers to avoid engaging in any activity or relationship that may interfere, or have the appearance of interfering, with the performance of the directors’ or executive officers’ duties to the Company.  Such policies require all directors and executive officers to report and fully disclose the nature of any proposed conduct or transaction that involves, or could involve, a conflict of interest and to obtain approval before any action is undertaken.

Transactions with Related Persons

On April 14, 2015, the Board approved a repurchase of EQT shares from the Company’s executive officers pursuant to privately negotiated transactions.  The purchase price of the shares was the closing price of the Company’s common stock as reported by NYSE on May 11, 2015 (the day before the May 12, 2015 repurchase).  The repurchases provided liquidity to the executive officers for purchases of units of EQGP in connection with its initial public offering on May 15, 2015. The following executive officers participated in the share purchases in approximately the following amounts:  Mr. Porges - $1,250,000; Mr. Conti - $500,000; Mr. Crawford - $525,000; Mr. Gardner - $500,000 and Mr. Schlotterbeck - $500,000.   Based on information provided by the Company’s directors and executive officers and assessments by the Company’s management, the Corporate Governance Committee determined that there were no other Related Persons Transactions in 2015 requiring disclosure in this proxy statement.

Compensation Committee Interlocks and Insider Participation

During all of 2015, Dr. Todd and Messrs. Cary and Rohr served as members of the Compensation Committee.  None of these Compensation Committee members is a current or former officer or employee of the Company or had any relationship with the Company requiring disclosure.  In addition, none of the Company’s executive officers served as a member of the board of directors or compensation committee (or similar committee) of another entity, one of whose executive officers served as a member of the Company’s Board of Directors or the Compensation Committee.

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DIRECTORS’ COMPENSATION

Compensation of directors is annually reviewed by the Corporate Governance Committee and approved by the Board.  No compensation is paid to employee directors for their service as directors.

In 2015, the Corporate Governance Committee engaged Pay Governance to conduct an annual review of the total compensation for non-employee directors.  Specifically, retainer fees, meeting fees, chairperson premiums, stock-based long-term incentives and director matching gift benefits were evaluated using, as the competitive benchmark, levels of total compensation paid to directors of:

•                             the 228 general industry companies with 2014 revenues of $1 billion to $4 billion that are identified in Appendix A; and

•                             the following 24 energy industry companies:

Cabot Oil & Gas Corporation	Newfield Exploration Company
Chesapeake Energy Corporation	Noble Energy, Inc.
Cimarex Energy Co.	ONEOK, Inc.
Concho Resources Inc.	Pioneer Natural Resources Company
CONSOL Energy Inc.	QEP Resources, Inc.
Continental Resources, Inc.	Range Resources Corporation
Energen Corporation	SM Energy Company
EOG Resources, Inc.	Southwestern Energy Company
EXCO Resources, Inc.	Spectra Energy Corp
Marathon Oil Corporation	Ultra Petroleum Corp.
MarkWest Energy Partners, L.P.	Whiting Petroleum Corporation
National Fuel Gas Company	Williams Companies, Inc., The

At the time the above 2016 director compensation peer group was determined, the Company had expected that the Company’s peer group for the 2016 Incentive PSU Program would be identical.  The peer group for the 2016 Incentive PSU Program was subsequently modified to reflect acquisition agreements signed in respect of two peers.

Set forth below is a description of the compensation of the Company’s non-employee directors:

Cash Compensation

•                             An annual cash retainer of $60,000 was paid on a quarterly basis in 2015.

•                             An additional annual cash retainer of $6,000 was paid on a quarterly basis in 2015 to members of the Audit Committee other than the Chair.

•                             The cash meeting fee is $1,500 for each Board and Committee meeting attended in person.  If a director participates in a meeting by telephone, the meeting fee is $750.  These fees are paid on a quarterly basis.

•                             For the Audit Committee Chair, an annual committee chair retainer of $15,000 is paid.  For the Compensation, Corporate Governance, Public Policy and Corporate Responsibility and Executive Committee Chairs, an annual committee chair retainer of $10,000 is paid.  These fees are also paid on a quarterly basis.

As a result of the Corporate Governance Committee’s review, no changes to the non-employee directors’ cash compensation were made for the calendar year 2016.

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Equity-Based Compensation

•                             In 2003, the Company began granting to each non-employee director, on an annual basis, stock units that vest upon award and are payable on a deferred basis under the Company’s directors’ deferred compensation plans.  The deferred stock units represent one vehicle used by the Company to deliver compensation to directors for their annual service on the Board.  The 2015 annual grant was 2,360 deferred stock units, which were awarded on January 1, 2015 to each non-employee director serving at that time.  Each non-employee director serving on the Board on January 1, 2016 received an award of 3,420 deferred stock units.  Each deferred stock unit is equal in value to one share of Company common stock but does not have voting rights.  Dividends are credited quarterly in the form of additional deferred stock units.  The value of the stock units granted in 2013 and subsequent years will be paid in shares of Company common stock upon termination of service as a director.  The value of the stock units granted prior to 2013 will be paid in cash (or, if a director made a prior election to settle the award in equity, in Company common stock) upon termination of service as a director.

•                             Newly elected directors are expected to receive an equity grant upon joining the Board equal to the pro-rata amount of the then applicable annual grant.  Accordingly, Ms. Toretti received a pro-rated grant of 510 deferred stock units when she joined the Board in October of 2015.

•                             In connection with EQGP’s initial public offering in May of 2015, each director was offered the opportunity to purchase EQGP units through a directed unit program (DUP).  The Company funded a match of each director’s purchase of EQGP units through the DUP, subject to a maximum amount of approximately $20,000.  (EQGP also funded a match of Mr. Thorington’s purchase of EQGP units through the DUP, subject to a maximum match of approximately $20,000.)

•                             The non-employee directors are subject to equity ownership guidelines which require them to hold shares (or share equivalents, including deferred stock units) with a value equal to five times the annual retainer.  Under the guidelines, directors have up to five years from joining the Board to acquire a sufficient number of shares (or share equivalents, including deferred stock units) to meet the ownership guidelines.  Each of the Company’s non-employee directors satisfies the equity ownership guidelines.

Deferred Compensation

•                             The Company has deferred compensation plans for non-employee directors.  In addition to the automatic deferral of stock units awarded, non-employee directors may elect to defer up to 100% of their annual retainers and fees into the 2005 Directors’ Deferred Compensation Plan and receive an investment return on the deferred funds as if the funds were invested in Company common stock or permitted mutual funds.  Prior to the deferral, plan participants must irrevocably elect to receive the deferred funds either in a lump sum or in equal annual installments.  Deferred funds for which directors have elected to receive an investment return as if the funds were invested in Company common stock are distributed in shares of common stock.  Distributions are made or, if applicable, commence following termination of service as a director.  The directors’ deferred compensation accounts are unsecured obligations of the Company.  Mr. Cary deferred fees under the plan in 2015.  The 1999 Directors’ Deferred Compensation Plan continues to operate for the sole purpose of administering amounts vested under the plan on or prior to December 31, 2004.

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Other

•                             All directors are eligible to participate in the Matching Gifts Program of the EQT Foundation on the same terms as Company employees.  Under this program, the EQT Foundation will match gifts of at least $100 made by a director to eligible charities, up to an aggregate total of $50,000 in any calendar year (increased from $25,000 during 2015).

•                             Each non-employee director who joined the Board prior to May 25, 1999 may designate a civic, charitable or educational organization as beneficiary of a gift, payable in a lump sum following the death of the director, funded by a life insurance policy purchased by the Company.  The proceeds of the life insurance policy (and, therefore, the amount of the gift) approximate the present value of ten equal annual installments of $50,000.  The directors do not receive any financial benefit from this program because the charitable deductions accrue solely to the Company.

•                             The Company reimburses directors for their travel and related expenses in connection with attending Board and Committee meetings and related activities.  The Company also provides non-employee directors with $20,000 of life insurance and $250,000 of travel accident insurance while traveling on business for the Company.

The table below shows the total 2015 compensation of the Company’s non-employee directors:

2015 Directors’ Compensation Table

NAME	FEES EARNED OR PAID IN CASH ($) (1)	STOCK AWARDS ($) (2)	ALL OTHER COMPENSATION ($) (3)	TOTAL ($)
Ms. Bailey	84,250	178,652	40,571	303,473
Dr. Behrman	93,000	178,652	41,453	313,105
Mr. Burke	93,000	178,652	25,379	297,031
Mr. Cary	85,500	178,652	71,453	335,605
Ms. Dorman	87,000	178,652	20,379	286,031
Mr. Miles	85,750	178,652	73,121	337,523
Mr. Rohr	85,750	178,652	73,121	337,523
Mr. Shapira	78,750	178,652	48,121	305,523
Mr. Thorington	96,750	178,652	139,195	414,597
Dr. Todd	88,000	178,652	28,296	294,948
Ms. Toretti	13,826	34,277	58	48,161

(1)        Includes annual cash retainers, meeting fees and committee chair fees, some of which have been deferred at the election of the director.

(2)        This column reflects the aggregate grant date fair values determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 for the deferred stock units awarded to each director during 2015.  On January 1, 2015, the Company granted 2,360 deferred stock units to each non-employee director serving at that time.  On October 26, 2015, the Company made a pro-rated grant of 510 deferred stock units to Ms. Toretti, who joined the Board on October 22, 2015.  The grant date fair value is computed as the sum of the number of deferred stock units awarded on the grant date multiplied by the closing stock price of the Company’s common stock on the business day prior to the grant date (or, with respect to Ms. Toretti’s award, the grant date), which closing stock price was $75.70 on December 31, 2014 and $67.21 on October 26, 2015.  The aggregate number of awarded deferred stock units, including accrued dividends thereon, held at December 31, 2015 was:  Ms. Bailey –27,632; Dr. Behrman – 18,300; Mr. Burke – 9,345; Mr. Cary – 18,300; Ms. Dorman – 9,345; Mr. Miles –32,219; Mr. Rohr –32,219; Mr. Shapira –32,219; Mr. Thorington –12,656; Dr. Todd –29,505; and Ms. Toretti – 510.

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(3)        This column reflects (i) dividends accrued on deferred stock units to be settled in cash, (ii) annual premiums of $57.63 per director paid for life insurance and travel accident insurance policies, and (iii) the following matching gifts made to qualifying organizations under the EQT Foundation’s Matching Gifts Program:  $18,000 for Ms. Bailey; $20,000 for Dr. Behrman; $5,000 for Mr. Burke; $50,000 for Mr. Cary; $50,000 for Mr. Miles; 50,000 for Mr. Rohr; $25,000 for Mr. Shapira; and $5,500 for Dr. Todd.  The non-employee directors may use a de minimis number of tickets purchased by the Company to attend sporting or other events when such tickets are not otherwise being used for business purposes.   The use of such tickets does not result in any incremental costs to the Company.  In connection with the initial public offering of EQGP common units in May 2015, the then-current directors of the Company and EQT GP Services, LLC, the general partner of EQGP and long-term incentive eligible employees of the Company were offered the opportunity to purchase EQGP units through the DUP.  The Company funded a match of each director’s purchase of EQGP units through the DUP, subject to a maximum match of $20,007.

In addition to compensation earned for his service on EQT’s Board, this column reflects compensation Mr. Thorington received for his service on the EQGP Board, consisting of $52,242 in cash retainers, meeting fees and committee chair fees, an equity grant of EQGP phantom units with a grant date fair value of $46,170 and EQGP’s funding of a match of Mr. Thorington’s purchases of EQGP units through the DUP with a total value of $20,007.

EQUITY OWNERSHIP

Stock Ownership of Significant Shareholders

The following shareholders reported to the SEC that they owned more than 5% of the Company’s outstanding common stock:

NAME AND ADDRESS	SHARES BENEFICIALLY OWNED	PERCENT OF COMMON STOCK OUTSTANDING
JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	15,718,702(1)	10.3%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	13,559,385 (2)	8.9%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	12,573,266 (3)	8.2%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	9,400,858 (4)	6.1%

(1)       Information based on Schedule 13G filed with the SEC on January 7, 2016, reporting that JPMorgan Chase & Co. has sole voting power over 13,827,069 shares, sole dispositive power over 15,525,936 shares, shared voting power over 149,752 shares and shared dispositive power over 192,749 shares.

(2)  Information based on Amendment No. 4 to Schedule 13G filed with the SEC on February 10, 2016, reporting that The Vanguard Group has sole voting power over 283,338 shares, sole dispositive power over 13,263,407 shares, shared voting power over 15,200 shares and shared dispositive power over 12,573,266 shares.

(3)       Information based on Amendment No. 7 to Schedule 13G filed with the SEC on January 26, 2016, reporting that BlackRock, Inc. has sole voting power over 11,291,345 shares and sole dispositive power over 12,573,266 shares.

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(4)       Information based on Amendment No. 7 to Schedule 13G filed with the SEC on February 9, 2016, reporting that T. Rowe Price Associates, Inc. (T. Rowe Price) has sole voting power over 2,943,542 shares and sole dispositive power over 9,400,858 shares.  According to T. Rowe Price, the shares are owned by various individual and institutional investors for which T. Rowe Price serves as an investment advisor with power to direct investments and/or sole power to vote the securities.  For the purposes of the Exchange Act reporting requirements, T. Rowe Price is deemed to be a beneficial owner of the shares; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of the shares.

Equity Ownership of Directors and Executive Officers

The following sets forth the number of shares of EQT common stock, EQGP common units and EQM common units beneficially owned by the Company’s directors and named executive officers (as determined under SEC rules) and all directors and executive officers as a group as of February 1, 2016, including EQT shares, EQGP common units and EQM common units they had the right to acquire within 60 days after February 1, 2016.

The amounts and percentages of EQT shares, EQGP common units and EQM common units beneficially owned are reported below on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.  Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security.  Except as indicated by footnote, the persons named below have sole voting and investment power with respect to all EQT shares, EQGP common units and/or EQM common units shown as beneficially owned by them, subject to community property laws where applicable, and none of the EQT shares, EQGP common units or EQM common units are subject to a pledge.

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NAME	EXERCISABLE STOCK OPTIONS (1)	NUMBER OF SHARES BENEFICIALLY OWNED (2)	DEFERRED STOCK UNITS PAYABLE IN CASH (3)	PERCENT OF CLASS (4)
David L. Porges (5) Chairman and Chief Executive Officer	274,900	529,517	0	*
Vicky A. Bailey Director	0	10,140	20,912	*
Philip G. Behrman Director	0	10,821	11,580	*
Kenneth M. Burke Director	0	10,140	2,625	*
A. Bray Cary, Jr. Director	0	14,741	11,580	*
Margaret K. Dorman Director	0	10,140	2,625	*
George L. Miles, Jr. Director	0	14,196	22,240	*
James E. Rohr Director	0	21,009	32,404	*
David S. Shapira (6) Director	0	76,098	55,199	*
Stephen A. Thorington Director	0	20,140	5,936	*
Lee T. Todd, Jr. Director	0	12,340	22,785	*
Christine J. Toretti Director	0	3,930	0	*
Philip P. Conti (7) Senior Vice President and Chief Financial Officer	63,800	113,648	0	*
Randall L. Crawford Senior Vice President	148,800	64,210	0	*
Lewis B. Gardner General Counsel and Vice President, External Affairs	13,200	23,591	0	*
Steven T. Schlotterbeck President	147,200	102,813	0	*
Directors and executive officers as a group (18 individuals)	678,700	1,075,500	187,886	1.1%

*           Indicates ownership or aggregate voting percentage of less than 1%.

(1)       This column reflects the number of shares of Company common stock that the executive officers and directors had a right to acquire within 60 days after February 1, 2016 through the exercise of stock options.

(2)       This column reflects shares held of record and shares owned through a broker, bank or other nominee, including, for executive officers shares owned through the Company’s 401(k) plan.  For the non-employee directors, this column includes deferred stock units (as described in the “Equity-Based Compensation” discussion included under the caption “Directors’ Compensation” above), including accrued dividends, that will be settled in common stock, over which the directors have no voting or investment power prior to settlement (Ms. Bailey – 10,140 units; Dr. Behrman – 10,140 units; Mr. Burke – 10,140 units; Mr. Cary – 10,140 units; Ms. Dorman – 10,140 units; Mr. Miles – 10,792 units; Mr. Rohr – 13,398 units; Mr. Shapira – 13,398 units; Mr. Thorington – 10,140 units; Dr. Todd – 10,140 units and Ms. Toretti – 3,930 units).  For Dr. Behrman and Messrs. Cary, Miles and Rohr, this column also includes deferred stock units, including accrued dividends, that will be settled in common stock in connection with the deferral of director fees, over which the directors have sole investment but

EQT Corporation – 2016 Proxy Statement	36

no voting power prior to settlement (Dr. Behrman – 681 units; Mr. Cary – 4,601 units; Mr. Miles – 3,404 units; and Mr. Rohr – 2,905 units).

(3)       This column reflects the number of deferred stock units granted prior to 2013 held by the non-employee directors through the directors’ deferred compensation plans that will be settled in cash, including:

•                      deferred stock units (as described in the “Equity-Based Compensation” discussion included under the caption “Directors’ Compensation” above), including accrued dividends (Ms. Bailey – 20,912 units; Dr. Behrman – 11,580 units; Mr. Burke – 2,625 units; Mr. Cary – 11,580 units; Ms. Dorman – 2,625 units; Mr. Miles – 22,240 units; Mr. Rohr – 22,241 units; Mr. Shapira – 22,241 units; Mr. Thorington – 5,936 units; and Dr. Todd – 22,785 units); and

•                      deferred stock units, including accrued dividends, resulting from the curtailment in 1999 of the directors’ retirement plan (Mr. Rohr – 10,163 units; and Mr. Shapira – 32,958 units).

(4)       This column reflects for each of the named executive officers and directors, as well as all executive officers and directors as a group, (i) the sum of the shares beneficially owned, the stock options exercisable within 60 days of February 1, 2016 and the deferred stock units that will be settled in common stock, as a percentage of (ii) the sum of the Company’s outstanding shares at February 1, 2016, all options exercisable by the executive officer and director group within 60 days of February 1, 2016 and all deferred stock units that will be settled in common stock upon termination of the directors’ service.  These calculations exclude all deferred stock units included in the column captioned “Deferred Stock Units Payable in Cash”.

(5)  Shares beneficially owned include 50,000 shares that are held in a trust of which Mr. Porges is a co-trustee and in which he shares voting and investment power.

(6)       Shares beneficially owned include (i) 6,300 shares that are held in a trust of which Mr. Shapira is a co-trustee and in which he shares voting and investment power and (ii) 30,400 shares that are held in the David and Karen Shapira Foundation and in which Mr. Shapira has sole voting and investment power.

(7)  Shares beneficially owned include 5,000 shares that are held in the Conti Family Foundation and in which Mr. Conti has sole voting and investment power.

As of February 1, 2016, the directors and named executive officers of the Company also held, of record or beneficially through a broker, bank or other nominee, EQGP common units in the following amounts (with respect to Mr. Thorington, this amount also includes phantom units including accrued distributions to be settled in EQGP common units):  Mr. Porges – 56,263 units; Ms. Bailey – 3,241 units; Dr. Behrman – 19,741 units; Mr. Burke – 14,741 units; Mr. Cary – 19,841 units; Ms. Dorman – 19,841 units; Mr. Miles – 10,741 units; Mr. Rohr – 30,940 units; Mr. Shapira – 215,610 units; Mr. Thorington – 36,342 units; Dr. Todd – 3,241 units; Mr. Conti – 28,503 units; Mr. Crawford – 100,000 units; Mr. Gardner – 28,503 units;  and Mr. Schlotterbeck – 37,762 units.  As of February 1, 2016, the directors and executive officers of the Company owned, as a group, 670,381 EQGP common units, representing less than 1.0% of the then outstanding EQGP common units.

As of February 1, 2016, the directors and named executive officers of the Company also held, of record or beneficially through a broker, bank or other nominee, EQM common units in the following amounts:  Mr. Porges – 20,000 units; Ms. Bailey – 1,000 units; Mr. Cary – 12,000 units; Ms. Dorman – 11,000 units; Mr. Miles – 2,500 units; Mr. Rohr – 2,655 units; Mr. Shapira – 17,218 units; Mr. Thorington – 5,000 units; Dr. Todd – 1,500 units; Mr. Conti – 9,750 units; Mr. Crawford – 25,000 units; and Mr. Gardner – 6,063 units.  As of February 1, 2016, the directors and executive officers of the Company owned, as a group, 138,686 EQM common units, representing less than 1.0% of the then outstanding EQM common units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and all persons who beneficially own more than 10% of the Company’s common stock file initial reports of

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ownership and reports of changes in ownership of the Company’s common stock with the SEC.  As a practical matter, the Company assists its directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf.  Based solely upon the Company’s review of copies of filings or written representations from the reporting persons, the Company believes that all reports that were required to be filed under Section 16(a) of the Exchange Act were filed on a timely basis during 2015.

EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis (CD&A) below contains statements regarding future Company performance targets and goals.  These targets and goals are disclosed in the limited context of EQT’s compensation programs, may have been established one or more years ago, and should not be understood to be statements of management’s expectations or estimates of future company results or other guidance.  EQT specifically cautions investors not to apply these statements to other contexts.

Definitions of terms that are used, but not defined, in the CD&A can be found in the “Narrative Disclosure to Summary Compensation Table and 2015 Grants of Plan-Based Awards Table” below.  The “Narrative Disclosure to Summary Compensation Table and 2015 Grants of Plan-Based Awards Table” and the CD&A contain references to one or more financial measures that have not been calculated in accordance with generally accepted accounting principles (GAAP), which are also referred to as non-GAAP financial measures.  Attached as Appendix B is a reconciliation of each disclosed non-GAAP financial measure to the most directly comparable GAAP financial measure.

As shareholders, you are invited to express your view of the compensation paid to the Company’s named executive officers for 2015, as discussed and analyzed below.  In considering how to vote on Item No. 2 below, you should be guided by the following discussion, and should evaluate whether the Management Development and Compensation Committee (or, as used in the CD&A, the Compensation Committee) has adequately aligned the interests of the Company’s named executive officers with those of its shareholders.

Compensation Discussion and Analysis

EQT’s core values include a commitment to operational excellence, integrity and accountability.  The Company believes that after reading this CD&A you will agree that its executive compensation program:

•                             is designed to attract and retain the highest quality named executive officers;

•                             aligns the interests of the Company’s named executive officers with the interests of its shareholders by directly linking executive pay to Company performance;

•                             directly supports the Company’s strategic plan by focusing employee performance on specific drivers; and

•                             is market-based and premised upon informed industry benchmarking.

In summary, the Company’s compensation program is designed to reward the named executive officers when the Company achieves strong financial and operational results, and the Company believes the 2015 compensation of its named executive officers is consistent with its commitment to link pay with performance.

This CD&A describes the Company’s compensation philosophy and the components of the Company’s compensation program for the Company’s named executive officers included in the Summary Compensation Table below.  In 2015, our named executive officers were:

•                             David L. Porges, Chairman and Chief Executive Officer;

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•                             Philip P. Conti, Senior Vice President and Chief Financial Officer;

•                             Randall L. Crawford, Senior Vice President;

•                             Lewis B. Gardner, General Counsel and Vice President, External Affairs; and

•                             Steven T. Schlotterbeck, President.

Following the initial public offering of common units of EQGP described below, the named executive officers of EQT have managerial responsibility for three public companies:  EQT, EQGP and EQM.  More specifically, EQT owns a 90.1% limited partner interest and the non-economic general partner interest in EQGP.  EQGP in turn owns a 27.6% limited partner interest, the 1.8% general partner interest and all of the incentive distribution rights in EQM.  The named executive officers receive compensation for their services only from EQT.  EQT, in turns, allocates a portion of its compensation costs to EQGP and EQM in accordance with agreements with those organizations.   This proxy statement sets forth the entire compensation paid by EQT to each of the named executive officers.

How We Performed in Fiscal Year 2015

The Company achieved a number of key results in 2015 described in detail in the Company’s annual report on Form 10-K for the year ended December 31, 2015, including, but not limited to, the following:

•                             Production sales volume was 27% higher than 2014;

•                             Midstream gathered volume was 28% higher than 2014;

•                             Transmission throughput was 18% higher than 2014;

•                             Cash balance at year-end was $1.25 billion (excluding EQM); and

•                             Access to an undrawn $1.5 billion unsecured revolver at EQT.

In 2015, the Company also completed a number of important transactions and continued activities on a number of important projects:

•                             the initial public offering of EQGP resulted in EQT receiving net proceeds of $674 million (after deducting the underwriters’ discount and offering expenses) for approximately 9.9% of the equity of EQGP;

•                             the Northern West Virginia gathering system was contributed to a wholly owned subsidiary of EQM in exchange for total consideration, including common and general partner units, of $925.7 million and a preferred interest in a subsidiary of EQT that generates revenue from services provided to a local distribution company was transferred to EQM in exchange for $124.3 million in cash;

•                             in connection with the contributions, EQM completed a public offering of limited partner units of EQM for net proceeds of $696.6 million (after deducting the underwriters’ discount and offering expenses), which proceeds were used primarily to pay consideration for the Northern West Virginia gathering system;

•                             a standalone equity offering by EQM during the fourth quarter through which it received net proceeds of $399.9 million (after deducting the underwriters’ discount and offering expenses);

•                             the establishment of an “at the market” (or ATM) program for EQM pursuant to which a group of managers, acting as EQM’s sales agents, may sell EQM common units having an aggregate offering price of up to $750 million and through which $85.5 million in net proceeds (after deducting the commissions and offering expenses) were received by EQM in 2015; and

•                             the Ohio Valley Connector project and the Mountain Valley Pipeline project continued in line with expectations.

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Looking forward to 2016, the Company has positioned itself operationally to substantially reduce its capital expenditures in 2016 as compared with 2015 and to maintain an industry leading cost structure, while leveraging its strong liquidity position.  Notwithstanding these efforts by the Company’s employees, EQT’s stock price suffered with the price of natural gas, dropping 39% over the year.  Many of the Company’s peers fared worse, with EQT’s total shareholder return over the three year period ending December 31, 2015, a negative thirteen percent, placing it twelfth among the peer group of twenty-five companies selected at the beginning of that period.

Pay for Performance Results

The Compensation Committee aims to align the named executive officers’ compensation with the performance of the Company.  In 2015, the Compensation Committee’s independent compensation consultant, Pay Governance, prepared the assessment below of the alignment of the aggregate realizable compensation awarded to the Company’s Chief Executive Officer for the three-year period ending December 31, 2014 (the last year for which information was publicly available) with the performance of the Company on a relative basis during the same three-year period to the 2015 peer group  discussed below (excluding Quicksilver Resources, Inc. which has filed for bankruptcy).

The chart below shows the results of this assessment and compares:

•                             the Company’s composite performance on three factors (earnings before interest, taxes, depreciation and amortization (EBITDA) growth, earnings before interest and taxes, return on invested capital and total shareholder return (TSR) (weighted equally)) to the performance of the 2015 peer group over the three-year period ending December 31, 2014; and

•                             the total realizable compensation of the Company’s Chief Executive Officer to the total realizable compensation of the chief executive officers of the 2015 peer group over the same period.  Realizable compensation is defined as the sum of: (i) base salary earned during the three-year period, (ii) actual non-equity incentive compensation earned during the three-year period, (iii) aggregate current value of restricted stock grants received during the three-year period, (iv) aggregate in-the-money value of stock option grants received during the three-year period, and (v) for performance plans, the actual payouts for awards beginning and ending during the three-year period and an estimated payout for unvested awards received during the three-year period.

Pay-for-Performance Alignment

Source:  Pay Governance LLC

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As reflected in the chart above, the relative realizable three-year total compensation of the Company’s Chief Executive Officer positioned the Company at the 90th percentile of the 2015 peer group, which is aligned with the Company’s composite performance over the same period at the 72nd percentile, showing the close link between the Chief Executive Officer’s compensation and Company performance.

While the Company’s relative performance is an indication of overall performance, it is more accurately a reflection of the Company’s achievement of specific financial and operational objectives, which the Company uses in structuring annual and long-term incentive plans.

Management Development and Compensation Committee Highlights

The Compensation Committee evaluates and, when appropriate or desirable, takes action with respect to various aspects of the Company’s compensation programs.  The following are a few of the Compensation Committee’s key actions:

•                  The Compensation Committee evaluated the results of the Company’s annual compensation and governance shareholder outreach program.

▪                  Now a regular recurring process, during the summer of 2015, for the sixth consecutive year, representatives of the Company’s human resources and legal departments requested meetings with holders of approximately 60% of the Company’s outstanding shares to review the Company’s compensation and governance practices and to understand any areas of concern and held meetings or calls with the holders of approximately 40% of the Company’s outstanding shares.

▪                  The Compensation Committee also considered how the Company compares on key compensation features identified by proxy advisory services.

•                  Following a thorough review of the change of control agreements and confidentiality, non-solicitation and non-competition agreements with senior level employees, including the named executive officers, the Compensation Committee approved a modification to the confidentiality, non-solicitation and non-competition agreements and a termination of all change of control agreements. Key changes to the agreements included providing consistent, and in some cases enhanced, benefits and employee obligations, both before and after a change of control, including increasing the length of the non-compete period and allowing for the vesting of existing long-term incentive awards for limited types of terminations.

•                  The Compensation Committee recommended that the Board approve the 2016 Executive Short-Term Incentive Plan which is being presented to the shareholders for approval via this proxy statement as Item No. 3.

•                  The Compensation Committee structured the 2016 annual and long-term incentive programs for the Company’s named executive officers. These programs continued to focus on total shareholder return, as well as financial and operational measures that drive the Company’s success.

Consideration of 2015 Say-on-Pay Vote

In establishing and recommending 2016 compensation for the Company’s named executive officers, the Compensation Committee considered the results of the 2015 say-on-pay vote at the 2015 annual meeting of shareholders. At that meeting, approximately 98.6% of the votes cast approved the compensation of the Company’s named executive officers for 2014.

Based on the results of the 2015 say-on-pay vote and feedback received through the shareholder outreach program, the Compensation Committee concluded that the compensation paid to the named executive officers and the Company’s overall pay practices received strong shareholder support and do not require

EQT Corporation – 2016 Proxy Statement	41

substantial revision to address shareholder concerns.   Nonetheless, the Compensation Committee did undertake a thorough analysis of its compensation programs as described below.

The Compensation Committee recognizes that executive pay practices continue to evolve.  Consequently, the Compensation Committee intends to continue paying close attention to the advice and counsel of its independent compensation advisors and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Compensation Committee or the Board.  Please see the caption “Contacting the Board” under “Corporate Governance and Board Matters” above for information about communicating with the Compensation Committee and the Board.

At our 2011 annual meeting of shareholders, our shareholders expressed a preference that advisory votes on executive compensation occur every year.  In accordance with the results of this vote, the Compensation Committee determined to implement an advisory vote on executive compensation every year until the next vote on the frequency of shareholder votes on executive compensation, which must occur no later than our 2017 annual meeting.

Compensation Philosophy

• Compensation Program is Designed to Achieve the Company’s Objectives

The objectives of EQT’s compensation programs are to attract, motivate and retain highly-talented named executive officers who can ensure that the Company is able to safely, efficiently and profitably produce, gather and transport natural gas.  The Company seeks executives who are willing to trade off guaranteed compensation for the opportunity presented by at-risk compensation that depends upon achieving challenging performance objectives with an acceptable level of risk-taking.  To create the necessary performance incentive, the compensation programs provide not only for increased pay as a reward for above-median performance but also for below-median pay for sub-par performance.  Stated differently, the programs are structured to require a commitment to performance because a large percentage of a named executive officer’s compensation is not guaranteed.

• Compensation is Related to Performance and is Aligned with the Company’s Strategic Plan

The total compensation packages for the named executive officers are generally weighted in favor of at-risk compensation through annual and long-term performance-based incentive pay.  The various programs that comprise the total compensation package link payout to the Company’s performance on specific pre-established, objective performance measures.  The table below reflects the actual fixed and at-risk components of the compensation package of each named executive officer, as a percentage of actual total direct compensation (base salary and annual and long-term incentives), for 2015 as reflected in the Summary Compensation Table.

	PERCENTAGE OF TOTAL DIRECT COMPENSATION FOR 2015
EXECUTIVE OFFICER	FIXED (1)	AT RISK (2)
David L. Porges	7%	93%
Philip P. Conti	9%	91%
Randall L. Crawford	9%	91%
Lewis B. Gardner	12%	88%
Steven T. Schlotterbeck	8%	92%

(1)             This column reflects each named executive officer’s base salary earned during 2015 (as shown for 2015 in the “Salary” column of the Summary Compensation Table), as a percentage of the sum of the executive’s total direct compensation for 2015 set forth in the Summary Compensation Table.

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(2)             This column reflects each named executive officer’s non-equity incentive plan compensation and equity compensation for 2015 (as shown for 2015 in the “Non-Equity Incentive Plan Compensation,” “Bonus,” “Stock Awards” and  “Option Awards” columns of the Summary Compensation Table), as a percentage of the sum of the executive’s total direct compensation for 2015 set forth in the Summary Compensation Table.

The Compensation Committee aligns its executive compensation decisions with the strategic plan for the Company.  As the Company’s strategic plan evolves, the Compensation Committee makes corresponding changes to financial and operational metrics used to measure performance under its compensation plans to drive group and individual performance most likely to achieve the business plan and uphold strong returns to shareholders.  The Company’s strategic plan for recent years has focused on growth of production sales volume and EBITDA — each of which is a performance measure under the Company’s incentive plans.

• Total Compensation Should be Competitive

When considering the total compensation package for a named executive officer, as described in this CD&A, the Compensation Committee benchmarks each element of total direct compensation and the mix of compensation (cash versus equity) against the applicable peer group.  The Company has chosen to structure the total compensation package for the named executive officers as a mix of base salary and annual and long-term incentives to be competitive in the marketplace.

• Compensation-Related Risk Should be Thoughtfully Managed

The Company’s compensation program is designed to avoid excessive risk-taking.   Please see “Compensation Policies and Practices and Risk Management” below for a discussion regarding the evaluation of risks associated with the Company’s compensation programs.  In 2013, the Compensation Committee adopted a compensation recoupment (or “clawback”) policy applicable to current and former executive officers of the Company.  Pursuant to that policy the Company may, in certain circumstances, recoup certain annual and long-term incentive compensation paid to the covered individuals in the event of an accounting restatement due to material non-compliance with financial reporting requirements under U.S. securities laws.

• Incentive Compensation Balances Annual and Long-Term Performance

The Company’s compensation programs are designed to maintain a balance between rewarding the achievement of strong annual results and ensuring the Company’s long-term growth and success.  To this end, a mix of both annual and longer-term incentives is provided and allocated in a manner generally consistent with the applicable peer group of companies.  Participation in both the annual and long-term incentive programs, which is largely based on comparative benchmarking, increases at higher levels of responsibility, as the named executive officers have the greatest influence on the Company’s strategic direction and results over time.

• Peer Groups Help Establish Target Total Direct Compensation and Define Competitive Levels of Performance

The Compensation Committee generally looks to an industry-specific peer group of companies to help establish base salary and target annual and long-term incentives for the named executive officers and to ensure that the total direct compensation of the named executive officers is competitive.  The Compensation Committee may also look to a general industry group of companies when considering compensation of the named executive officers.  The Compensation Committee also uses industry-specific peer groups in measuring relative company performance for purposes of some of our long-term incentive programs, which impacts a portion of each named executive officer’s long-term incentive compensation.

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Peer groups are reviewed with the Compensation Committee’s independent compensation consultant for appropriateness for the particular purpose.

For 2015, target total direct compensation for certain of the named executive officers was determined by reference to, among other things, the market median total direct compensation of the following companies, in each case as reported in the most recent proxy statement for each company (which we refer to as the 2015 peer group):

Cabot Oil & Gas Corporation	ONEOK, Inc.
Chesapeake Energy Corporation	Pioneer Natural Resources Company
Cimarex Energy Co.	QEP Resources, Inc.
Concho Resources Inc.	Questar Corporation
CONSOL Energy Inc.	Quicksilver Resources Inc.
Continental Resources, Inc.	Range Resources Corporation
Energen Corporation	SM Energy Company
EOG Resources, Inc.	Southwestern Energy Company
EXCO Resources, Inc.	Spectra Energy Corp
MarkWest Energy Partners, L.P.	Ultra Petroleum Corp.
National Fuel Gas Company	Whiting Petroleum Corporation
Newfield Exploration Company	Williams Companies, Inc., The
Noble Energy, Inc.

This group of companies was selected in the fall of 2014 by the Compensation Committee with the assistance of its independent compensation consultant after conducting a thorough analysis of the prior peer group and other potential peers.  Selection criteria for the 2015 peer group included consideration of industry, strategic focus, talent competitiveness, whether a peer is a peer of peers, peers identified by the larger proxy advisory services, geographic location, ownership structure, and current and historical financial and stock performance and scope. Financial and stock performance metrics considered included net income, market capitalization and revenue, and market performance over one, three and five year periods. As a result of its review, the 2015 peer group selected by the Compensation Committee was identical to the peer group for 2014.

The financial metrics at the median of the 2015 peer group are intended to approximate, on balance, the Company’s financial metrics.  See Appendix C for a comparison of financial metrics of the 2015 peer group available at the time of selection.  The 2015 peer group was used to establish the 2015 base salaries and 2015 target annual and long-term incentive compensation for Messrs. Porges, Crawford and Schlotterbeck and to measure relative company performance for purposes of the Company’s 2015 Incentive PSU Program1  (see the “Determining Target Total Direct Compensation” section below for a discussion of how the peer group data was used to establish the 2015 compensation levels for the named executive officers).  In establishing the 2015 base salary and 2015 target annual and long-term incentive compensation for Mr. Gardner, the Compensation Committee considered the compensation paid to executives within the general industry group of companies set forth in Appendix D because the Compensation Committee believed that the skills and experience requisite of the General Counsel need not be specific to the Company’s business and, accordingly, his compensation should be aligned with general industry.  In continued recognition of the industry focus in his responsibilities, the Compensation

1  All Company incentive programs in which the named executive officers participate are identified and defined on page 66 of this proxy statement.   Historically company performance programs based on relative total shareholder return and an internal metric (typically, sales volume growth, cash flow growth or similar) have been referred to as “Executive Incentive Performance Programs” or “EPIPs”.   Commencing in 2016, such programs are referred to as “Incentive Performance Share Unit Programs” or “Incentive PSUs”.   This change is purely for the convenience of the reader and does not reflect any philosophical or other change by the Compensation Committee.

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Committee considered the 2015 peer group of companies as well as the general industry group of companies in establishing Mr. Conti’s 2015 base salary and 2015 target annual and long-term incentive compensation.

In the fall of 2015, the Compensation Committee reviewed its peer group with its independent compensation consultant and concluded to remove MarkWest Energy Partners, LP (subject to an acquisition agreement), Quicksilver Resources, Inc. (filed for bankruptcy protection), Questar Corporation (primarily a distribution company) and The Williams Companies, Inc. (subject to an acquisition agreement).  Marathon Oil Company was added to the peer group by the Compensation Committee following recommendation by management because of Marathon Oil Company’s emphasis on exploration and production activities, and after consideration of the historical market capitalization, financial performance and executive compensation of companies not included in the prior year peer group but identified by the larger proxy advisory services as peers with a particular focus on production and, to a lesser extent, midstream operations.  Based on management’s recommendation, the Compensation Committee determined to reduce the size of the 2016 peer group to 22 companies from 25 companies after determining that all appropriately positioned and sized companies were included in the peer group.  The financial metrics at the median of the 2016 peer group are intended to approximate, on balance, the Company’s financial metrics.  See Appendix E for a comparison of financial metrics of the 2016 peer group available at the time of selection.

The 2016 peer group was used to establish the 2016 base salaries and 2016 target annual and long-term incentive compensation for the named executive officers and to measure relative company performance for purposes of the Company’s 2016 Incentive PSU Program.  The Compensation Committee no longer considers a general industry group of companies when determining base salary and target annual and long-term incentive compensation for Mr. Conti in recognition of increased industry focus of his position or for Mr. Gardner due to the availability of peer information.

• The Compensation Committee is Mindful of Tax Considerations When Designing Compensation

The Compensation Committee considers the impact of the applicable tax laws with respect to compensation paid under the Company’s plans, arrangements and agreements.  Code Section 162(m) disallows, with certain exceptions, a federal income tax deduction for annual compensation over $1 million paid to any covered employee.  The covered employees are the person who served as principal executive officer as of the close of the tax year and the three most highly-compensated officers serving at year-end other than the principal executive officer and the principal financial officer.  An exception to the deduction limit is provided under the Code for performance-based compensation paid pursuant to shareholder-approved plans that meet certain criteria.

Long-term incentive awards outstanding in 2015 were granted under plans approved by the Company’s shareholders.  These plans provide for award opportunities designed to qualify as performance-based compensation under Code Section 162(m).  More specifically, the awards under the 2013 Incentive PSU Program, the 2014 Incentive PSU Program, the 2015 Incentive PSU Program, the 2016 Incentive PSU Program and the EQM TR Program and the stock option awards are anticipated, but cannot be guaranteed, to be fully deductible by the Company under the performance-based compensation exemption.

In addition, the Executive STIP permits the payment of annual incentive awards that are designed to be deductible -based compensation under Code Section 162(m).  The 2015 and 2016 annual incentive awards are also anticipated, but cannot be guaranteed, to be fully deductible under the performance-based compensation exemption.

Although the Compensation Committee generally attempts to structure compensation to preserve deductibility, it also believes that there are circumstances in which the Company’s interests are best

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served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation for tax purposes.  For example, the Company has the ability to grant service-based restricted shares and other stock-based awards under the 2014 LTIP and to make cash bonuses and equity grants that are not designed to qualify as performance-based compensation under the Code.  In the case of the 2015 Special Award described below, the Compensation Committee concluded that the importance of recognizing the effort to identify and execute upon the EQGP IPO strategy was sufficient to warrant the granting of awards not designed to be deductible under Code Section 162(m).

• Executives are Encouraged to Own Equity

Consistent with the goal of driving long-term value creation for shareholders, the Company’s equity ownership guidelines require significant equity ownership by our named executive officers.  As of December 31, 2015, the named executive officers’ holdings relative to their equity ownership guidelines were:

NAME (YEAR OF EXECUTIVE OFFICER STATUS)	OWNERSHIP GUIDELINES (MULTIPLE OF BASE SALARY)	ACTUAL MULTIPLE OF BASE SALARY OWNED	VALUE REQUIRED BY OWNERSHIP GUIDELINES	AGGREGATE QUALIFYING VALUE OWNED
David L. Porges (1998)	8X	32.6X	$6,800,000	$27,674,474(1)
Philip P. Conti (2000)	3X	16.2X	1,294,200	6,991,283(2)
Randall L. Crawford (2003)	3X	15.8X	1,390,500	7,309,803
Lewis B. Gardner (2008)	3X	5.9X	1,156,500	2,272,527
Steven T. Schlotterbeck (2008)	3X	12.1X	1,516,500	6,137,857

(1)         Excludes 50,000 shares of EQT common stock (value of $2,606,500 at December 31, 2015) held in a trust of which Mr. Porges is a co-trustee and in which he has beneficial interest and shares voting.

(2)         Excludes 5,000 shares of EQT common stock (value of $260,650 at December 31, 2015) that are held in the Conti Family Foundation and in which Mr. Conti has beneficial interest and sole voting power.

Qualifying holdings include EQT stock, EQGP units and EQM units owned directly, EQT shares held in the Company’s 401(k) plan, time-based restricted stock and units, and performance-based awards for which only a service condition remains, but do not include other performance-based awards or options.  Although mandatory, there is no deadline for achieving the ownership guidelines and executives are not required to purchase EQT stock, EQGP units or EQM units.  The net shares or units acquired through incentive compensation plans (through the exercise of options, the vesting of restricted stock or similar) must be retained if an executive has not satisfied his target.  An executive’s failure to meet the equity ownership guidelines may influence an executive’s mix of cash and non-cash compensation.  Executives are not permitted to pledge their EQT equity, or EQGP equity if they are also directors or executive officers of EQGP’s general partner or EQM equity if they are also directors or executive officers of EQM’s general partner.  Executives are not permitted to hedge or otherwise invest in derivatives involving EQT stock, EQGP units or EQM units.

Making Executive Compensation Decisions

• Determining Target Total Direct Compensation

The Compensation Committee establishes the target total direct compensation for named executive officers by establishing base salaries and setting annual and long-term incentive targets.  When appropriate, the Compensation Committee also provides certain limited perquisites and makes other awards.  When establishing target total direct compensation for each named executive officer, the Compensation Committee considers:

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•                             the market median target total direct compensation for the applicable peer group as compiled by the Compensation Committee’s independent compensation consultant;

•                             the scope of the executive’s responsibility, internal pay equity, succession planning, industry-specific technical skills and abilities that may be difficult to replace; and

•                             Mr. Porges’ compensation recommendations.

The Compensation Committee also seeks input from or the approval of the other independent directors of the Board when appropriate or desirable.

When appropriate, the Compensation Committee sets base salaries and annual incentive targets at or below market median.  The Compensation Committee has established long-term incentive targets for the named executive officers other than the Chief Executive Officer above market median after considering the factors identified above.  The Compensation Committee has also granted special awards when circumstances warrant.

In considering the amount and type of each component of compensation, the Compensation Committee considers the effect of each element on all other elements as well as the allocation of target total compensation between cash and equity.  The Compensation Committee is committed to providing a significant portion of each named executive officer’s equity-based compensation in performance-based awards.

Compensation previously earned by the named executive officers does not typically affect the Compensation Committee’s compensation decisions.  This reflects the Compensation Committee’s view that a named executive officer’s compensation level should reflect the current market value of his services. The Compensation Committee further believes that reducing a named executive officer’s compensation based on the value of past compensation would weaken the competitiveness of the Company’s compensation programs and the incentive to achieve superior performance in the future and make it more difficult to attract, motivate and retain executive talent.

In 2015, the target total direct compensation of Mr. Porges substantially exceeded the target total direct compensation of the other named executive officers. This differential is consistent with, and largely driven by, pay differentials reflected in the peer groups as the management and oversight responsibilities of a chief executive officer are significantly broader in scope than those of the other named executive officers.

• Tally Sheets

Annually the Compensation Committee is provided with a tally sheet for each named executive officer designed to provide the Compensation Committee with a full picture of the executive’s compensation history as well as of all compensation payable upon his termination of employment and upon a change of control.  Each tally sheet sets forth:

•                             a history of at least five years of base salary, annual incentive targets and awards and perquisites; and

•                             a complete history since hire date of long-term incentive awards, including realized gains as well as potential gains on unexercised or unvested awards.

The tally sheets also reflect the value of compensation due to each named executive officer under certain termination scenarios, including:

•                             termination of the executive by the Company with and without cause, as defined in any applicable agreement or policy;

•                              termination by the executive for good reason, as defined in the applicable agreement;

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•                             termination by the executive other than for good reason, including retirement;

•                             termination of the executive following a change of control; and

•                             disability or death.

With regard to each scenario, the tally sheets include:

•                             the cash amounts payable to the executive, including outplacement and other payments;

•                             the cost of benefits continuation;

•                             the value of all equity awards, including the acceleration of unvested equity awards and the value of forfeited awards;

•                             the value of any cutback of benefits to avoid excise tax;

•                             retirement benefits; and

•                             any other compensation payable to the executive upon termination.

The tally sheets are provided to Compensation Committee members in an electronic resource book for easy reference.  This resource book also contains base salary, annual and long-term incentive targets, all incentive plan documentation and all employment-related agreements for each of the named executive officers.

• Role of the Independent Compensation Consultant

The Compensation Committee has the sole authority to hire, terminate and approve fees for compensation consultants, outside legal counsel and other advisors as it deems to be necessary to assist in the fulfillment of its responsibilities.  During 2015, the Compensation Committee utilized Pay Governance as its independent compensation consultant, and Pay Governance reported directly to the Compensation Committee.  Representatives of Pay Governance provided the Compensation Committee with market data and counsel regarding executive officer compensation programs and practices, including specifically:

•                             competitive benchmarking;

•                             peer group identification and assessment;

•                             advice and market insight as to the form of and performance measures for annual and long-term incentives;

•                             marketplace compensation trends in the Company’s industry and generally; and

•                             advice regarding the performance of the Company’s annual review of compensation risk.

Representatives of Pay Governance do not make recommendations on, or approve, the amount of compensation for any executive officer.  The Compensation Committee may request information or advice directly from representatives of Pay Governance and may direct the Company to provide information to representatives of Pay Governance.  Representatives of Pay Governance regularly interact with representatives of the Company’s human resources department and periodically with the Chief Executive Officer and representatives of the legal department.

Components of the Company’s Compensation Program

The following describes each element of the Company’s executive compensation arrangements:  base salary, annual incentives, long-term incentives, health and welfare benefits, retirement programs, perquisites, and non-compete agreements.

• Base Salary

The base salary for each named executive officer is established taking into account the factors discussed under “Determining Target Total Direct Compensation” above.  Base salaries are ordinarily considered

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and, where appropriate, adjusted early each year.  In 2015, Mr. Porges’ base salary was again held constant, having not been increased since March 2012.  The following base salary adjustments were made in 2015:  Mr. Conti’s base salary was increased to $431,400 from $406,000; Mr. Crawford’s base salary was increased to $463,500 from $450,000; Mr. Gardner’s base salary was increased to $385,500 from $370,000; and Mr. Schlotterbeck’s base salary was increased to $505,500 from $485,000.  These salary adjustments were made to approximate base salaries at the market median.  The 2016 base salaries of Messrs. Porges, Conti, Crawford and Gardner remained the same as their 2015 base salaries, as such amounts continued to approximate base salaries at the market median.  Mr. Schlotterbeck’s 2016 base salary was increased to $523,000 from $505,500 in recognition of his promotion to President of the Company and his additional responsibilities.

• Annual Incentives

Before or at the start of each year, the Compensation Committee approves the target annual incentive award for each named executive officer taking into account the factors discussed under “Determining Target Total Direct Compensation” above.  For 2015, the Compensation Committee approved the following target annual incentive awards for the named executive officers:  $850,000 for Mr. Porges; $320,000 for Mr. Conti; $385,000 for Mr. Crawford; $214,500 for Mr. Gardner; and $460,000 for Mr. Schlotterbeck.  These levels approximated the market median.  The 2015 targets for Messrs. Porges, Conti and Crawford were consistent with the 2014 targets, while Mr. Gardner’s target reflected an $11,000 increase and Mr. Schlotterbeck’s target reflected a $45,000 increase.  The 2016 target annual incentive awards for the named executive officers remained the same as their 2015 target awards, as such amounts continued to approximate the market median.

The Executive STIP, which is the annual bonus plan in which the named executive officers participate, is structured with an intent to preserve the full deductibility of awards under Code Section 162(m).  In order to do this, the Compensation Committee establishes one or more objectively determinable performance goals or measures before or at the beginning of each year.  Performance against these measures results in an objectively determinable bonus amount, except that the Compensation Committee is permitted to exercise, and has historically exercised, downward discretion in determining the actual payout under the plan.  The Compensation Committee does not have discretion to pay a higher amount under the Executive STIP than that specified by the objective formula.

2015 Annual Incentives

The 2015 performance measure approved for the Executive STIP was adjusted 2015 EBITDA compared to business plan.  Adjusted 2015 EBITDA was calculated consistent with all GAAP line items using a fixed natural gas price of $4.00 per Mcfe and excluding the effects of acquisitions and dispositions of greater than $100 million.  This measure, which has been successfully used as the annual performance metric since the 2009 plan year, was selected because it drives behavior consistent with the shareholders’ interests and the Company’s business plan embodies the goals and priorities of the Company. Moreover, cash flow measures such as EBITDA are often utilized by capital intensive companies and their investors as an indicator of such companies’ performance, including their ability to fund their activities and service their debt (see Appendix B for additional information about this metric).  Prior to selecting adjusted 2015 EBITDA compared to business plan, the Compensation Committee considered, among other things, the relative rigor of the 2015 business plan, including the forecasted growth rate and the importance of managing costs in a low price environment for natural gas.  The Compensation Committee fixed the natural gas price to avoid the undue positive or negative effect of natural gas prices which are beyond the control of plan participants and may be volatile. The Compensation Committee believed that the exclusion of acquisitions and dispositions of over $100 million from the calculation of adjusted 2015 EBITDA would encourage named executive officers to pursue monetization transactions to further the Company’s strategic plan to accelerate development of the Company’s Marcellus and Utica Shale assets.  Under the Executive STIP, a pool to pay bonuses to the Company’s seven executive officers (which

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include the named executive officers) was funded based upon adjusted 2015 EBITDA relative to plan, as follows:

ADJUSTED 2015 EBITDA COMPARED TO BUSINESS PLAN	PERCENTAGE OF ADJUSTED 2015 EBITDA AVAILABLE FOR ALL EXECUTIVE OFFICER 2015 ANNUAL INCENTIVE AWARDS
At or above plan	2%
5% below plan	1.5%
25% below plan	1%
Greater than 25% below plan	No bonus

The percentage of adjusted 2015 EBITDA available for the pool was interpolated between levels and capped at 2%.  After determining the pool available for distribution, the Compensation Committee determined the value of the award to each named executive officer based upon consideration of the individual’s 2015 target award and 2015 performance on Company, business unit and individual value drivers.  Generally, the Compensation Committee aims to award between zero and three times the value of a named executive officer’s target award, but the Compensation Committee may award up to $5 million to each named executive officer, subject to the overall cap.  The Compensation Committee believes that this structure provides the Compensation Committee with flexibility to reward superior individual performance in years of superior company performance and appropriately recognize exceptional efforts in the face of goals established at a challenging threshold.

The Compensation Committee considers the following as a basis for addressing the performance of each named executive officer:

•                             a review of Mr. Porges’ performance performed by the Corporate Governance Committee and the Chair of the Compensation Committee and reviewed with all independent directors.  Mr. Porges provides a self-assessment to the Corporate Governance Committee and the Chair of the Compensation Committee to assist their review, and input is requested from the Lead Independent Director and other independent directors; and

•                             a report by Mr. Porges regarding the performance of each other named executive officer.

Adjusted 2015 EBITDA of $1,832 million exceeded the Company’s business plan by approximately 17%.  Following discussion regarding the macro events affecting the Company, including the low price for natural gas and consistent with the Executive STIP and Code Section 162(m), the Compensation Committee exercised downward discretion in determining the award to each named executive officer taking into consideration each named executive officer’s target award and performance on Company, business unit and individual value drivers.  In assessing the value driver performance of each named executive officer, the Compensation Committee considered, among other things, the effort on a number of important transactions and projects and the Company’s strong 2015 operational performance (discussed under the caption “How We Performed in Fiscal Year 2015” in this CD&A) notwithstanding the depressed price for natural gas, natural gas liquids and oil.  The five-year trend in the Company’s performance on certain metrics discussed below is set forth in the “2016 Proxy Statement Summary” section of this proxy statement under the caption “EQT Business Highlights.” The following are the highlights of each named executive officer’s 2015 performance:

EXECUTIVE OFFICER	2015 PERFORMANCE HIGHLIGHTS
David L. Porges

Mr. Porges served in the role of Chairman, President and Chief Executive Officer of EQT for most of 2015, relinquishing the title of President in December.  He also served as Chairman, President and Chief Executive Officer of the general partners of EQGP and EQM.  Mr. Porges’ 2015 incentive award recognized the Company’s efforts on important transactions and projects, as well as its strong performance in a weak price market, as follows:

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EXECUTIVE OFFICER	2015 PERFORMANCE HIGHLIGHTS

•                  strategic vision demonstrated by the initial public offering of common units of EQGP as a result of which investors have greater visibility into the value of EQT’s midstream assets; by EQM’s entry into the “high splits” such that EQGP now receives up to 48% of all incremental cash distributed by EQM in a quarter after $0.5250 has been distributed in respect of each common unit and general partner unit of EQM for that quarter; and by the successful efforts to add partners to the Mountain Valley Pipeline joint venture;

•                  leadership in completing the sale of the Northern West Virginia gathering system, an EQM equity offering and the establishment of an EQM “At the Market” equity distribution program, as well as the EQGP initial public offering, which combined to result in the Company ending 2015 with a strong balance sheet, including $1.25 billion in cash (excluding EQM);

•                  support in driving strong operational results, including, record annual production sales volume and record gathering volumes; and

•                  leadership on achieving other EQT and business unit value drivers, including continued progress with the Mountain Valley Pipeline and the Ohio Valley Connector and development of a culture of innovation.

Philip P. Conti

Mr. Conti served as Senior Vice President and Chief Financial Officer of EQT and of the general partners of EQGP and EQM throughout 2015.  Mr. Conti also serves on the board of the general partners of EQGP and EQM.  His role includes the management of the treasury, accounting, tax, financial risk and internal audit functions.  Mr. Conti’s incentive award recognized his performance on Company, business unit and individual value drivers in 2015, including:

•                  completed EQGP’s initial public offering that resulted in EQT receiving net proceeds of $674 million (after deducting the underwriters’ discount and offering expenses) for approximately 9.9% of the equity of EQGP;

•                  completed EQT’s contribution to EQM of (i) the Northern West Virginia gathering system in exchange for $925.7 million, consisting of $873.2  million in cash, 511,973 EQM common units and 178,816 EQM general partner units and (ii) a preferred interest in a subsidiary in exchange for $124.3 million in cash;

•                  completion of a standalone equity offering by EQM through which it received net proceeds of $399.9 million (after deducting the underwriters’ discount and offering expenses) and of the establishment of an “At the Market” (or ATM) program for EQM pursuant to which a group of managers, acting as EQM’s sales agents, may sell EQM common units having an aggregate offering price of up to $750 million;

•                  evaluated multiple business development opportunities;

•                  provided strong oversight for accounting disclosure and control systems as evidenced by the lack of significant internal control or financial reporting deficiencies; and

•                  continued successful tax planning initiatives.

Randall L. Crawford	Mr. Crawford led the Company’s midstream and commercial businesses throughout 2015, serving as Senior Vice President and President, Midstream and Commercial, EQT, and as Executive Vice President and

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EXECUTIVE OFFICER	2015 PERFORMANCE HIGHLIGHTS

Chief Operating Officer of the general partner of EQM.  Mr. Crawford also serves on the board of the general partner of EQM.  Mr. Crawford’s incentive award recognized his performance on Company, business unit and individual value drivers in 2015, including:

•                  record gathered volumes of 754.3 TBtu; 28% higher than 2014;

•                  gathering and compression expense of $.12 per unit; a 14% decrease from 2014;

•                  operating income totaled $473.4 million, an increase of $89.1 million in 2015 compared to 2014;

•                  gathering revenues increased by $106.7 million in 2015 compared to 2014;

•                  leadership in meeting with EQM stakeholders to communicate issues critical to EQM including strategy and technical information;

•                  continued to develop and direct the commercial sales strategy;

•                  execution of an agreement with Range Resources Corporation to construct a $250 million header pipeline for their Marcellus and Utica development;

•                  continued progress on the Mountain Valley Pipeline and Ohio Valley Connector pipeline projects, including the execution of agreements with new demand market customers Consolidated Edison, Inc., Roanoke Gas Company and Washington Gas Light Company;

•                  continued EQM expansion of the Jupiter gathering and Equitrans transmission systems; and

•                  an excellent environmental and safety record.

Lewis B. Gardner

Mr. Gardner served as General Counsel and Vice President, External Affairs throughout 2015.  Mr. Gardner also serves on the board of the general partners of EQGP and EQM.  His role includes the management of the legal, enterprise risk, external affairs, corporate communications, environmental, health and safety, governance and corporate secretary functions.  Mr. Gardner’s incentive award recognized his performance on Company, business unit and individual value drivers in 2015, including:

•                  effective management of corporate governance, compliance and litigation matters;

•                  successful completion of the EQGP IPO, EQM equity issuances, a joint development arrangement with Chevron Corporation, and the sale of the Northern West Virginia gathering system to EQM;

•                  support regarding regulatory filings for the Mountain Valley Pipeline and Ohio Valley Connector projects;

•                  leadership in governmental affairs matters; and

•                  greater employee safety engagement and enhanced preventable vehicle accident training.

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EXECUTIVE OFFICER	2015 PERFORMANCE HIGHLIGHTS
Steven T. Schlotterbeck

Mr. Schlotterbeck led the Company’s exploration and production business throughout 2015, serving as President, Exploration and Production.  In December he was promoted to President of EQT Corporation from Executive Vice President.  Following Mr. Schlotterbeck’s promotion, his direct reports included Ms. Charlene Petrelli, Vice President and Chief Human Resources Officer and Mr. Gardner, in respect of his responsibilities for external affairs and environmental, health and safety matters.  Mr. Schlotterbeck had previously assumed responsibility for the Company’s information technology, procurement and facilities functions.  Mr. Schlotterbeck also serves on the board of the general partner of EQGP.  Mr. Schlotterbeck’s incentive award recognized his performance on Company, business unit and individual value drivers in 2015, including:

•                  record annual production sales volume of 603.1 Bcfe; 27% higher than 2014, which represents the sixth consecutive year of annual production sales volume growth in excess of 25%;

•                  Marcellus sales volumes of 505.1 Bcfe; 34% higher than 2014;

•                  production lease operating expenses were 14% lower than 2014;

•                  leadership in drilling EQT’s first deep Utica well, Scotts Run, that had initial production of approximately 72.9 MMcf per day of natural gas;

•                  completion of 157 gross horizontal wells with an aggregate of approximately 868,000 feet of pay in the Marcellus;

•                  leadership of the information systems and procurement functions;

•                  leadership in meeting with EQT stakeholders to communicate exploration and production issues critical to EQT including strategy and technical information; and

•                  an excellent environmental and safety record.

Although permitted to distribute a total of $36.6 million to the seven executive officers, the Compensation Committee distributed less than $5.9 million.  The total 2015 Executive STIP award to each named executive officer as a percent of his respective target award was as follows:

EXECUTIVE OFFICER	2015 ANNUAL INCENTIVE AWARD AS A PERCENTAGE OF TARGET
David L. Porges	247%
Philip P. Conti	244%
Randall L. Crawford	234%
Lewis B. Gardner	201%
Steven T. Schlotterbeck	223%

2016 Annual Incentives

In December 2015, the Compensation Committee selected adjusted 2016 EBITDA as compared to business plan as the performance measure under the 2016 Executive STIP.  Adjusted 2016 EBITDA will be calculated consistent with all GAAP line items but calculated (i) using the fixed commodity prices set forth in the Company’s 2016 business plan (the 2016 Plan) and adjusted for all cash settled derivatives and all basis and fixed price sales set forth in the 2016 Plan, (ii) excluding the effects of non-cash derivative gains (losses) not included in the 2016 Plan, (iii) excluding gains/losses on derivatives not designated as hedges, (iv) excluding the effects of non-cash developed and undeveloped oil and gas property impairments and (v) excluding the impact of acquisitions and/or dispositions in which the total consideration paid, received or assumed is in excess of $100 million.  The exclusions from the calculation of adjusted 2016 EBITDA are intended to more specifically reflect the Compensation Committee’s intent

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and do not represent a substantive difference from historical practice.  Adjusted 2016 EBITDA was selected as the 2016 performance measure for the same reasons that adjusted 2015 EBITDA was selected for 2015.  Under the Executive STIP, the pool available for all executive officer incentive awards will be funded based upon adjusted 2016 EBITDA relative to the 2016 business plan consistent with funding permitted under the 2015 annual incentive plan.  Also consistent with 2015 and prior years, after determining the pool available for distribution for 2016, the Compensation Committee will determine the value of the award to each named executive officer based upon consideration of the individual’s 2016 target award and 2016 performance on Company, business unit and individual value drivers.

• Long-Term Incentives

2015 Long-Term Incentive Awards (2015 options and 2015 Incentive PSU Program)

In developing the 2015 long-term incentive program, the Compensation Committee designed a program that the Compensation Committee believed would align the interests of the named executive officers with the interests of shareholders, drive appropriate performance, be market competitive, be effective for retention purposes, be tax efficient, minimize earnings volatility, and result in a portfolio approach to performance metrics.  The Compensation Committee’s considerations included:

•                             market data regarding the long-term incentive design using the 2014 peer group;

•                             the appropriate way to incentivize executives toward the success of both the Company and EQM;

•                             the portfolio of existing long-term incentive programs and their combined influence on focusing executive behavior on critical activities;

•                             feedback received during the Company’s 2014 shareholder outreach program; and

•                             the views of the larger proxy advisory services.

As a result of its analysis, and with input from its independent compensation consultant, the Compensation Committee designed a long-term incentive compensation program for 2015 that included stock options and performance units under the 2015 Incentive PSU Program:

TYPE OF AWARD	APPROXIMATE PERCENT OF VALUE	RATIONALE
Stock Options	25%	Stock options encourage executives to focus broadly on behaviors that should lead to a sustained long-term increase in the price of EQT stock, which benefits all shareholders.
2015 Incentive PSU Program	75%

The 2015 Incentive PSU Program performance units drive long-term value directly related to EQT stock performance but allow for the delivery of some value, assuming relative performance, even if the stock price declines.  Performance units have stronger retention value than options but less leverage in a rising stock price environment.

Management presented seven different programs to the Compensation Committee for consideration, noting, among other things, that many companies in the 2015 peer group included time-based awards, as well as stock options and other performance-based awards, in their long-term incentive programs.  After considering the market data and the alternatives presented by management, the Compensation Committee determined to include exclusively stock options and other performance-based awards in the 2015 long-term incentive program in order to provide higher leverage for performance.  After assessing the market

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and adjusting for its determination not to award time-based awards, the Compensation Committee determined to allocate the value of the awards as described above.

The options granted in January 2015 have a term of ten years and an exercise price of $75.70.  The options will vest on January 1, 2018, contingent upon continued employment with the Company on such date.

The performance measures for the 2015 Incentive PSU Program are the Company’s:

•                             TSR over the period January 1, 2015 through December 31, 2017, as ranked among the comparably measured TSR of the 2015 peer group; and

•                             compound annual production sales volume growth.

The Compensation Committee chose TSR ranking among peers because it forges a direct link to shareholder performance on a relative basis rather than on an absolute basis, and is an important indicator of the Company’s success in achieving its strategic objectives. The Compensation Committee chose compound annual production sales volume growth because it believes an internal metric is important to serve as a modifier to TSR and to drive appropriate behavior.  The Compensation Committee considered a variety of internal financial and operational performance metrics (including cash flow growth, return on total capital, expense management and capital usage) before deciding upon compound annual production sales volume growth.  In selecting compound annual production sales volume growth, the Compensation Committee considered, among other things, that production sales volume growth, as a significant driver of shareholder value, was an appropriate performance measure that was easy to measure and for employees to understand.

In approving the payout matrix for the 2015 Incentive PSU Program, the Compensation Committee considered the alignment of the matrix with the Company’s historical and expected growth and the importance of managing costs in a low price environment for natural gas.  The analysis behind the selection of the 2015 peer group is described above under the caption “Peer Groups Help Establish Target Total Direct Compensation and Define Competitive Levels of Performance.” Having given consideration to these and other factors, including the advice of its independent compensation consultant, the Compensation Committee determined that the payout matrix was appropriately rigorous and would provide rewards appropriate to performance.

The payout opportunity under the 2015 Incentive PSU Program ranges from:

•                             no payout if the Company is one of the nine lowest-ranking companies in the 2015 peer group as to TSR and has compound annual production sales volume growth over the performance period of less than 0%;

•                             to target payout if the Company ranks seventeenth to fourteenth in the 2015 peer group as to TSR and has compound annual production sales volume growth over the performance period equal to 6.4%;

•                             to three times the target award if the Company is one of the four highest-ranking companies in the 2015 peer group as to TSR and has compound annual production sales volume growth over the performance period of at least 26.4%.

Earned 2015 Incentive PSU Program units are expected to be distributed in Company common stock.  The election to pay awards in Company common stock under the 2015 Incentive PSU Program was consistent with the Company’s efforts to utilize cash to accelerate development of its assets.  In addition, payment in common stock further aligns the interests of the named executive officers with those of shareholders and allows favorable, non-variable accounting treatment.

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The Compensation Committee established the 2015 target awards by taking into account the factors discussed under “Determining Target Total Direct Compensation” above.  The target award made to Mr. Porges was at the median of the 2015 peer group.  The target awards to Messrs. Conti, Crawford, Gardner and Schlotterbeck were between the median and the 75th percentile of the applicable peer group after considering the scope of each executive’s responsibilities, internal pay equity, succession planning, industry-specific technical skills and abilities that may be difficult to replace and the highly-competitive environment for executive talent in the regions in which the Company operates.

2015 Special Award

In connection with the initial public offering of EQGP common units in May 2015 the named executive officers (and other long-term incentive eligible employees, as well as directors of EQT and EQGP) were offered the opportunity to purchase EQGP units through the DUP.  In order to recognize the efforts of the named executive officers in connection with the offering and to encourage their personal investment in EQGP, each named executive officer was eligible to receive from EQT a limited cash award to be used by the named executive officer to match his purchase of EQGP units.  The approved maximum awards were established by the Compensation Committee such that the named executive officer’s 2015 long-term incentive awards (including the special award) did not exceed the 75th percentile of the market on an aggregate basis.  Each named executive officer participated and benefited to the maximum special award approved for him (see “Bonus” column of the Summary Compensation Table for the specific amounts).  In addition, in order to provide liquidity to facilitate the purchase of EQGP units in the initial public offering, and in recognition of the already significant equity ownership levels of its executives, the Board approved a purchase of EQT shares (at the market price) from each named executive officer in an aggregate value equal to each named executive officer’s maximum special award.

Long-Term Incentive Awards extending through and beyond 2015

During 2015, in addition to the awards described above, the named executive officers held unvested options that were granted in 2014, as well as unvested awards under the 2013 Incentive PSU Program, the 2014 Incentive PSU Program and the EQM TR Program for which the relevant performance or service periods had not yet been completed.  In 2015, the Compensation Committee certified the relevant performance and authorized payout for the 2012 Incentive PSU Program.  Please refer to the “Narrative Disclosure to Summary Compensation Table and 2015 Grants of Plan-Based Awards Table” below for a description of the terms of the 2014 options, the 2013 Incentive PSU Program, the 2014 Incentive PSU Program and the EQM TR Program.

2016 Long-Term Incentive Awards (2016 options and 2016 Incentive PSU Program)

In developing the 2016 long-term incentive program, the Compensation Committee designed a program that the Compensation Committee believes aligns the interests of the named executive officers with the interests of shareholders, drives appropriate performance, is market competitive, is effective for retention purposes, is tax efficient, minimizes earnings volatility, and results in a portfolio approach to performance metrics.  The Compensation Committee’s considerations also included:

•                             market data regarding the long-term incentive design at the 2015 peer group;

•                             the appropriate way to incentivize executives toward the success of the Company, EQGP and EQM;

•                             the portfolio of existing long-term incentive programs and their combined influence on focusing executive behavior on critical activities;

•                             feedback received during the Company’s 2015 shareholder outreach program; and

•                             the views of the larger proxy advisory services.

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The process involved consideration of the pros and cons of multiple variations of long-term incentive programs.  As a result of its analysis, and with input from its independent compensation consultant, the Compensation Committee designed a long-term incentive compensation program for 2016 that includes stock options and performance units under the 2016 Incentive PSU Program:

TYPE OF AWARD	PERCENT OF VALUE	RATIONALE
Stock Options	25%	Stock options encourage executives to focus broadly on behaviors that should lead to a sustained long-term increase in the price of EQT stock, which benefits all shareholders.
2016 Incentive PSU Program	75%

The 2016 Incentive PSU Program performance units drive long-term value directly related to EQT stock performance but allow for the delivery of some value, assuming relative performance, even if the stock price declines.  Performance units have stronger retention value than options but less leverage in a rising stock price environment.

After considering market data, the Compensation Committee determined to allocate the 2016 long-term incentive program exclusively to stock options and other performance-based awards in order to provide higher leverage for performance as described above.

The options granted in January 2016 have a term of ten years and an exercise price of $52.13.  The options will vest on January 1, 2019, contingent upon continued employment with the Company on such date.

The performance measures for the 2016 Incentive PSU Program are the Company’s:

•                             TSR over the period January 1, 2016 through December 31, 2018, as ranked among the comparably measured TSR of the 2016 peer group; and

•                             compound annual production sales volume growth.

After considering relative cash flow growth and relative return on capital as performance metrics, relative TSR was selected for the same reason it was selected for 2015 and prior years.  The selection of compound annual production sales volume growth followed consideration of other internal metrics, including expense management, capital usage and absolute TSR performance.  Consistent with the 2015 Incentive PSU Program, the Compensation Committee selected compound annual production sales volume growth because sales volumes are an important driver of shareholder value.

The payout opportunity under the 2016 Incentive PSU Program ranges from:

•                             no payout if the Company is one of the nine lowest-ranking companies in the 2016 peer group as to TSR and has compound annual production sales volume growth over the performance period of less than 0%;

•                             to target payout if the Company ranks fourteenth to twelfth in the 2016 peer group as to TSR and has compound annual production sales volume growth over the performance period equal to 5%;

•                             to three times the target award if the Company is one of the three highest-ranking companies in the 2016 peer group as to TSR and has compound annual production sales volume growth over the performance period of at least 25%.

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In approving the payout matrix, the Compensation Committee considered the alignment of the matrix with the Company’s historical and expected growth and the importance of managing costs in a low price environment for natural gas and, following discussion with its independent compensation consultant, concluded that the payout matrix would provide rewards appropriate to performance.  The analysis behind the selection of the 2016 peer group is described above under the caption “Peer Groups Help Establish Target Total Direct Compensation and Define Competitive Levels of Performance.” Having given consideration to these and other factors, including the advice of its independent compensation consultant, the Compensation Committee determined that the payout matrix was appropriately rigorous.

Earned 2016 Incentive PSU Program units are expected to be distributed in Company common stock.  The election to pay awards in Company common stock under the 2016 Incentive PSU Program is consistent with the Company’s efforts to utilize cash to accelerate development of its assets.  In addition, payment in common stock further aligns the interests of the named executive officers with those of shareholders and allows favorable, non-variable accounting treatment.

The target awards to Messrs. Porges, Crawford and Gardner were at the median of the 2016 peer group, consistent with the Compensation Committee’s general philosophy.  The target award to Mr. Schlotterbeck was at the 75th percentile of the 2016 peer group in recognition of his promotion to President of the Company and his additional responsibilities.  Mr. Conti did not receive long-term incentive awards in light of his upcoming retirement from the Company.  The number of options and target units under the 2016 Incentive PSU Program awarded to the named executive officers were as follows:

EXECUTIVE OFFICER	2016 OPTIONS	2016 INCENTIVE PSU PROGRAM
David L. Porges	78,200	69,780
Randall L. Crawford	24,200	21,590
Lewis B. Gardner	18,200	16,200
Steven T. Schlotterbeck	48,400	43,170

• Other Benefits

Health and Welfare Benefits

The named executive officers participate in the same health and welfare benefit plans offered to other EQT employees, including medical, prescription drug, dental, vision, short- and long-term disability, and the wellness and employee assistance programs.  The same contribution amounts, deductibles and plan design provisions are generally applicable to all employees.  The Company also facilitates an annual executive physical benefit for the named executive officers.  Starting in 2015, the executive physical benefit included preferred access to healthcare professionals and related services for each named executive officer and his spouse.

Retirement Programs

The named executive officers participate in the same defined contribution 401(k) plan as other EQT employees.  The Company has historically contributed an amount equal to 6% of each participant’s base salary to an individual investment account for the employee, subject to applicable tax regulations.  In addition, the Company matches a participant’s elective contribution by contributing to the participant’s individual investment account an amount equal to 50% of each dollar contributed by the employee, subject to a maximum Company contribution of 3% of the employee’s base salary and to applicable tax regulations.

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Once Company contributions for named executive officers reach the maximum level permitted under the 401(k) plan or by regulation, Company contributions are continued on an after-tax basis through a retirement annuity product offered by Fidelity Investments Life Insurance Co.  Under this program, the Company also contributed to the annuity an amount equal to 11% of each named executive officer’s annual incentive award.  The after-tax annuity program contains no vesting requirements.

The Company currently has no supplemental executive retirement plan (SERP) or deferred compensation obligations to any employee, including executive officers.  No named executive officer participates in a defined benefit retirement plan with the Company.

Perquisites

Consistent with its philosophy of pay for performance, the Company provides modest perquisites to its named executive officers that, in number and value, are below median competitive levels for the applicable peer group.  Perquisites that are offered to each named executive officer include the following:  a car allowance, a country club and a dining club membership, executive physical, financial planning, parking, life insurance and accidental death and disability insurance (both of which exceed the level of insurance provided to other employees), and de minimis personal usage of Company purchased event tickets. Messrs. Porges, Crawford and Schlotterbeck are beneficiaries of a travel security insurance policy, and in 2015 Mr. Schlotterbeck received a safety recognition award.

See footnote (6) to the Summary Compensation Table below for a discussion and breakdown of the perquisites provided to the named executive officers in 2015.

• Agreements with the Named Executive Officers

The Compensation Committee believes that severance protections can play a valuable role in attracting, motivating and retaining highly talented executives.  The Compensation Committee also believes that having an existing agreement in place is preferable to negotiating an exit strategy at the time of an executive officer’s departure, whether before or after a change of control.  Accordingly, the Company provides such protections for the named executive officers under their agreements which are described in detail under the caption “Potential Payments Upon Termination or Change of Control” below.

Importantly, the executive agreements include covenants not to compete with, or solicit employees, customers, potential customers, vendors or independent contractors from, the Company for a specified period of time and to maintain the confidentiality of the Company’s information for as long as the information is confidential.  The Compensation Committee believes that these covenants are extremely valuable to the Company.

The confidentiality, non-solicitation and non-competition agreement with each named executive officer was amended and restated in 2015.  The change of control agreement with each named executive officer was terminated in conjunction with the restatement of the officer’s confidentiality, non-solicitation and non-competition agreement.  These changes were made following a thorough review and analysis by the Compensation Committee of the severance benefits and employee obligations under the prior agreements, and following receipt of advice from the Compensation Committee’s independent compensation consultant. The Compensation Committee concluded that the changes provided substantial benefit to the Company as they increased the length of the restricted covenants, resolved discrepancies that had arisen over time among the agreements and between the agreements and other Company benefit programs, eliminated the need to define the events constituting a “change of control” and therefore triggering a payout, responded to concerns articulated by proxy advisory services firms and some shareholders regarding change of control payouts generally, and provided consistent, and in some cases enhanced, benefits and employee obligations, both before and after a change of control, in a single agreement for each named executive officer.  The severance benefits were enhanced, primarily through the vesting of

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long-term incentive awards in the event of a termination without cause by the Company or for good reason by the executive.  The Compensation Committee believes that the modified agreements are an important part of each executive’s compensation and consistent with competitive practices.

Mr. Crawford’s confidentiality, non-solicitation and non-competition agreement was further amended in 2016 to allow Mr. Crawford to participate in the executive alternative work arrangement described below following his relinquishment of full-time employment status. The Compensation Committee considered the additional extension of the non-competition and non-solicitation periods under the executive alternative work arrangement as well as Mr. Crawford’s availability under such arrangement to provide important benefits to the Company.

See “Potential Payments Upon Termination or Change of Control” below for more detail regarding the Company’s agreements with each named executive officer, including the value of the benefits.

Excise Tax Provisions

If any compensation to a named executive officer is accelerated or becomes vested, that executive could, in some cases, be considered to have received “parachute payments” within the meaning of Code Sections 280G and 4999.  Pursuant to these tax laws, the executive could be subject to a 20% excise tax on parachute payments that exceed a certain amount, in which case the Company would be denied a tax deduction for such excess parachute payments.  The agreement with each executive officer contains a “best net” provision, pursuant to which any “parachute payments” will be reduced to the extent necessary to avoid triggering the excise tax, unless the executive would have a more favorable after-tax result by receiving the unreduced payments and paying the excise tax himself, without a gross-up from the Company.  Due to the structure of the excise tax, it is not possible to determine in advance which calculation would produce the more tax-efficient result.  If the excise tax is triggered, the Company would not enjoy a tax deduction on the amount of the “excess parachute payments” but in no event would the Company be obligated to pay any portion of the excise tax.

Cautionary Statements

Disclosures in this proxy statement may contain certain forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended.  Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “approximate,” “expect,” “intend,” “plan,” “believe” and other words of similar meaning in connection with any discussion of future operating or financial matters.  Without limiting the generality of the foregoing, forward-looking statements contained in this proxy statement include the matters discussed regarding the expectation of performance under compensation plans, anticipated financial and operational performance of the Company and its subsidiaries and reserves estimates.  These statements involve risks and uncertainties that could cause actual results to differ materially from projected results.  Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events.  While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control.  The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2015.

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Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Report of the Management Development and Compensation Committee

We have reviewed and discussed the Compensation Discussion and Analysis (CD&A) with the management of EQT Corporation.  Based on our review and discussions, we recommended to the Board of Directors that the CD&A be included in the EQT Corporation Proxy Statement for 2016.

This report is not soliciting material, is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of EQT Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Management Development and Compensation Committee of the Board of Directors.

Lee T. Todd, Jr., Chair
A. Bray Cary, Jr.
James E. Rohr

Compensation Policies and Practices and Risk Management

Culminating in early 2016, members of the Company’s senior management, with the assistance of the Compensation Committee’s independent compensation consultant, conducted a risk assessment of the Company’s compensation programs for all employees.  The results of such assessment were presented to the Compensation Committee.  Based on the assessment, the Company and the Compensation Committee believe that the Company’s compensation programs are balanced and do not create risks reasonably likely to have a material adverse impact on the Company.  Important factors taken into account include, but are not limited to, the following:

•                             the Company does not use highly leveraged short-term incentives that drive high risk investments at the expense of long-term Company value;

•                             the Company’s annual incentive compensation is based on balanced performance measures that promote disciplined progress towards longer-term goals, and payments are capped;

•                             the performance periods and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period at the expense of performance in other periods;

•                             the Company’s compensation programs reward consistent, long-term performance by heavily weighting compensation to long-term incentives that reward sustainable stock, financial and operating performance;

•                             variations of the Company’s compensation programs have been in place for many years, and the Company has seen no evidence that they encourage excessive risk-taking;

•                             the Compensation Committee has authority to exercise downward discretion to reduce or eliminate payouts under all of the Company’s compensation programs;

•                             the Company’s equity ownership guidelines require executives to hold a meaningful equity interest, linking their interests to the interests of shareholders; and

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•                             hedging and pledging of EQT securities by EQT executive officers and directors, EQGP securities by EQGP executive officers and directors, and EQM securities by EQM executive officers and directors, is prohibited under the Company’s policies.

Compensation Tables

The following tables contain information concerning the compensation of the Company’s principal executive officer, its principal financial officer and each of its other three most highly compensated executive officers who were serving as executive officers at the end of 2015.  References to named executive officers in this “Compensation Tables” section are to the five individuals included in the following tables.

Summary Compensation Table

NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS	STOCK AWARDS	OPTION AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	ALL OTHER COMPENSATION	TOTAL
		($) (1)	($)(2)	($) (3)	($) (4)	($) (5)	($) (6)	($)
David L. Porges	2015	850,000	1,000,000	6,690,025	1,072,610	2,100,000	393,613	12,106,248
Chairman and Chief	2014	850,000	-	4,169,644	1,059,100	2,275,000	400,156	8,753,900
Executive Officer	2013	882,693	-	2,649,147	1,544,928	2,500,000	345,305	7,922,073

Philip P. Conti	2015	426,516	500,000	2,517,402	403,970	780,000	183,881	4,811,769
Senior Vice President and	2014	404,846	-	1,843,334	469,475	840,000	178,022	3,735,677
Chief Financial Officer	2013	415,385	-	900,531	525,008	950,000	157,523	2,948,447

Randall L. Crawford	2015	460,905	500,000	2,936,499	471,630	900,000	200,457	5,469,491
Senior Vice President	2014	448,461	-	2,150,834	547,350	962,500	204,558	4,313,703
	2013	459,000	-	1,263,199	737,352	1,100,000	171,235	3,730,786

Lewis B. Gardner	2015	382,520	500,000	1,608,654	258,700	432,000	137,887	3,319,761
General Counsel and Vice	2014	365,193	-	615,002	157,975	460,000	131,569	1,729,739
President, External Affairs	2013	358,268	-	378,290	220,704	550,000	110,854	1,618,116

Steven T. Schlotterbeck	2015	501,558	500,000	3,495,295	561,180	1,025,000	231,334	6,314,367
President	2014	476,731	-	2,304,585	585,175	1,100,000	189,122	4,655,613
	2013	459,000	-	1,263,199	737,352	1,100,000	163,696	3,723,247

(1)       Each named executive officer’s annual base salary is paid over 26 equal pay periods each year.  Due to the timing of the Company’s bi-weekly pay cycle, 2013 contained 27 pay dates, while 2014 and 2015 each contained the standard 26 pay dates.

(2)       This column reflects the total amount of each named executive officer’s bonus award in connection with the initial public offering of common units of EQGP.  See “2015 Special Award” under the caption “Narrative Disclosure to Summary Compensation Table and 2015 Grants of Plan-Based Awards Table” below for further discussion of the 2015 Special Award.

(3)       This column reflects the aggregate grant date fair values determined in accordance with FASB ASC Topic 718 for performance units granted in the applicable year under the 2013 Incentive PSU Program, the 2014 Incentive PSU Program and the 2015 Incentive PSU Program (each as defined and described under the caption “Narrative Disclosure to Summary Compensation Table and 2015 Grants of Plan-Based Awards Table” below), using the assumptions described below.  Pursuant to SEC rules, the amounts shown in the Summary Compensation Table for awards subject to performance conditions are based on the probable outcome as of the date of grant and exclude the impact of estimated forfeitures.

The 2013 Incentive PSU Program is a three-year program that provides stock-based awards.  Each named executive officer was granted an award under the 2013 Incentive PSU Program on January 1, 2013.  The vesting and payment of the awards is expected to occur in the first quarter of 2016.  The performance period for the 2013 Incentive PSU Program was January 1, 2013 through December 31, 2015.  The grant date fair values of the

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awards were:  $2,649,147 for Mr. Porges; $900,531 for Mr. Conti; $1,263,199 for Mr. Crawford; $378,290 for Mr. Gardner; and $1,263,199 for Mr. Schlotterbeck.  The grant date fair values were computed by multiplying the number of units awarded to each named executive officer (23,740 for Mr. Porges; 8,070 for Mr. Conti; 11,320 for Mr. Crawford; 3,390 for Mr. Gardner; and 11,320 for Mr. Schlotterbeck) by $111.59, the grant date fair value of each unit calculated using a Monte Carlo pricing model with the following assumptions: (i) risk-free rate of return: 0.36%; (ii) dividend yield: 0.72%; (iii) volatility: 32.97%; and (iv) term: three years.  Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of these awards would have been:  $3,323,600 for Mr. Porges; $1,129,800 for Mr. Conti; $1,584,800 for Mr. Crawford; $474,600 for Mr. Gardner; and $1,584,800 for Mr. Schlotterbeck.

The 2014 Incentive PSU Program is a three-year program that provides stock-based awards.  Each named executive officer was granted an award under the 2014 Incentive PSU Program on January 1, 2014.  The performance period for the 2014 Incentive PSU Program is January 1, 2014 through December 31, 2016.  The grant date fair values of the awards were:  $4,169,644 for Mr. Porges; $1,843,334 for Mr. Conti; $2,150,834 for Mr. Crawford; $615,002 for Mr. Gardner; and $2,304,585 for Mr. Schlotterbeck.  The grant date fair values were computed by multiplying the number of units awarded to each named executive officer (24,950 for Mr. Porges; 11,030 for Mr. Conti; 12,870 for Mr. Crawford; 3,680 for Mr. Gardner; and 13,790 for Mr. Schlotterbeck) by $167.12, the grant date fair value of each unit calculated using a Monte Carlo pricing model with the following assumptions: (i) risk-free rate of return: 0.78%; (ii) dividend yield: 0.46%; (iii) volatility: 31.38%; and (iv) term: three years.  Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of these awards would have been:  $5,241,247 for Mr. Porges; $2,317,072 for Mr. Conti; $2,703,601 for Mr. Crawford; $773,058 for Mr. Gardner; and $2,896,865 for Mr. Schlotterbeck.

The 2015 Incentive PSU Program is a three-year program that provides stock-based awards.  Each named executive officer was granted an award under the 2015 Incentive PSU Program on January 1, 2015.  The performance period for the 2015 Incentive PSU Program is January 1, 2015 through December 31, 2017.  The grant date fair values of the awards were:  $6,690,025 for Mr. Porges; $2,517,402 for Mr. Conti; $2,936,499 for Mr. Crawford; $1,608,654 for Mr. Gardner; and $3,495,295 for Mr. Schlotterbeck.  The grant date fair values were computed by multiplying the number of units awarded to each named executive officer (47,410 for Mr. Porges; 17,840 for Mr. Conti; 20,810 for Mr. Crawford; 11,400 for Mr. Gardner; and 24,770 for Mr. Schlotterbeck) by $141.11, the grant date fair value of each unit calculated using a Monte Carlo pricing model with the following assumptions: (i) risk-free rate of return: 1.10%; (ii) dividend yield: 0.53%; (iii) volatility: 27.45%; and (iv) term: three years.  Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of these awards would have been:  $8,406,267 for Mr. Porges; $3,163,210 for Mr. Conti; $3,689,821 for Mr. Crawford; $2,021,334 for Mr. Gardner; and $4,391,969 for Mr. Schlotterbeck.

See “Narrative Disclosure to Summary Compensation Table and 2015 Grants of Plan-Based Awards Table” below for further discussion of the 2013 Incentive PSU Program, the 2014 Incentive PSU Program and the 2015 Incentive PSU Program.

(4)       This column reflects the grant date fair values of option awards granted on January 1, 2013, January 1, 2014, and January 1, 2015.

The grant date fair values of the 2013 option awards were calculated by multiplying the number of shares underlying options awarded to each named executive officer (92,400 for Mr. Porges; 31,400 for Mr. Conti; 44,100 for Mr. Crawford; 13,200 for Mr. Gardner; and 44,100 for Mr. Schlotterbeck) by $16.72, the grant date fair value of each option calculated using a Black-Scholes option pricing model with the following assumptions: (i) risk-free rate of return: 0.76%; (ii) dividend yield: 0.22%; (iii) volatility factor: 31.69%; and (iv) expected term: five years.

The grant date fair values of the 2014 option awards were calculated by multiplying the number of shares underlying options awarded to each named executive officer (47,600 for Mr. Porges; 21,100 for Mr. Conti; 24,600 for Mr. Crawford; 7,100 for Mr. Gardner; and 26,300 for Mr. Schlotterbeck) by $22.25, the grant date fair value of each option calculated using a Black-Scholes option pricing model with the following assumptions: (i) risk-free rate of return: 1.72%; (ii) dividend yield: 0.15%; (iii) volatility factor: 24.80%; and (iv) expected term: five years.

The grant date fair values of the 2015 option awards were calculated by multiplying the number of shares underlying options awarded to each named executive officer (53,900 for Mr. Porges; 20,300 for Mr. Conti;

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23,700 for Mr. Crawford; 13,000 for Mr. Gardner; and 28,200 for Mr. Schlotterbeck) by $19.90, the grant date fair value of each option calculated using a Black-Scholes option pricing model with the following assumptions: (i) risk-free rate of return: 1.61%; (ii) dividend yield: 0.12%; (iii) volatility factor: 26.80%; and (iv) expected term: five years.

See “Option Awards – 2013 Options,” “Option Awards – 2014 Options” and “Option Awards – 2015 Options” under the caption “Narrative Disclosure to Summary Compensation Table and 2015 Grants of Plan-Based Awards Table” below for further discussion of the 2013, 2014 and 2015 options.

(5)       This column reflects the dollar value of annual incentive compensation earned under the Executive STIP (as defined and described under the caption “Narrative Disclosure to Summary Compensation Table and 2015 Grants of Plan-Based Awards Table” below) for the applicable plan year.  The awards were paid to the named executive officers in cash in the first quarter of the following year.  For the 2013 plan year, the Executive STIP awards for Messrs. Porges, Conti, Crawford and Gardner included transaction recognition components for the completion of significant business transactions during 2013, including the Company’s sale of Equitable Gas Company, LLC, in the following amounts:  $200,000 for Mr. Porges; $100,000 for Mr. Conti; $100,000 for Mr. Crawford; and $100,000 for Mr. Gardner.  See “Non-Equity Incentive Plan Compensation — Executive STIP” under the caption “Narrative Disclosure to Summary Compensation Table and 2015 Grants of Plan-Based Awards Table” below for further discussion of the Executive STIP for the 2015 plan year.

(6)       This column includes the dollar value of premiums paid by the Company for group life, accidental death and dismemberment insurance, the Company’s contributions to the 401(k) plan and the 2006 Payroll Deduction and Contribution Program and perquisites.  For 2015, these amounts were as follows:

NAME	INSURANCE ($)	401(K) CONTRIBUTIONS ($)	2006 PAYROLL DEDUCTION AND CONTRIBUTION PROGRAM ($)	PERQUISITES (SEE BELOW) ($)	TOTAL ($)
David L. Porges	2,448	23,850	302,900	64,415	393,613
Philip P. Conti	1,244	23,850	106,936	51,851	183,881
Randall L. Crawford	1,336	23,850	123,506	51,765	200,457
Lewis B. Gardner	1,112	23,850	61,177	51,748	137,887
Steven T. Schlotterbeck	1,457	23,850	142,290	63,737	231,334

Once 401(k) contributions for the named executive officers reach the maximum level permitted under the 401(k) plan or by regulation, Company contributions are continued on an after-tax basis under the 2006 Payroll Deduction and Contribution Program through an annuity program offered by Fidelity Investments Life Insurance Co.  Each year, the Company also contributes an amount equal to 11% of each named executive officer’s annual incentive award to such program.

The perquisites the Company provided to each named executive officer in 2015 are itemized below:

NAME	CAR ALLOWANCE ($)	COUNTRY AND DINING CLUB ANNUAL DUES ($)	FINANCIAL PLANNING ($)	PARKING ($)	PHYSICAL ($)	OTHER ($)	TOTAL PERQUISITES ($)
David L. Porges	9,180	15,922	13,500	2,280	15,200	8,333	64,415
Philip P. Conti	9,060	10,311	15,000	2,280	15,200	-	51,851
Randall L. Crawford	9,060	13,142	11,350	2,280	7,600	8,333	51,765
Lewis B. Gardner	9,060	10,208	15,000	2,280	15,200	-	51,748
Steven T. Schlotterbeck	9,060	12,672	14,631	2,280	15,200	9,894	63,737

The car allowance is an amount paid to the executive intended to cover the annual cost of acquiring, maintaining and insuring a car.  The entire cost of country and dining club dues has been included in the table although the Company believes that only a portion of the cost represents a perquisite.  Financial planning is the actual cost to the Company of providing to each executive financial planning and tax preparation services.  The physical is the actual cost to the Company for providing the executive physical benefit, which includes preferred access to healthcare professionals and related services for each named executive officer and his spouse.  The other column reflects the actual cost to the Company in connection with travel assistance services procured by the Company for the benefit of Messrs. Porges, Crawford and Schlotterbeck and their families and a safety award in the amount of $1,560 for Mr. Schlotterbeck. The named executive officers may use two tickets purchased by the Company to attend up to four sporting or other events when such tickets are not otherwise being used for business purposes.  The costs of such tickets used for personal purposes are considered de minimis by the

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Company and are not included as perquisites in the Summary Compensation Table because there are no incremental costs to the Company associated with such use.

2015 Grants of Plan-Based Awards Table

	TYPE OF	GRANT	APPROVAL	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING	EXERCISE OR BASE PRICE OF OPTION	GRANT DATE FAIR VALUE OF STOCK AND OPTION
NAME	AWARD	DATE	DATE	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	OPTIONS	AWARDS	AWARDS
	(1)			($)	($) (2)	($) (2)	(#)	(#) (3)	(#) (3)	(#)	($/SH)	($)
David L. Porges	PSU	1/1/2015	12/02/2014	-	-	-	-	47,410	142,230	-	-	6,690,025
	ESTIP	-	-	-	850,000	5,000,000	-	-	-	-	-	-
	SO	1/1/2015	12/02/2014	-	-	-	-	-	-	53,900	75.70	1,072,610

Philip P. Conti	PSU	1/1/2015	12/02/2014	-	-	-	-	17,840	53,520	-	-	2,517,402
	ESTIP	-	-	-	320,000	5,000,000	-	-	-	-	-	-
	SO	1/1/2015	12/02/2014	-	-	-	-	-	-	20,300	75.70	403,970

Randall L. Crawford	PSU	1/1/2015	12/02/2014	-	-	-	-	20,810	62,430	-	-	2,936,499
	ESTIP	-	-	-	385,000	5,000,000	-	-	-	-	-	-
	SO	1/1/2015	12/02/2014	-	-	-	-	-	-	23,700	75.70	471,630

Lewis B. Gardner	PSU	1/1/2015	12/02/2014	-	-	-	-	11,400	34,200	-	-	1,608,654
	ESTIP	-	-	-	214,500	5,000,000	-	-	-	-	-	-
	SO	1/1/2015	12/02/2014	-	-	-	-	-	-	13,000	75.70	258,700

Steven T. Schlotterbeck	PSU	1/1/2015	12/02/2014	-	-	-	-	24,770	74,310	-	-	3,495,295
	ESTIP	-	-	-	460,000	5,000,000	-	-	-	-	-	-
	SO	1/1/2015	12/02/2014	-	-	-	-	-	-	28,200	75.70	561,180

(1)        Type of Award:

PSU	=	2015 Incentive PSU Program Awards
ESTIP	=	Executive STIP for the 2015 Plan Year
SO	=	Stock Options

(2)       These columns reflect the annual incentive award target and maximum amounts payable under the Executive STIP for the 2015 plan year.  Under the Executive STIP, a formula based on adjusted 2015 EBITDA compared to the Company’s business plan establishes the maximum payment from which the Compensation Committee typically exercises its discretion downward in determining the actual payment.  The payout amounts could range from no payment, to the percentage of base salary identified as the target annual incentive award (target), to $5 million (maximum).  See “Non-Equity Incentive Plan Compensation – Executive STIP” under the caption “Narrative Disclosure to Summary Compensation Table and 2015 Grants of Plan-Based Awards Table” below for further discussion of the Executive STIP for the 2015 plan year.

(3)       These columns reflect the target and maximum number of units payable under the 2015 Incentive PSU Program.  Under the 2015 Incentive PSU Program, the performance measures are TSR over the period January 1, 2015 through December 31, 2017, as ranked among the comparably measured TSR of the applicable peer group, and production sales volume growth.  The payout amounts for the 2015 Incentive PSU Program could range from 0% of units granted, to 100% of units granted (target), to 300% of units granted (maximum), dependent upon the satisfaction of the performance measures over the performance period.  See “Stock Awards – 2015 Incentive PSU Program” under the caption “Narrative Disclosure to Summary Compensation Table and 2015 Grants of Plan-Based Awards Table” below for further discussion of the 2015 Incentive PSU Program.

Narrative Disclosure to Summary Compensation Table and

2015 Grants of Plan-Based Awards Table

Set forth below is a discussion of material elements of the Company’s executive compensation program.  This discussion should be read in conjunction with the discussion under the caption “Compensation Discussion and Analysis” above and the Summary Compensation and 2015 Grants of Plan-Based Awards Tables above.  A reconciliation of each non-GAAP financial measure disclosed below to the most directly comparable GAAP financial measure is set forth in Appendix B to this proxy statement.

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Definitions of Certain Defined Compensation Plans and Programs

The following terms used in this proxy statement shall be defined as follows:

2009 LTIP – 2009 Long-Term Incentive Plan

2014 LTIP – 2014 Long-Term Incentive Plan

2013 Incentive PSU Program – 2013 Executive Performance Incentive Program

2014 Incentive PSU Program – 2014 Executive Performance Incentive Program

2015 Incentive PSU Program – 2015 Executive Performance Incentive Program

EQM TR Program – EQM Total Return Program

Executive STIP – 2011 Executive Short-Term Incentive Plan

Base Salary

The base salary for each named executive officer reflected in the Summary Compensation Table above is the base salary actually earned and reflects a proportionate amount of any increase made during the applicable year.

Non-Equity Incentive Plan Compensation – Executive STIP

Before or at the start of each year, the Compensation Committee establishes the performance measure for determining awards under the Executive STIP.   This performance measure establishes the maximum annual incentive award that the Compensation Committee may approve as “performance-based compensation” for tax purposes pursuant to Code Section 162(m), subject to the shareholder approved individual limit set forth in the Executive STIP, but does not set an expectation for the amount of annual incentive that will actually be paid.  The Compensation Committee is permitted to exercise, and has generally exercised, downward discretion in determining the actual payout under the annual incentive plan.  The Compensation Committee may not exercise upward discretion.  The performance measure approved for the Executive STIP for the 2015 plan year was the Company’s 2015 EBITDA calculated using a fixed natural gas price of $4.00 per Mcfe, normalized for weather and excluding the effects of acquisitions and dispositions of greater than $100 million (adjusted 2015 EBITDA), compared to the Company’s 2015 business plan, as follows:

ADJUSTED 2015 EBITDA COMPARED TO BUSINESS PLAN	PERCENTAGE OF ADJUSTED 2015 EBITDA AVAILABLE FOR ALL EXECUTIVE OFFICER 2015 ANNUAL INCENTIVE AWARDS
At or above plan	2%
5% below plan	1.5%
25% below plan	1%
Greater than 25% below plan	No annual incentive

The percentage of adjusted 2015 EBITDA available for all executive officer annual incentives was interpolated between levels and capped at 2%.  The Company’s actual adjusted 2015 EBITDA of $1,832 million exceeded plan by approximately 17%, which allowed the Compensation Committee to award annual incentives to the Company’s executive officers in an aggregate amount of $36.6 million, subject to a $5 million cap per executive officer. As described under the caption “Compensation Discussion and Analysis” above, the Compensation Committee exercised its discretion to pay each named executive officer a lesser amount based on the individual’s 2015 target award and 2015 performance on Company, business unit and individual value drivers.

The Executive STIP provides that the annual awards will be paid in cash, subject to Compensation Committee discretion to pay in equity.  The Compensation Committee typically considers settling awards in equity rather than cash only when an executive has not satisfied the applicable equity ownership guidelines.

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Stock Awards – EQM TR Program

Performance awards under the EQM TR Program, a program adopted under the 2009 LTIP and the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan, were granted on July 2, 2012 to each named executive officer.  The performance measure for the program was total EQM unitholder return of at least 10%, measured from June 27, 2012, the date of EQM’s initial public offering, through December 31, 2015 (subject to quarterly extensions in the event the performance measure had not been achieved).

The payout opportunity under the EQM TR Program ranged from:

•                             no payout if the total unitholder return was less than 10% over the performance period; or

•                             target payout if the total unitholder return equaled or exceeded 10% over the performance period.

The performance period for the EQM TR Program ended on December 31, 2015.  The awards (including accrued distributions) are expected to be distributed in EQM common units at a 1.0X payout multiple in the first quarter of 2016.

Stock Awards – 2013 Incentive PSU Program

Awards under the 2013 Incentive PSU Program were granted on January 1, 2013.  The performance measures for the 2013 Incentive PSU Program are the Company’s:

•                             TSR over the period January 1, 2013 through December 31, 2015, as ranked among the comparably measured TSR of the applicable peer group; and

•                             cumulative cash flow per share, which is the aggregate net cash provided by operating activities excluding changes in other assets and liabilities during the performance period, adjusted to reflect a fixed natural gas price of $2.79 per Mcf, divided by the average diluted common shares outstanding for each year in the performance period.

The payout opportunity under the 2013 Incentive PSU Program ranged from:

•                             no payout if the Company was one of the nine lowest-ranking companies in the applicable peer group as to TSR and had cumulative cash flow per share over the performance period of less than $16.59;

•                             to target payout if the Company ranked seventeenth to fourteenth in the applicable peer group as to TSR and had cumulative cash flow per share over the performance period equal to $18.30;

•                             to three times the target award if the Company was one of the four highest-ranking companies in the applicable peer group as to TSR and had cumulative cash flow per share over the performance period of at least $24.15.

The performance period for the 2013 Incentive PSU Program ended on December 31, 2015, with the Company having achieved a TSR of negative 13%, resulting in a ranking of twelfth in the applicable peer group, and cumulative cash flow per share of $28.83.  The awards (including accrued dividends) are expected to be distributed in shares of Company common stock at a 2.4X payout multiple in the first quarter of 2016.

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Stock Awards – 2014 Incentive PSU Program

Awards under the 2014 Incentive PSU Program were granted on January 1, 2014.  The performance measures for the 2014 Incentive PSU Program are the Company’s:

•                             TSR over the period January 1, 2014 through December 31, 2016, as ranked among the comparably measured TSR of the applicable peer group; and

•                             compound annual production sales volume growth over the performance period.

The payout opportunity under the 2014 Incentive PSU Program ranges from:

•                             no payout if the Company is one of the nine lowest-ranking companies in the applicable peer group as to TSR and has compound annual production sales volume growth over the performance period of less than 0%;

•                             to target payout if the Company ranks seventeenth to fourteenth in the applicable peer group as to TSR and has compound annual production sales volume growth over the performance period equal to 10%;

•                             to three times the target award if the Company is one of the four highest-ranking companies in the applicable peer group as to TSR and has compound annual production sales volume growth over the performance period of at least 30%.

If earned, the share units are expected to be distributed in shares of Company common stock equal to the target award (including accrued dividends) multiplied by the applicable payout multiple.

Stock Awards – 2015 Incentive PSU Program

Awards under the 2015 Incentive PSU Program were granted on January 1, 2015.  The performance measures for the 2015 Incentive PSU Program are the Company’s:

•                             TSR over the period January 1, 2015 through December 31, 2017, as ranked among the comparably measured TSR of the applicable peer group; and

•                             compound annual production sales volume growth over the performance period.

The payout opportunity under the 2015 Incentive PSU Program ranges from:

•                             no payout if the Company is one of the nine lowest-ranking companies in the applicable peer group as to TSR and has compound annual production sales volume growth over the performance period of less than 0%;

•                             to target payout if the Company ranks seventeenth to fourteenth in the applicable peer group as to TSR and has compound annual production sales volume growth over the performance period equal to 6.4%;

•                             to three times the target award if the Company is one of the four highest-ranking companies in the applicable peer group as to TSR and has compound annual production sales volume growth over the performance period of at least 26.4%.

If earned, the share units are expected to be distributed in shares of Company common stock equal to the target award (including accrued dividends) multiplied by the applicable payout multiple.

Option Awards – 2013 Options

The 2013 options were awarded on January 1, 2013 with an exercise price of $58.98.  The options expire on January 1, 2023 and vested as follows: 50% on January 1, 2014 and 50% on January 1, 2015.

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Option Awards – 2014 Options

The 2014 options were awarded on January 1, 2014 with an exercise price of $89.78.  The options expire on January 1, 2024 and vest on January 1, 2017, contingent upon continued employment with the Company on such date.

Option Awards – 2015 Options

The 2015 options were awarded on January 1, 2015 with an exercise price of $75.70.  The options expire on January 1, 2025 and vest on January 1, 2018, contingent upon continued employment with the Company on such date.

2015 Special Award

In connection with the initial public offering of EQGP common units in May 2015 the named executive officers (and other long-term incentive eligible employees as well as directors of EQT and EQGP) were offered the opportunity to purchase EQGP units through the DUP.  In order to recognize the efforts of the named executive officers in connection with the offering and to encourage their personal investment in EQGP, each named executive officer was eligible to receive from the Company a limited cash award to be used by the named executive officer to match his purchase of EQGP units.  Each named executive officer participated and benefited to the maximum special award approved for him.

Outstanding Equity Awards at Fiscal Year-End

OPTION AWARDS					EQUITY AWARDS

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
(#)		(#) (1)	($)		(#)	($)	(#) (2)	($) (3)
David L. Porges	76,700	-	44.84	1/1/2018	-	-	42,223	3,186,148
	105,800	-	54.79	1/1/2022	-	-	71,535	3,729,120
	92,400	-	58.98	1/1/2023	-	-	75,063	3,913,034
	-	47,600	89.78	1/1/2024	-	-	142,464	7,426,648
	-	53,900	75.70	1/1/2025	-	-	-	-

Philip P. Conti	32,400	-	54.79	1/1/2022	-	-	5,962	449,893
	31,400	-	58.98	1/1/2023	-	-	24,318	1,267,697
	-	21,100	89.78	1/1/2024	-	-	33,183	1,729,830
	-	20,300	75.70	1/1/2025	-	-	53,607	2,794,533

Randall L. Crawford	21,400	-	43.92	1/1/2017	-	-	14,496	1,093,868
	38,500	-	44.84	1/1/2018	-	-	34,110	1,778,154
	44,800	-	54.79	1/1/2022	-	-	38,721	2,018,526
	44,100	-	58.98	1/1/2023	-	-	62,532	3,259,793
	-	24,600	89.78	1/1/2024	-	-	-	-
	-	23,700	75.70	1/1/2025	-	-	-	-

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	OPTION AWARDS				EQUITY AWARDS

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
	(#)	(#) (1)	($)		(#)	($)	(#) (2)	($) (3)
Lewis B. Gardner	13,200	-	58.98	1/1/2023	-	-	4,954	373,829
	-	7,100	89.78	1/1/2024	-	-	10,215	532,508
	-	13,000	75.70	1/1/2025	-	-	11,070	577,079
					-	-	34,257	1,785,817
Steven T. Schlotterbeck	19,800	-	43.92	1/1/2017	-	-	14,496	1,093,868
	38,500	-	44.84	1/1/2018	-	-	34,110	1,778,154
	44,800	-	54.79	1/1/2022	-	-	41,487	2,162,717
	44,100	-	58.98	1/1/2023	-	-	74,433	3,880,192
	-	26,300	89.78	1/1/2024	-	-	-	-
	-	28,200	75.70	1/1/2025	-	-	-	-

(1)       The options reflected in this column vest according to the following schedule:  of the options expiring in 2024, 100% will vest on January 1, 2017 and of the options expiring in 2025, 100% will vest on January 1, 2018.  The vesting of option awards may accelerate.  See “Potential Payments Upon Termination or Change of Control” below for a discussion of, among other things, a revised vesting schedule and circumstances under which the vesting of an award will accelerate.

(2)       This column reflects performance units awarded but that had not yet vested at December 31, 2015 pursuant to the EQM TR Program, the 2013 Incentive PSU Program, the 2014 Incentive PSU Program and the 2015 Incentive PSU Program (including accrued dividends for the 2013 Incentive PSU Program, the 2014 Incentive PSU Program and the 2015 Incentive PSU Program and accrued distributions for the EQM TR Program).  The number of performance units under the 2013 Incentive PSU Program, the 2014 Incentive PSU Program and the 2015 Incentive PSU Program reflect maximum award levels because, through December 31, 2015, payout was projected above the target level for each program.  The number of performance units under the EQM TR Program reflects target award levels based upon EQM’s total unitholder return through December 31, 2015.  Awards under the 2014 Incentive PSU Program and the 2015 Incentive PSU Program do not vest until payment following the end of the respective performance periods.  Awards under the EQM TR Program and the 2013 Incentive PSU Program will vest upon payment which is expected to occur in the first quarter of 2016.  The vesting of the awards under the 2014 Incentive PSU Program and 2015 Incentive PSU Program may accelerate.  See “Potential Payments Upon Termination or Change of Control” below for a discussion of, among other things, circumstances under which the vesting of an award will accelerate.

(3)       This column reflects the payout values at December 31, 2015 of unearned performance units granted under the EQM TR Program, the 2013 Incentive PSU Program, the 2014 Incentive PSU Program and the 2015 Incentive PSU Program (including accrued dividends for the 2013 Incentive PSU Program, 2014 Incentive PSU Program and the 2015 Incentive PSU Program and accrued distributions for the EQM TR Program).  The payout values are determined by multiplying the number of units as shown in the previous column by $52.13, the closing price of the Company’s common stock on December 31, 2015 (or, for the EQM TR Program, by $75.46, the closing price of EQM common units on December 31, 2015).  The actual payout values under the 2014 Incentive PSU Program and the 2015 Incentive PSU Program will depend upon, among other things, the Company’s actual performance through, and the Company’s stock price at the end of, the applicable performance periods.

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Option Exercises and Stock Vested

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING
	(#)	($) (1)	(#) (2)	($) (3)
David L. Porges	134,000	6,398,816	110,500	9,014,612
Philip P. Conti	28,300	1,303,781	33,795	2,756,988
Randall L. Crawford	87,000	2,254,718	46,795	3,817,530
Lewis B. Gardner	13,700	478,267	14,321	1,168,287
Steven T. Schlotterbeck	-	-	46,795	3,817,530

(1)       The value realized on exercise is calculated as the difference between the market price of the shares underlying the options at exercise and the applicable exercise price of those options.

(2)       This column reflects the aggregate number of performance awards (including accrued dividends) under the 2012 Executive Performance Incentive Program (2012 Incentive PSU Program) that vested in 2015.  The performance awards (including accrued dividends) under the 2012 Incentive PSU Program vested and were distributed in Company common stock on February 19, 2015.

(3)       This column reflects the value realized upon the vesting of performance awards (including accrued dividends) under the 2012 Incentive PSU Program.  The value realized on vesting is calculated based on the number of performance awards that vested and the closing price of the Company’s common stock on February 19, 2015.

Pension Benefits and Nonqualified Deferred Compensation

None of the named executive officers participates in a Company-sponsored defined benefit pension plan.  The Company does not maintain a deferred compensation plan for employees, and there are no deferred compensation balances.

Potential Payments Upon Termination or Change of Control

The Company maintains certain plans and has entered into certain agreements that require the Company to provide compensation to the named executive officers in the event of a termination of employment or a change of control of the Company.  These plans and agreements are summarized below, and such summaries are qualified in their entirety by reference to the full text of such plans and agreements.  The 2009 LTIP, the 2014 LTIP, the EQM TR Program, the 2013 Incentive PSU Program, the 2014 Incentive PSU Program, the 2015 Incentive PSU Program, the Executive STIP, the forms of stock option agreements and the other written agreements described below have been filed with the SEC as exhibits to the Company’s annual report on Form 10-K for the year ended December 31, 2015.

Payments to be Made Pursuant to Company Plans

2009 LTIP and 2014 LTIP

Stock Options

Upon termination of employment for cause, all unvested options and any unexercised vested options are forfeited.  Upon termination of employment for any reason other than cause, all unvested options are forfeited, and any unexercised vested options held on the date of termination are exercisable for the remaining original term of the options (except in the event of death or disability, in which case the post-termination exercise period is one year after termination of employment).  “Cause” is defined for this purpose to include the named executive officer’s (i) conviction of a felony, a crime of moral turpitude or

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fraud or the named executive officer’s having committed fraud, misappropriation or embezzlement in connection with the performance of the named executive officer’s duties, (ii) willful and repeated failures to substantially perform assigned duties or (iii) violation of any express significant policy of the Company or with respect to awards granted in 2013 and later, any provision of a written employment-related agreement between the executive officer and the Company.

2013 Incentive PSU Program, 2014 Incentive PSU Program and 2015 Incentive PSU Program

The 2013 Incentive PSU Program terminated and the awards are expected to be paid in the first quarter of 2016.  The 2013 Incentive PSU Program contained and the 2014 Incentive PSU Program and 2015 Incentive PSU Program contain guidelines for determining the extent to which awards may be paid to a participant who terminates employment prior to payment.  Under the guidelines, a participant who dies or becomes disabled before payment may receive payment for a percentage of the participant’s awarded share units for the performance period, contingent upon achievement of the performance conditions, as follows:

2013 INCENTIVE PSU PROGRAM

DATE OF DEATH OR DISABILITY	AWARDED SHARE UNITS
January 1, 2015 – December 31, 2015	50%

2014 INCENTIVE PSU PROGRAM

DATE OF DEATH OR DISABILITY	AWARDED SHARE UNITS
January 1, 2015 – December 31, 2015	25%
January 1, 2016 – December 31, 2016	50%

2015 INCENTIVE PSU PROGRAM

DATE OF DEATH OR DISABILITY	AWARDED SHARE UNITS
Prior to January 1, 2016	0%
January 1, 2016 – December 31, 2016	25%
January 1, 2017 – December 31, 2017	50%

Likewise, if the termination is due to reasons such as reorganization, and not due to the fault of the participant, the participant may receive payment for a percentage of the participant’s awarded share units following the termination of the performance period, contingent upon achievement of the performance conditions, as follows:

2013 INCENTIVE PSU PROGRAM

TERMINATION DATE	AWARDED SHARE UNITS
January 1, 2015 – December 31, 2015	50%

2014 INCENTIVE PSU PROGRAM

TERMINATION DATE	AWARDED SHARE UNITS
January 1, 2015 – December 31, 2015	25%
January 1, 2016 – December 31, 2016	50%

2015 INCENTIVE PSU PROGRAM

TERMINATION DATE	AWARDED SHARE UNITS
Prior to January 1, 2016	0%
January 1, 2016 – December 31, 2016	25%
January 1, 2017 – December 31, 2017	50%

A participant whose position with the Company changes to a non-program eligible position during the performance period as determined by the Compensation Committee but who remains employed through the date of payment of the award may receive payment for a percentage of the participant’s awarded share units following the termination of the performance period, contingent upon achievement of the performance conditions, as follows:

2013 INCENTIVE PSU PROGRAM

CHANGE OF POSITION DATE	AWARDED SHARE UNITS
January 1, 2015 – December 31, 2015	50%

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2014 INCENTIVE PSU PROGRAM

CHANGE OF POSITION DATE	AWARDED SHARE UNITS
January 1, 2015 – December 31, 2015	25%
January 1, 2016 – December 31, 2016	50%

2015 INCENTIVE PSU PROGRAM

CHANGE OF POSITION DATE	AWARDED SHARE UNITS
Prior to January 1, 2016	0%
January 1, 2016 – December 31, 2016	25%
January 1, 2017 – December 31, 2017	50%

The guidelines for the 2013 Incentive PSU Program provided, and the guidelines for the 2014 Incentive PSU Program and 2015 Incentive PSU Program generally provide, for no payment upon a participant’s retirement, resignation or termination for reasons of misconduct, failure to perform or other cause.  However, if the participant’s employment is terminated voluntarily or involuntarily without fault on the participant’s part (including retirement) and the participant remains on the Company’s Board of Directors (or the Board of Directors of EQT Midstream Services, LLC with respect to the 2015 Incentive PSU Program) following termination, then the participant’s awarded share units continue to vest for so long as the participant remains on the Board.

EQM TR Program

Under the EQM TR Program, if a participant’s employment terminated for any reason, including retirement, at any time prior to the applicable vesting date, the participant’s awarded units would have been forfeited, except under the following circumstances:

•                             If the participant’s employment was terminated voluntarily or involuntarily without fault on the participant’s part (including retirement) and the participant remains on the Company’s Board of Directors or the EQM Board following termination, then the participant’s performance awards continued to vest for so long as the participant remains on such Board; and

•                             If a participant’s employment was otherwise terminated involuntarily and without fault (including a termination resulting from death or disability) prior to payment, the participant would have received payment for a percentage of the participant’s performance units following termination of the performance period, contingent upon achievement of the performance condition, as follows:

EQM TR PROGRAM

TERMINATION DATE	AWARDED UNITS
January 1, 2015 and thereafter	50%

Change of Control Under the 2009 LTIP

In the event of a change of control of the Company, all unvested options granted under the 2009 LTIP automatically accelerate and become fully exercisable.

In the event of a change of control, the performance periods under the 2013 Incentive PSU Program and the 2014 Incentive PSU Program automatically end, performance is calculated and amounts earned through the date of the change of control are paid out following the close of the applicable performance periods.

The 2009 LTIP defines change of control to mean, generally, any of the following events:

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•                             the sale of all or substantially all of the Company’s assets, unless the Company’s shareholders prior to the sale own at least 80% of the acquirer’s stock after the sale;

•                             the acquisition by a person or group of beneficial ownership of 20% or more of the Company’s outstanding common stock, subject to enumerated exceptions;

•                             the termination of the Company’s business and the liquidation of the Company;

•                             the consummation of a merger, consolidation, reorganization, share exchange or similar transaction of the Company, unless the Company’s shareholders immediately prior to the transaction continue to hold more than 60% of the voting securities of the resulting entity, no person beneficially owns 20% or more of the resulting entity’s voting securities and individuals serving on the Company’s Board immediately prior to the transaction constitute at least a majority of the resulting entity’s board; and

•                             a change in the composition of the Board, so that existing Board members and their approved successors do not constitute a majority of the Board.

The change of control vesting features of the 2009 LTIP, which was approved by the Company’s shareholders in 2009, are in place because the Company believed that utilizing a single event to vest awards provided a simple and certain approach for treatment of equity awards in a transaction that may result in the elimination or de-listing of the Company’s common stock.  These provisions recognize that such transactions have the potential to cause a significant disruption or change in employment relationships and thus treat all employees the same regardless of their employment status after the transaction.  In addition, the provisions provide the Company’s employees with the same opportunities as the Company’s other shareholders who are free to realize the value created at the time of the transaction by selling their equity.

Change of Control Under the EQM TR Program

Under the EQM TR Program awards, which were granted under the 2009 LTIP and the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan, if a change of control of the Company occurred while the participant remained employed with the Company or one of its affiliates, the performance period would have automatically ended, performance would have been calculated and amounts earned through the date of the change of control would have been paid out following the close of the performance period.

The EQM TR Program defines a change of control of the Company by reference to, among other things, the definition under the 2009 LTIP.  The vesting of the performance awards may also accelerate upon a change of control of EQM or a delisting event related to EQM’s common units.

Change of Control Under the 2014 LTIP

In 2014, the Company adopted and the Company’s shareholders approved the 2014 LTIP, which provides, as a default, “double trigger” vesting of awards provided that such awards are assumed by an acquirer in a change of control transaction or equitably converted in the transaction.  In other words, vesting of awards granted under the 2014 LTIP generally accelerates only if the participant’s employment is involuntarily terminated or the participant resigns for good reason within two years after a qualifying change of control.  The Company believes “double trigger” vesting of equity awards enhances shareholder value by encouraging executive retention during and following a change of control transaction, enhancing post-change of control integration with an acquirer, and aligning executive incentives with the interests of the Company’s shareholders.  Beginning in 2015, the named executive officers’ long-term incentive awards were granted under the 2014 LTIP.

In the event of a change of control of the Company, the treatment of awards outstanding under the 2014 LTIP, including the 2015 Incentive PSU Program, depends on whether the awards are assumed by an acquirer in a change of control or equitably converted in the transaction.  If the awards are assumed by the acquirer or equitably converted in the transaction and the participant’s employment is involuntarily terminated or the participant resigns for good reason within two years after the qualifying change of control then, upon such termination or resignation:

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•                             all of participant’s unvested options granted under the 2014 LTIP automatically accelerate and become fully exercisable; and

•                             the performance criteria and other conditions to payment of participant’s 2015 Incentive PSU Program award automatically shall be deemed to have been achieved at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of termination, and such awards shall be paid on that basis.

However, if the awards are not assumed by the acquirer or equitably converted in the transaction:

•                             all unvested options granted under the 2014 LTIP automatically accelerate and become fully exercisable as of the date of the change of control; and

•                             the performance criteria and other conditions to payment under the 2015 Incentive PSU Program shall be deemed to have been achieved at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the change of control and such awards shall be paid on that basis.

Change of control under the 2014 LTIP has the same meaning as under the 2009 LTIP.

General

A participant has no rights in respect of awards under the EQM TR Program, the 2013 Incentive PSU Program, the 2014 Incentive PSU Program or the 2015 Incentive PSU Program prior to payment.

Executive STIP

The Executive STIP contains guidelines to determine awards when the participant’s status changes during the year.  The guidelines provide for no payment in the case of a participant who is terminated for reasons of misconduct, failure to perform or other cause.  Participants may be considered for a pro-rata payment in the event of termination due to reorganization (and not the fault of the participant), resignation, death or disability, in all such cases contingent upon achievement of the performance criteria and the participant otherwise qualifying for incentive payment, and subject to the Compensation Committee’s discretion to pay a lesser amount.

In the event of a change of control (as defined in the 2009 LTIP), the plan year under the Executive STIP will automatically end, the performance goals shall be deemed to have been achieved for the pro-rata portion of the calendar year that elapsed through the date of the change of control at target levels or, if actual performance is greater, at actual levels, and incentive awards will be paid to the participants, subject to terms of the plan and the Compensation Committee’s discretion to pay a lesser amount.

Participants have no rights in respect of awards under the Executive STIP prior to payment.

401(k) Plan

Under the Company’s 401(k) plan, unvested Company contributions vest automatically upon a change of control, the involuntary termination of the participant without cause or the termination of the participant’s employment due to the participant’s death or disability.  If the participant’s employment is terminated for any other reason, the unvested Company contributions are forfeited.

Other Plans

The Company maintains a severance pay plan for eligible employees whose employment is terminated by the Company for reasons other than misconduct or performance.  Executives with individually executed agreements

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with the Company are not eligible for benefits under the severance pay plan unless their individually negotiated agreements specifically provide for such benefits.  The cash benefit available under the plan depends upon, among other things, the reason for the separation, the term of employment of the individual and whether the individual delivers a release of claims.  The maximum benefit available under the severance pay plan consists of:

•                             a lump-sum cash severance payment equal to the individual’s bi-weekly salary (annual salary divided by 26) multiplied by the lesser of 13 or his or her actual years of service;

•                             health benefits continuation for a maximum period of six months (or if the individual has waived medical coverage, a $600 waiver payment in lieu thereof); and

•                             for individuals with ten or more years of Company service and who have not waived medical coverage for the applicable calendar year, an additional cash payment of up to $14,000.

The Company provides a life insurance benefit equal to one times base salary for all employees.  Each named executive officer receives an additional one times base salary life insurance benefit.

Payments to be Made Pursuant to Written Agreements with the Named Executive Officers

Confidentiality, Non-Solicitation and Non-Competition Agreements

The Company has confidentiality, non-solicitation and non-competition agreements with each of the named executive officers.  These agreements were amended and restated in 2015.  In each agreement, the named executive officer agrees, among other things, to the following restrictive covenants:

•                             restrictions on competition (30 months for Mr. Porges; 24 months for other named executive officers);

•                             restrictions on customer solicitation (30 months for Mr. Porges; 24 months for other named executive officers); and

•                             restrictions on employee, consultant, vendor or independent contractor recruitment (36 months for all named executive officers).

The agreements provide for severance payments and benefits to the named executive officers in the event of a termination of employment by the Company without “cause” or by the named executive officer for “good reason” (each as defined below),  regardless of whether that termination occurs before or after a change of control.  In such an event, the named executive officer will be entitled to receive the following severance benefits:

•                             Severance payment. The named executive officer will receive a lump sum cash severance payment, payable within 60 days of the date of termination, equal to the sum of the following amounts:

▪                             24 months of base salary (or 30 months, in the case of Mr. Porges);

▪                             two times (or 2.5 times, in the case of Mr. Porges) the average annual incentive earned for the three full years prior to the named executive officer’s termination; and

▪                             $200,000 (or $250,000, in the case of Mr. Porges).

•                             Benefits payment. The named executive officer will receive a lump sum cash payment, payable within 60 days of the date of termination, equal to the monthly COBRA rate for family coverage, multiplied by 12.

•                             Vesting of time-based equity awards. Stock options, restricted stock, restricted stock units and other stock awards with time-based vesting restrictions held by the named executive officer will become immediately vested and exercisable in full and any restrictions on such awards shall lapse.

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•                             Vesting of performance-based equity awards. Performance-based equity awards held by the named executive officer will remain outstanding and will be earned, if at all, based on actual performance through the end of the performance period as if the named executive officer’s employment had not been terminated.

“Cause” is defined as the named executive officer’s (i) conviction of a felony, a crime of moral turpitude or fraud or the executive having committed fraud, misappropriation or embezzlement in connection with the performance of his duties; (ii) willful and repeated failures to substantially perform assigned duties; or (iii) violation of any provision of a written employment-related agreement or express significant policies of the Company.

“Good Reason” is defined as the named executive officer’s resignation within 90 days after: (i) a reduction in the named executive officer’s base salary of 10% or more (unless the reduction is applicable to all similarly situated employees); (ii) a reduction in the named executive officer’s annual short-term bonus target of 10% or more (unless the reduction is applicable to all similarly situated employees); (iii) a significant diminution in the named executive officer’s job responsibilities, duties or authority; (iv) a change in the geographic location of the named executive officer’s primary reporting location of more than 50 miles; and/or (v) any other action or inaction that constitutes a material breach by the Company of the agreement.

In the event that the named executive officer’s employment is terminated by the Company under qualifying circumstances, the named executive officer is also entitled to the benefits provided to all employees under the Company’s severance plan.  To the extent a named executive officer has previously elected to participate in the Company’s executive alternative work arrangement upon his discontinuance of full time service to the Company, such benefit remains in place substantially as previously existed (see discussion below).  In order to receive severance benefits under an amended and restated non-competition agreement, the named executive officer must execute and deliver to the Company a general release of claims.

The agreements do not provide for any tax gross-ups. In the event the named executive officer would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits to the named executive officer would be reduced to the maximum amount that does not trigger the excise tax unless the named executive officer would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

Executive Alternative Work Arrangement

In 2008 each named executive officer was given the opportunity to elect to participate in an executive alternative work arrangement pursuant to which the named executive officer would provide no less than 100 hours of service to the Company for one year following the relinquishment of full-time status.  At that time, Messrs. Porges, Conti and Gardner elected to participate in the arrangement upon their cessation of full-time status.  Messrs. Crawford and Schlotterbeck did not elect to participate in the arrangement in 2008, but Mr. Crawford requested, and was allowed, the opportunity to participate in 2016.   Under the arrangement, which was amended and restated in 2015, each participating named executive officer has also agreed to be available for up to 300 additional hours of service upon request of the Company.  In no event will a named executive officer work more than 400 hours per year.  Once commenced, the arrangement will automatically renew for four successive annual terms unless terminated by either party.

Notwithstanding an election to participate in the arrangement, participation is contingent on (i) the executive being an executive officer in good standing with the Company at the time of the participant’s move to part-time status; (ii) the executive’s employment being terminated by the Company without

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cause, or the executive providing the Company with at least 90 days advance written notice of his intention to discontinue employment; and (iii) the executive not terminating his employment for good reason.

In consideration for a participating named executive officer’s agreement to provide services to the Company under the arrangement, each named executive officer will be paid at an established hourly rate.  The named executive officer will also receive the following benefits which, unless otherwise noted, will extend for the term of the arrangement or, if the arrangement is terminated by the Company without cause, for five years:

•                             the right to purchase health benefits at 100% of the Company’s premium (or premium equivalent) rates during the term of the arrangement and, under certain circumstances, until age 70;

•                             continuance of service credit for purposes of the named executive officer’s medical savings account during the term of the arrangement only;

•                             reimbursement for monthly dues for one country club and one dining club membership;

•                             executive level physicals and related health and wellness services for the executive and his spouse (up to a maximum annual benefit of $15,000);

•                             smartphone service and reasonable access to the Company’s service desk; and

•                             tax, estate and financial planning services not to exceed $15,000 per calendar year.

Under the terms of the arrangement, the covenants as to non-competition and non-solicitation contained in each participating named executive officer’s confidentiality, non-solicitation and non-competition agreement remain in effect throughout the alternative work arrangement and for a period thereafter of not less than the time frames established in the confidentiality, non-solicitation and non-competition agreements.

Cause and good reason under the agreement have the same meaning as under the amended and restated confidentiality, non-solicitation and non-competition agreement.

Payments Triggered Upon Hypothetical Termination of Employment or

Change of Control on December 31, 2015

The tables below reflect the amount of compensation payable to each named executive officer upon a hypothetical termination of employment or change of control on December 31, 2015.  For purposes of the analysis, the Company has assumed that:

(i)                                  any amount  payable in the discretion of the Compensation Committee will be paid, the amount paid will conform to any guidelines included in an applicable plan, and the amounts constituting benefits and perquisites will be paid at market rates.  These assumptions are not intended to be suggestive of the decisions that the Compensation Committee will make in any actual circumstance;

(ii)                              each named executive officer will take all action necessary or appropriate for such named executive officer to receive the maximum available benefit, such as the execution of a release of claims or compliance with the covenants described above;

(iii)                          no named executive officer will remain on the Company’s Board of Directors, the EQGP Board or the EQM Board following termination of employment;

(iv)                          in the event of a change of control, the acquirer does not assume or equitably convert the outstanding long-term incentive awards issued under the 2014 LTIP and therefore such awards accelerate and payout upon the change of control.   Under the terms of the 2014 LTIP, however, an acquirer could elect to allow such awards to remain outstanding or to convert such awards to other awards on an equitable basis.

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The closing price of the Company’s common stock on December 31, 2015 ($52.13 per share) is used where payment amounts or values are dependent upon the Company’s stock price.  The closing price of EQM’s common units on December 31, 2015 ($75.46 per unit) is used where payment amounts or values are dependent upon EQM’s unit price.

Set forth below are additional assumptions that the Company made in the tables below with respect to certain plans and arrangements.

2013 Incentive PSU Program and EQM TR Program

December 31, 2015 was the natural end of the performance periods under the 2013 Incentive PSU Program and the EQM TR Program.  The payout for the 2013 Incentive PSU Program was calculated using a payout multiple of 2.4X based on the Company’s 2015 year-end TSR ranking and the Company’s cumulative cash flow per share during the performance period.   The payout for the EQM TR Program was calculated at target based on EQM’s 2015 year-end total unitholder return during the performance period.

2014 Incentive PSU Program and 2015 Incentive PSU Program

In calculating the payments following a termination of employment in respect of the 2014 Incentive PSU Program and the 2015 Incentive PSU Program, the tables below assume that the performance at the end of the applicable performance period (December 31, 2016 and December 31, 2017, respectively) remains unchanged from performance as of December 31, 2015.  The payout for the 2014 Incentive PSU Program was calculated using a payout multiple of 2.15X based on the Company’s TSR ranking and compound annual production sales growth through December 31, 2015.  The payout for the 2015 Incentive PSU Program was calculated using a payout multiple of 2.35X based on the Company’s TSR ranking and compound annual production sales volume growth through December 31, 2015.   In an actual termination scenario, the Company’s actual payment obligation would be determined based on actual performance through the end of the performance period and payment would be made to the then-former executive at the same time it is made to all employees, if at all.

In calculating the payments following a change of control in respect of the 2014 Incentive PSU Program and the 2015 Incentive PSU Program, the end of the performance periods under the programs is assumed to have accelerated to December 31, 2015.  The payout for the 2014 Incentive PSU Program was calculated using a payout multiple of 2.15X based on the Company’s TSR ranking and compound annual production sales growth through December 31, 2015.  The payout for the 2015 Incentive PSU Program was calculated using a payout multiple of 2.35X based on the Company’s TSR ranking and compound annual production sales volume growth through December 31, 2015.

Executive STIP

December 31, 2015 was the natural end of the performance period under the Executive STIP for the 2015 plan year.  Typically, benefits under the Executive STIP are not paid until January or February of the following year.  Each named executive officer’s actual 2015 non-equity incentive award under the Executive STIP is included in all termination scenarios below, other than termination for cause.  The Company notes that such inclusion is reflective only of payments that may be made upon termination.  Because the actual 2015 payout under the Executive STIP exceeded the target payout, no additional payment was required as a result of the change of control.

Executive Alternative Work Arrangement

The analysis below assumes that, when eligible, the executive remains in executive alternative work status for five years and receives payment for 100 hours of service each year.

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Other Assumptions

The actual amounts to be paid to each named executive officer upon a termination of employment or a change of control may be determined only at the time of the termination of employment or change of control.

For the purposes of the tables below, “good reason” is defined in the named executive officer’s confidentiality, non-solicitation and non-competition agreement.  In all cases, “termination by executive without good reason” includes retirement.

For purposes of the calculation to determine the total “parachute payments” within the meaning of Code Sections 280G and 4999 to be made to each named executive officer (the 280G calculation) and the potential reduction (clawback), if any, of the parachute payments to avoid an excise tax under the named executive officer’s confidentiality, non-solicitation and non-competition agreement, the Company assigned no value to the agreement of the named executive officer not to compete with the Company.  This is a conservative approach to calculating the total parachute payments and the potential clawback.  In fact, the Company believes each named executive officer’s non-compete agreement has substantial value that would be determined at the time of termination of employment and would serve to decrease the total parachute payments and the actual clawback to the named executive officer, if any, at the time of an actual termination of employment following a change in control.

For purposes of the 280G calculation, the Company did not assign any acceleration value to the Executive STIP for the 2015 plan year.  Upon a change of control, the Executive STIP would result in a payout at target levels, or if actual performance was greater, at actual levels.  Because the Executive STIP for the 2015 plan year paid out at above target levels for actual performance through December 31, 2015, there would have been no increased value or accelerated payment for purposes of the 280G calculation upon a change of control at December 31, 2015.  Additionally, while a change of control on December 31, 2015 would result in some minor acceleration with respect to the timing of payments under the 2013 Incentive PSU Program and the EQM TR Program, the performance periods were completed as of December 31, 2015, and the payout of such awards to the named executive officers would not increase under the terms of the program as a result of the change of control.

The discussion above and the tables below do not address:

•                             vested Company contributions and retirement match to the 401(k) plan;

•                             distributions of amounts invested in the Company’s employee stock purchase plan;

•                             life insurance in an amount equal to one times base salary;

•                             payments under the Company’s long-term disability insurance policy; or

•                             similar payments;

as these plans and arrangements do not discriminate in favor of the Company’s named executive officers and are available generally to all salaried employees.

In addition, the discussion above and the tables below do not address Company contributions under the 2006 Payroll Deduction and Contribution Program, as these amounts are vested immediately and are therefore unaffected by a termination of employment or a change of control.

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David L. Porges

Potential Payments Upon a Termination of Employment or Following a Change of Control

Upon a termination of employment on December 31, 2015, Mr. Porges would be entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary	2,125,000	0	2,125,000	0	0	0
Cash Payment of Short-Term Incentives	5,642,500	0	5,642,500	2,100,000	2,100,000	2,100,000
Executive Alternative Work Arrangement Compensation	443,087	0	0	443,087	0	0
Other Benefits and Perquisites:
Company Severance Benefit	435,000	0	0	0	0	0
Qualified Retirement Contribution	0	0	0	0	0	0
Post-Termination Health Care / Insurance	7,125	0	0	0	0	0
Life Insurance Proceeds	0	0	0	0	850,000	0
Cash Payment	15,251	0	15,251	0	0	0
Outplacement or Cash Payment	250,000	0	250,000	0	0	0
Total (excluding long-term incentive)	8,917,963	0	8,032,751	2,543,087	2,950,000	2,100,000

In addition, under outstanding long-term incentive programs (and including the intrinsic value of outstanding options), Mr. Porges would be entitled to cash and stock payments with an aggregate value of $15,350,469 upon a termination of employment by the Company without cause or upon termination by him for good reason, $559,143 upon termination by him without good reason, and $4,344,950 upon his death or disability, assuming, in each case, actual performance through the end of the applicable performance period is consistent with performance through December 31, 2015.  Under those same programs (and again including the intrinsic value of outstanding options), Mr. Porges would be entitled to $15,350,469 upon the occurrence of a change of control on December 31, 2015, assuming, in the case of the 2015 Incentive PSU Program, that the acquiring company causes such program to be paid upon closing rather than assumed or equitably converted in the transaction.  If such amounts are, in fact, paid upon the occurrence of a change of control, Mr. Porges would not be entitled to a duplicate payment upon a subsequent termination of employment for any reason.

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Philip P. Conti

Potential Payments Upon a Termination of Employment or Following a Change of Control

Upon a termination of employment on December 31, 2015, Mr. Conti would be entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary	862,800	0	862,800	0	0	0
Cash Payment of Short-Term Incentives	1,680,000	0	1,680,000	780,000	780,000	780,000
Executive Alternative Work Arrangement Compensation	314,407	0	0	314,407	0	0
Other Benefits and Perquisites:
Company Severance Benefit	229,700	0	0	0	0	0
Qualified Retirement Contribution	0	0	0	0	0	0
Post-Termination Health Care / Insurance	7,125	0	0	0	0	0
Life Insurance Proceeds	0	0	0	0	432,000	0
Cash Payment	15,251	0	15,251	0	0	0
Outplacement or Cash Payment	200,000	0	200,000	0	0	0
Total (excluding long-term incentive)	3,309,283	0	2,758,051	1,094,407	1,212,000	780,000

In addition, under outstanding long-term incentive programs (and including the intrinsic value of outstanding options), Mr. Conti would be entitled to cash and stock payments with an aggregate value of $4,892,813 upon a termination of employment by the Company without cause or upon termination by him for good reason and $1,041,954 upon his death or disability, assuming, in each case, actual performance through the end of the applicable performance period is consistent with performance through December 31, 2015.  Under those same programs (and again including the intrinsic value of outstanding options), Mr. Conti would be entitled to $4,892,813 upon the occurrence of a change of control on December 31, 2015, assuming, in the case of the 2015 Incentive PSU Program, that the acquiring company causes such program to be paid upon closing rather than assumed or equitably converted in the transaction.  If such amounts are, in fact, paid upon the occurrence of a change of control, Mr. Conti would not be entitled to a duplicate payment upon a subsequent termination of employment for any reason.

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Randall L. Crawford

Potential Payments Upon a Termination of Employment or Following a Change of Control

Upon a termination of employment on December 31, 2015, Mr. Crawford would be entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary	927,000	0	927,000	0	0	0
Cash Payment of Short-Term Incentives	1,921,667	0	1,921,667	900,000	900,000	900,000
Executive Alternative Work Arrangement Compensation	0	0	0	0	0	0
Other Benefits and Perquisites:
Company Severance Benefit	245,750	0	0	0	0	0
Qualified Retirement Contribution	0	0	0	0	0	0
Post-Termination Health Care / Insurance	7,125	0	0	0	0	0
Life Insurance Proceeds	0	0	0	0	464,000	0
Cash Payment	15,251	0	15,251	0	0	0
Outplacement or Cash Payment	200,000	0	200,000	0	0	0
Total (excluding long-term incentive)	3,316,793	0	3,063,918	900,000	1,364,000	900,000

In addition, under outstanding long-term incentive programs (and including the intrinsic value of outstanding options), Mr. Crawford would be entitled to cash and stock payments with an aggregate value of $6,972,865 upon a termination of employment by the Company without cause or upon termination by him for good reason, $456,359 upon termination by him without good reason, and $2,076,208 upon his death or disability, assuming, in each case, actual performance through the end of the applicable performance period is consistent with performance through December 31, 2015.  Under those same programs (and again including the intrinsic value of outstanding options), Mr. Crawford would be entitled to $6,972,865 upon the occurrence of a change of control on December 31, 2015, assuming, in the case of the 2015 Incentive PSU Program, that the acquiring company causes such program to be paid upon closing rather than assumed or equitably converted in the transaction.  If such amounts are, in fact, paid upon the occurrence of a change of control, Mr. Crawford would not be entitled to a duplicate payment upon a subsequent termination of employment for any reason.

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Lewis B. Gardner

Potential Payments Upon a Termination of Employment or Following a Change of Control

Upon a termination of employment on December 31, 2015, Mr. Gardner would be entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary	771,000	0	771,000	0	0	0
Cash Payment of Short-Term Incentives	940,000	0	940,000	432,000	432,000	432,000
Executive Alternative Work Arrangement Compensation	302,858	0	0	302,858	0	0
Other Benefits and Perquisites:
Company Severance Benefit	198,750	0	0	0	0	0
Qualified Retirement Contribution	0	0	0	0	0	0
Post-Termination Health Care / Insurance	7,125	0	0	0	0	0
Life Insurance Proceeds	0	0	0	0	386,000	0
Cash Payment	15,251	0	15,251	0	0	0
Outplacement or Cash Payment	200,000	0	200,000	0	0	0
Total (excluding long-term incentive)	2,434,984	0	1,926,251	734,858	818,000	432,000

In addition, under outstanding long-term incentive programs (and including the intrinsic value of outstanding options), Mr. Gardner would be entitled to cash and stock payments with an aggregate value of $2,612,298 upon a termination of employment by the Company without cause or upon termination by him for good reason and $503,311 upon his death or disability, assuming, in each case, actual performance through the end of the applicable performance period is consistent with performance through December 31, 2015.  Under those same programs (and again including the intrinsic value of outstanding options), Mr. Gardner would be entitled to $2,612,298 upon the occurrence of a change of control on December 31, 2015, assuming, in the case of the 2015 Incentive PSU Program, that the acquiring company causes such program to be paid upon closing rather than assumed or equitably converted in the transaction.  If such amounts are, in fact, paid upon the occurrence of a change of control, Mr. Gardner would not be entitled to a duplicate payment upon a subsequent termination of employment for any reason.

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Steven T. Schlotterbeck

Potential Payments Upon a Termination of Employment or Following a Change of Control

Upon a termination of employment on December 31, 2015, Mr. Schlotterbeck would be entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Compensation:
Cash Payment of Base Salary	1,011,000	0	1,011,000	0	0	0
Cash Payment of Short-Term Incentives	2,016,667	0	2,016,667	1,025,000	1,025,000	1,025,000
Executive Alternative Work Arrangement Compensation	0	0	0	0	0	0
Other Benefits and Perquisites:
Company Severance Benefit	256,500	0	0	0	0	0
Qualified Retirement Contribution	0	0	0	0	0	0
Post-Termination Health Care / Insurance	7,125	0	0	0	0	0
Life Insurance Proceeds	0	0	0	0	506,000	0
Cash Payment	15,251	0	15,251	0	0	0
Outplacement or Cash Payment	200,000	0	200,000	0	0	0
Total (excluding long-term incentive)	3,506,543	0	3,242,918	1,025,000	1,531,000	1,025,000

In addition, under outstanding long-term incentive programs (and including the intrinsic value of outstanding options), Mr. Schlotterbeck would be entitled to cash and stock payments with an aggregate value of $7,549,045 upon a termination of employment by the Company without cause or upon termination by him for good reason, $443,223 upon termination by him without good reason, and $2,088,906 upon his death or disability, assuming, in each case, actual performance through the end of the applicable performance period is consistent with performance through December 31, 2015.  Under those same programs (and again including the intrinsic value of outstanding options), Mr. Schlotterbeck would be entitled to $7,549,045 upon the occurrence of a change of control on December 31, 2015, assuming, in the case of the 2015 Incentive PSU Program, that the acquiring company causes such program to be paid upon closing rather than assumed or equitably converted in the transaction.  If such amounts are, in fact, paid upon the occurrence of a change of control, Mr. Schlotterbeck would not be entitled to a duplicate payment upon a subsequent termination of employment for any reason.

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ITEM NO. 2 – APPROVAL OF A NON-BINDING RESOLUTION REGARDING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS FOR 2015 (SAY-ON-PAY)

(Item No. 2 on the proxy card)

The Board of Directors recommends a vote FOR approval of the compensation of the Company’s named executive officers for 2015.

As discussed in the “Compensation Discussion and Analysis” section above, the Company’s executive compensation program is designed to attract and retain the highest quality named executive officers, directly link pay to Company performance and build value for the Company’s shareholders.  The Company’s program provides total compensation opportunities at levels that are competitive in its industries, ties a significant portion of each named executive officer’s compensation to his individual performance and contribution to achieving the Company’s business objectives, and closely aligns the interests of the Company’s named executive officers with the interests of shareholders.  In sum, the Company’s compensation is designed to reward named executive officers when the Company achieves strong results, and the Company believes the 2015 compensation of its named executive officers is consistent with the strong financial and operational results achieved and the strategic actions taken by the Company.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of its named executive officers in accordance with Section 14A of the Exchange Act.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, the Board invites you to review carefully the “Compensation Discussion and Analysis” section above and the tabular and other disclosures on compensation under the caption “Executive Compensation” above, and cast a vote to approve the compensation programs for the Company’s named executive officers through the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s named executive officers for 2015, as discussed and disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and any related material disclosed in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors.  The Board and the Compensation Committee value the opinions of the Company’s shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Board will consider the shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Compensation Committee has determined that the Company will conduct an advisory vote on the compensation of the Company’s named executive officers every year until the next shareholder advisory vote on the frequency of say-on-pay proposals.  This means that the Company will hold the next say-on-pay vote at the 2017 annual meeting of shareholders.

The Board of Directors recommends a vote FOR approval of the compensation of the Company’s named executive officers for 2015.

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ITEM NO. 3 – APPROVAL OF THE EQT CORPORATION 2016 EXECUTIVE SHORT-TERM INCENTIVE PLAN

(Item No. 3 on the proxy card)

The Board of Directors recommends a vote FOR approval of the EQT Corporation 2016 Executive Short-Term Incentive Plan.

The EQT Corporation 2016 Executive Short-Term Incentive Plan, as described below (the Incentive Plan), was approved by the Compensation Committee of the Board of Directors and by the Company’s Board of Directors and is being submitted to the Company’s shareholders for approval at the annual meeting.  Shareholder approval is required by Code Section 162(m) for the Company to be able to fully deduct bonuses paid to certain Incentive Plan participants for Federal income tax purposes.  The Incentive Plan will replace the current Executive Short-Term Incentive Plan approved by the shareholders in 2011, which will be of no further force and effect after the payment of incentive awards earned under such plan for calendar year 2016.

The Board of Directors believes that the Incentive Plan benefits shareholders by linking a substantial portion of executive compensation to performance and by enabling amounts paid pursuant to the Incentive Plan to be fully tax deductible.

The affirmative vote of a majority of the votes cast by shareholders is required for approval of the Incentive Plan. If the Incentive Plan is not approved by the Company’s shareholders, incentive awards will not be made pursuant to the Incentive Plan. However, nothing in this proposal precludes the Company from granting incentive awards outside of any plan that would not qualify as tax deductible compensation pursuant to Section 162(m) of the Code.

Below is a summary of the Incentive Plan. The full text of the Incentive Plan is available as Appendix F to this proxy statement.

General

The purposes of the Incentive Plan are to maintain a competitive level of total cash compensation and to align the interests of the Company’s executive employees with those of the Company’s shareholders and with the strategic objectives of the Company. The Incentive Plan provides the Company’s executive officers with an opportunity to earn incentives based upon the achievement of performance goals over a specified performance period.  By placing a portion of executive employee compensation at risk, the Company can reward an individual’s performance based on the overall performance of the Company.

Administration

The Compensation Committee administers the Incentive Plan. Members of the Compensation Committee are independent directors who have never been employees of the Company. The Compensation Committee has the power to name participants, determine performance goals and incentive targets, certify achievement of performance goals, approve payment of all incentive awards, review and approve amendments and make all necessary determinations under the Incentive Plan. Decisions of the Compensation Committee regarding the Incentive Plan are final.

Eligibility

All of the Company’s executive officers are eligible to participate in the Incentive Plan along with other employees designated by the Compensation Committee from time to time. For a list of executive officers,

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see page 29 of the Company’s Form 10-K for the fiscal year ended December 31, 2015.

Incentive Awards

Not later than 90 days after the beginning of a performance period, the Compensation Committee will establish performance goals for the performance period. The performance goals are the specific targets and objectives set by the Compensation Committee for any of the following performance measures: earnings per share or unit, revenue, expenses, return on equity, return on total capital, return on assets, earnings (such as net income, EBIT and similar measures), cash flow (such as EBITDA, EBITDAX, after-tax cash flow and similar measures), share or unit price, economic value added, debt reduction, gross margin, operating income, volumes metrics (such as volumes sold, volumes produced, volumes transported and similar measures), land metrics (such as acres acquired, land permitted, land cleared and similar measures), drilling and well metrics (such as number of gross or net wells drilled, number of horizontal wells drilled, cost per well and similar measures), operating efficiency metrics (such as lease operating expense and other unit operating expense measures, general & administrative expense (G&A) per Mcf, G&A per customer and other G&A metrics, unit gathering and compression expenses and other midstream efficiency measures, lost and unaccounted for gas metrics, compressor or processing downtime, days from completed well to flowing gas and similar measures), reserves, reserve replacement ratios and similar measures, construction efficiency metrics (such as timely completion, cost within budget and similar measures), gas storage metrics (such as lease acquisition and divestitures), customer service measures (such as wait time, on-time service, calls answered and similar measures), closing of a transaction, safety and environmental performance or total shareholder or unitholder return.

The performance goals may be in the form of absolute values or relative values, such as a percentage rate of change, and may be based on a company, subsidiary, branch, department or business unit basis, and used in comparison to external and other benchmarks.  Performance measures may but need not be determinable in conformance with generally accepted accounting principles.

Within 90 days after the beginning of each performance period, the Compensation Committee will identify incentive compensation targets based upon specified levels of achievement of the performance goals. The incentive compensation targets may be described as a percentage of the participants’ base salary at the time the performance goal is established, and may be expressed as a range of outcomes, such as “threshold,” “target” and “maximum,” based on the level of achievement of the performance goals. The Compensation Committee may determine, at the time the performance goals are established, the manner in which performance goals shall be calculated and that specified unusual items, events or occurrences (including changes in accounting standards or tax laws, litigation settlements, asset write-downs, and acquisitions, divestitures and restructurings) will be excluded from the calculation of the performance goal.

Payment of Incentive Awards

Payment of incentive awards under the Incentive Plan is dependent upon achievement of the performance goals. The amount of any incentive award paid may not exceed the incentive compensation target identified for the level of performance actually achieved, and the Compensation Committee may not increase any incentive award payable. The Compensation Committee may, however, reduce or eliminate any incentive award payable, provided that the action will not result in any increase in the amount of any incentive award payable to any other Incentive Plan participant.

Incentive awards are paid in cash within 2½ months following the end of a performance period and after the Compensation Committee has determined and certified the level of performance achieved and the incentive awards earned. The Compensation Committee may, in its discretion, determine to satisfy an obligation for all or any part of an incentive award by issuing shares of the Company’s common stock

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equal in value to the cash payment otherwise due. Such shares, if any, would be issued under the Company’s 2014 LTIP or any successor plan.

The maximum amount of compensation payable to any participant in any single calendar year under the Incentive Plan is $5,000,000.

Plan Benefits

The actual amount of compensation to be paid to participants under the Incentive Plan cannot be determined in advance because the level of future performance is not currently known, and the Compensation Committee has discretion to reduce or eliminate the incentive awards payable to any participant under the Incentive Plan.

Change of Control

In the event of a change of control of the Company, as defined under the Company’s 2014 LTIP or its successor, the period for which performance is measured will automatically end on the date of the change of control and the performance goals will be deemed to have been achieved for the pro-rata portion of the performance period that elapsed through the date of the change of control at target levels or, if actual performance is greater, at actual levels. In such event, incentive awards are paid to incentive plan participants on a pro-rata basis within the time period specified above, subject to the Compensation Committee’s overall downward discretion.

Compensation Recoupment Policy

Any awards paid to participants under the Incentive Plan will be subject to the terms and conditions of any compensation recoupment policy as in effect from time to time, to the extent such policy is applicable to incentive compensation. In addition, the Compensation Committee may specify that the participant’s rights with respect to an award under the Incentive Plan shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions.

Amendment or Termination of Incentive Plan

Each of the Board and the Compensation Committee may amend or terminate the Incentive Plan at any time, except that the material terms of the performance goals, including the maximum amount payable under the Incentive Plan, may not be amended without shareholder approval.

U.S. Income Tax Consequences

Section 162(m) of the Code generally limits to $1 million the amount of the deduction that the Company may take on its U.S. federal tax return for compensation paid to the officer serving as Chief Executive Officer as of the end of the year and the three executive officers other than the Chief Executive Officer and Chief Financial Officer who are named in the Summary Compensation Table of the Company’s proxy statement for that year based on their compensation levels (see page 62 in this proxy statement). This deductibility cap does not apply to “performance-based compensation” paid under plans approved by shareholders. If certain requirements of Section 162(m) of the Code are satisfied, awards under the Incentive Plan will qualify as performance-based compensation and will be deductible by the Company for federal income tax purposes. Because the Company has retained the discretion to vary specific performance targets from performance period to performance period, shareholder re-approval of the Incentive Plan will be required at five-year intervals in order for incentive awards under the Incentive Plan to remain fully tax deductible.

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Action by Shareholders

Approval of the Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by the holders of common stock voting in person or by proxy. Abstentions, broker non-votes and the failure to vote are not votes cast and will not affect the outcome of the vote.

The Board of Directors recommends a vote FOR approval of the EQT Corporation 2016 Executive Short-Term Incentive Plan.

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REPORT OF THE AUDIT COMMITTEE

The primary role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s accounting and financial reporting processes.  In doing so, the Audit Committee is responsible for the appointment and compensation of the Company’s independent registered public accounting firm and has oversight for its qualification, independence and performance.  The Audit Committee’s charter guides our duties and responsibilities.  The Audit Committee charter, which was amended during 2015, is available on the Company’s website at www.eqt.com.  As set forth in the charter, management is responsible for the internal controls and accounting and financial reporting processes of EQT Corporation.  The independent registered public accounting firm is responsible for expressing opinions on the conformity of EQT Corporation’s audited consolidated financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.  Our responsibilities include monitoring and overseeing these processes.

Our Committee is composed of four non-employee, independent members of the Board of Directors.  No member currently serves on more than two other public company audit committees.  The Board of Directors has determined that each of Kenneth M. Burke, Margaret K. Dorman and Stephen A. Thorington is an audit committee financial expert, as that term is defined by the SEC.  In addition, the Board has determined that Philip G. Behrman, Ph.D., the other member of the Audit Committee, is financially literate. The members of our Committee are not professionally engaged in the practice of auditing or accounting. The Audit Committee’s considerations and discussions referred to below do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are, in fact, “independent.”

In the performance of our oversight function, we have reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2015 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with the management of EQT Corporation.  We have discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) standards and such other matters as we have deemed to be appropriate.  We also have received the written disclosures and the letter from Ernst & Young LLP required by the applicable PCAOB requirements regarding the independent accountant’s communications with the Audit Committee concerning independence, and we have discussed with Ernst & Young LLP that firm’s independence from management and the Company.  We also reviewed the amount of fees paid to Ernst & Young LLP for both audit and non-audit services.  In doing so, we considered whether the provision of non-audit services to the Company was compatible with maintaining the independence of Ernst & Young LLP.

Based on the reports and discussions above, we recommended to the Board of Directors that the audited financial statements be included in the EQT Corporation 2015 annual report on Form 10-K.

This report is not soliciting material, is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Audit Committee of the Board of Directors.

Stephen A. Thorington, Chair

Philip G. Behrman, Ph.D.

Kenneth M. Burke
Margaret K. Dorman

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ITEM NO. 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Item No. 4 on the proxy card)

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016.

The Audit Committee has reappointed Ernst & Young LLP as the Company’s independent registered public accounting firm (an independent accounting firm) to examine the consolidated financial statements of the Company and its subsidiaries for the calendar year 2016.  Ernst & Young LLP (including its predecessor) has acted as an independent accounting firm for the Company since 1950.  Although shareholder approval is not required for the appointment of an independent accounting firm, the Audit Committee believes the Company’s shareholders should participate as a matter of good corporate practice.  If the shareholders fail to ratify the selection, it will be considered as a direction to the Board to consider the appointment of another independent accounting firm for the following year.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they desire to do so.

The following chart details the fees billed to the Company by Ernst & Young LLP during 2015 and 2014 (excluding the fees billed to EQGP and EQM as described below):

	2015 ($)	2014 ($)
Audit Fees (1)	2,678,265	1,657,608
Audit-Related Fees (2)	83,000	80,000
Tax Fees	0	0
All Other Fees	0	0
Total	2,761,265	1,737,608

(1)             Includes fees for the audit of the Company’s annual financial statements and internal control over financial reporting, reviews of financial statements included in the Company’s quarterly reports, and services that are normally provided in connection with statutory and regulatory filings or engagements, including certain attest engagements and consents.  Audit fees for 2015 include fees related to the initial public offering of EQGP.

(2)             Includes fees for audits of, and consents related to, employee benefit plans and attest engagements not required by statute or regulation.

The Audit Committee has adopted a Policy Relating to Services of Independent Auditors under which the Company’s independent accounting firm is not allowed to perform any service that may have the effect of jeopardizing the independent accounting firm’s independence.  Without limiting the foregoing, the independent accounting firm may not be retained to perform the following:

•                             Bookkeeping or other services related to the accounting records or financial statements

•                             Financial information systems design and implementation

•                             Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•                             Actuarial services

•                             Internal audit outsourcing services

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•                             Management functions

•                             Human resources functions

•                             Broker-dealer, investment adviser or investment banking services

•                             Legal services

•                             Expert services unrelated to the audit

•                             Prohibited tax services

All audit and permitted non-audit services for the Company and its subsidiaries (other than for EQGP, EQM and their respective subsidiaries) must be pre-approved by the Audit Committee.  The Audit Committee has delegated specific pre-approval authority with respect to audit and permitted non-audit services to the Chair of the Audit Committee but only where pre-approval is required to be acted upon prior to the next Audit Committee meeting and where the aggregate audit and permitted non-audit services fees are not more than $75,000.  The Audit Committee encourages management to seek pre-approval from the Audit Committee at its regularly scheduled meetings.  In 2015, 100% of the professional fees reported as audit-related fees required to be pre-approved were pre-approved pursuant to the above policy.

The Audit Committee of the EQGP Board approves all audit and permitted non-audit services pertaining to EQGP and its subsidiaries, excluding EQM.  The Audit Committee of the EQM Board approves all audit and permitted non-audit services pertaining to EQM and its subsidiaries.  All fees associated with such services are reported to the Company’s Audit Committee at its next meeting.  Ernst & Young LLP also served as the independent accounting firm for EQGP during 2015 and EQM during 2014 and 2015 and in connection with such service incurred the following fees:

•                             For EQGP during 2015 $292,000, which includes fees for the audit of EQGP’s annual financial statements, reviews of financial statements included in EQGP’s quarterly reports, comfort letter procedures and attest engagements required by statute or regulation;

•                             For EQM during 2015 $1,171,936 ($1,119,436 for the audit of EQM’s annual financial statements and internal control over financial reporting, reviews of financial statements included in EQM’s quarterly reports, comfort letter procedures and attest engagements required by statute or regulation and $52,500 for audit-related fees associated with EQM acquisitions from EQT and attest engagements not required by statute or regulation); and

•                             For EQM during 2014 $1,358,958 ($711,458 for the audit of EQM’s annual financial statements and internal control over financial reporting, reviews of financial statements included in EQM’s quarterly reports, comfort letter procedures and attest engagements required by statute or regulation and $647,500 for audit-related fees associated with EQM acquisitions from the Company).

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016.

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ADDITIONAL INFORMATION

Other Matters

As of the date of this proxy statement, we do not know of any other matters that may be presented for action at the 2016 annual meeting.  However, should other matters properly come before the meeting, the persons named as proxies will vote in a manner as they may, in their discretion, determine.

2015 Annual Report on Form 10-K

The annual report on Form 10-K for the year ended December 31, 2015 is enclosed with this proxy statement.

Websites

Website addresses referenced in this proxy statement are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.

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APPENDIX A

DIRECTOR COMPENSATION PEER COMPANIES

(GENERAL INDUSTRY)

Actuant Corp	Convergys Corp	Hubbell Inc	National Instruments Corp	Tellabs Inc
Acuity Brands Inc	Cooper Companies Inc	IDEX Corp	Nu Skin Enterprises	Teradata Corp
Acxiom Corp	Corelogic Inc	IHS Inc	Nuance Communications Inc	Teradyne Inc
Aeropostale Inc	Corinthian Colleges Inc	Ingles Markets Inc	NVR Inc	Tetra Tech Inc
Akamai Technologies Inc	Covance Inc	Intl Flavors & Fragrances	Olin Corp	Thor Industries Inc
Albemarle Corp	Covanta Holding Corp	Intl Game Technology	Olympic Steel Inc	Tiffany & Co
Alere Inc	Cracker Barrel Old Ctry Stor	Intuitive Surgical Inc	Om Group Inc	Titan International Inc
Alliance Data Systems Corp	Crown Castle International Corp	Invacare Corp	Orbital Sciences Corp	Toro Co
Amedisys Inc	Cubic Corp	ITT Corp	Pacer International Inc	Total System Services Inc
Amern Eagle Outfitters Inc	Curtiss-Wright Corp	Jack In The Box Inc	Packaging Corp Of America	Towers Watson & Co
Ametek Inc	Cytec Industries Inc	Kaiser Aluminum Corp	Pall Corp	Transdigm Group Inc
Analog Devices	Deluxe Corp	Kaman Corp	Panera Bread Co	Treehouse Foods Inc
AOL Inc	Devry Education Group Inc	Kansas City Southern	Papa Johns International Inc	Trimas Corp
Applied Industrial Tech Inc	Diebold Inc	Kennametal Inc	Patterson Companies Inc	Trinity Industries
Aptargroup Inc	Domino’s Pizza Inc	Keurig Green Mountain Inc	Paychex Inc	Tupperware Brands Corp
Arris Group Inc	Donaldson Co Inc	Kla-Tencor Corp	Perkinelmer Inc	TW Telecom Inc
Bard (C.R.) Inc	DSW Inc	Lam Research Corp	Perrigo Co	Unisys Corp
Barnes Group Inc	Dun & Bradstreet Corp	Lancaster Colony Corp	Pinnacle Entertainment Inc	Universal Forest Prods Inc
Beacon Roofing Supply Inc	Dycom Industries Inc	Landstar System Inc	Plexus Corp	USG Corp
Beam Inc	Education Management Corp	Leap Wireless Intl Inc	Polaris Industries Inc	Valassis Communications Inc
Belden Inc	Edwards Lifesciences Corp	Leggett & Platt Inc	Polyone Corp	Valmont Industries Inc
Bio-Rad Laboratories Inc	Elizabeth Arden Inc	Lennox International Inc	Quiksilver Inc	Varian Medical Systems Inc
Boyd Gaming Corp	Enersys Inc	Life Technologies Corp	Red Hat Inc	Verisk Analytics Inc
Brady Corp	Equifax Inc	Lifepoint Health Inc	Regal-Beloit Corp	Viavi Solutions Inc.
Briggs & Stratton Corp.	Equinix Inc	Lincoln Electric Hldgs Inc	Regis Corp	Vulcan Materials Co
Brinker Intl Inc	Esterline Technologies Corp	Linear Technology Corp	Republic Airways Hldgs Inc	WR Grace & Co
Brinks Co	Express Inc	Manitowoc Co	Revlon Inc	Walter Energy Inc
Broadridge Financial Solutns	Fastenal Co	Marriott Vacations Worldwide	Rockwood Holdings Inc	Waters Corp
Brocade Communications Sys	Ferro Corp	Martin Marietta Materials	Roper Industries Inc	Watsco Inc
Buckle Inc	Finish Line Inc	Mastec Inc	Ruby Tuesday Inc	Watts Water Technologies Inc
Cabelas Inc	Flir Systems Inc	Materion Corp	Sally Beauty Holdings Inc	Weight Watchers Intl Inc
Cabot Corp	FMC Corp	Maxim Integrated Products	Sanderson Farms Inc	Wendy’s Co
CACI Intl Inc	Fortune Brands Home & Secur	Mcdermott Intl Inc	Sapient Corp	Werner Enterprises Inc
Cadence Design Systems Inc	FTI Consulting Inc	Mead Johnson Nutrition Co	Scansource Inc	West Pharmaceutical Svsc Inc
Carefusion Corp	G-III Apparel Group Ltd	Mednax Inc	Schnitzer Steel Inds	Woodward Inc
Carlisle Cos Inc	Gardner Denver Inc	Mentor Graphics Corp	Schulman (A.) Inc	Worthington Industries Inc.
Carpenter Technology Corp	Gartner Inc	Meredith Corp	Scotts Miracle-Gro Co
Carter’s Inc	Gatx Corp	Meritage Homes Corp	Sensient Technologies Corp
Castle (A M) & Co	Global Payments Inc	Mettler-Toledo Intl Inc	Sigma-Aldrich Corp
Central Garden & Pet Co	Griffon Corp	Micros Systems Inc	Silgan Holdings Inc
Century Aluminum Co	Guess Inc	Miller (Herman) Inc	Smith (A O) Corp
Chemtura Corp	Hain Celestial Group Inc	Minerals Technologies Inc	Snap-On Inc
Childrens Place Inc	Harsco Corp	Modine Manufacturing Co	Snyders-Lance Inc
Church & Dwight Inc	Heartland Payment Systems	Molex Inc	Spectrum Brands Holdings Inc
Ciena Corp	Hexcel Corp	Molson Coors Brewing Co	Stepan Co
Cincinnati Bell Inc	HNI Corp	MSA Safety Inc	Steris Corp
Citrix Systems Inc	Hologic Inc	MSC Industrial Direct	Teledyne Technologies Inc
Clear Channel Outdoor Hldgs	HSN Inc	Mueller Industries	Teleflex Inc

Source:  Pay Governance LLC

A-1

APPENDIX B

NON-GAAP FINANCIAL INFORMATION

The Executive STIP for the 2014 and 2015 plan years utilized, and the Executive STIP for the 2016 plan year utilizes, adjusted EBITDA compared to the Company’s business plan as a performance measure.  For purposes of the Executive STIP for the 2014 and 2015 plan years, adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, calculated using a fixed natural gas price, normalized for weather and excluding the effects of acquisitions and dispositions of greater than $100 million.  Adjusted EBITDA is a non-GAAP supplemental financial measure that the Company’s management and external users of the Company’s financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:  (i) the Company’s performance versus prior periods; (ii) the Company’s operating performance as compared to other companies in its industry; (iii) the ability of the Company’s assets to generate sufficient cash flow to make distributions to its investors; (iv) the Company’s ability to incur and service debt and fund capital expenditures; and (v) the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Adjusted EBITDA should not be considered as an alternative to net income, operating income or any other measure of financial performance or liquidity presented in accordance with GAAP.  Adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income.  Additionally, because adjusted EBITDA may be defined differently by other companies in its industry, the Company’s definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Adjusted EBITDA was selected as a performance measure under the Executive STIP for the 2014, 2015 and 2016 plan years because adjusted EBITDA growth drives behavior consistent with the shareholders’ interests, and the Company’s business plan embodies the goals and priorities of the Company.  The table below reconciles the Company’s adjusted EBITDA as shown in this proxy statement with the Company’s net income, the most comparable financial measure calculated in accordance with GAAP, for the applicable year as set forth in the Company’s 2015 annual report on Form 10-K.

	2015	2014
(in millions)
Net income(*)	$322	$510
(Deduct)/add back:
Income taxes(*)	105	214
Interest expense	147	137
Depreciation, depletion and amortization(*)	819	679
EBITDA	1,393	1,540
Price adjustment	439	180
Weather	0	0
Acquisitions/divestitures	0	(27)
Adjusted EBITDA	$1,832	$1,693

(*) Excludes amounts related to discontinued operations for 2014.

B-1

APPENDIX C

NAMED EXECUTIVE OFFICER COMPENSATION 2015 PEER
COMPANIES (INDUSTRY) (THE 2015 INCENTIVE PSU PROGRAM PEER
GROUP) –

FINANCIAL METRICS

Company	2013 Net Income ($MM)	12/31/13 Market Cap ($MM)	2013 Revenue ($MM)
Cabot Oil & Gas Corporation	280	16,324	1,746
Chesapeake Energy Corporation	724	18,054	17,506
Cimarex Energy Co.	565	9,111	1,998
Concho Resources Inc.	251	11,347	2,320
CONSOL Energy Inc.	660	8,709	3,112
Continental Resources, Inc.	764	20,891	3,614
Energen Corporation	205	5,142	1,256
EOG Resources, Inc.	2,197	45,816	14,456
EXCO Resources, Inc.	22	1,159	634
MarkWest Energy Partners, L.P.	38	11,322	1,687
National Fuel Gas Company	260	5,976	1,830
Newfield Exploration Company	147	3,352	1,857
Noble Energy, Inc.	978	24,139	4,809
ONEOK, Inc.	267	12,827	11,872
Pioneer Natural Resources Company	(838)	27,053	3,417
QEP Resources, Inc.	159	5,495	2,685
Questar Corporation	161	4,025	1,220
Quicksilver Resources Inc.	162	544	532
Range Resources Corporation	116	13,525	1,832
SM Energy Company	171	5,567	2,264
Southwestern Energy Company	704	13,834	3,371
Spectra Energy Corp	1,038	23,867	5,518
Ultra Petroleum Corp.	238	3,312	933
Whiting Petroleum Corporation	366	7,341	2,667
Williams Companies, Inc., The	430	26,360	6,860

50% Percentile	260	11,322	2,320

EQT Corporation	391	13,531	1,862
EQT Percent Rank	64%	63%	38%

Source:  Pay Governance LLC

C-1

APPENDIX D

NAMED EXECUTIVE OFFICER COMPENSATION 2015 PEER COMPANIES

(GENERAL INDUSTRY)

A.O. Smith	G&K Services	Pall
Accellent	GAF Materials	Parsons
Aimia*	GENCO	PHH
Allegion	General Atomics	Plexus
American Greetings	Glatfelter	Polymer Group
Americas Styrenics	Graco	Purdue Pharma
AMSTED Industries	H.B. Fuller	Rackspace
Ansell	Harsco	Rayonier
Arby’s Restaurant Group	Hercules Offshore	Recreational Equipment
Armstrong World Industries	Herman Miller	Regal-Beloit
Arup USA*	Hexcel	Revlon
BBA Aviation*	HNI	Rowan Companies
Beam Suntory	HomeServe USA*	Sage Software*
Bob Evans Farms	Hubbell	Sanderson Farms
Boise Cascade	Husky Injection Molding Systems*	SAS Institute
Brembo*	IDEXX Laboratories	Schwan Food Company
Broadridge Financial Solutions	Intercontinental Hotels Group*	Scripps Networks Interactive
Carmeuse North America Group*	International Flavors & Fragrances	Sensata Technologies
CDI	International Game Technology	ServiceMaster Company
Chemtura	Irvine Company	ShawCor
Chico’s FAS	ITT Corporation	Sigma-Aldrich
Citrix Systems	Jack in the Box	Snap-On
Clearwater Paper Corporation	K. Hovnanian Companies	Spirit Airlines
Columbia Sportswear	KB Home	Steelcase
Cooper Standard Automotive	Kennametal	SunCoke Energy
Covance	Knowles	TeleTech Holdings
Cracker Barrel Old Country Stores	KodakAlaris	Terad
Crown Castle	Leprino Foods	Toro
Cubic	Lifetouch	Tribune
Curtiss-Wright	LinkedIn	Tronox
Cytec Industries	Magellan Midstream Partners	Tupperware Brands
Deluxe	Makino*	UBM*
Dentsply	Markit*	Under Armour
Donaldson	Meredith	Underwriters Laboratories
DST Systems	MFA Oil Company	United Launch Alliance
DSW	Milacron	Vertex Pharmaceuticals
Eastman Kodak	NBTY	VistaPrint
Edwards Lifesciences	NewPage	Vulcan Materials
Equifax	Nortek	Wendy’s Group
Esterline Technologies	OM Group	West Pharmaceutical Services
Follett Corporation	Outerwall	Worthington Industries
Exterran	P.F. Chang’s China Bistro	XO Communications

*Subsidiary

Source:  Towers Watson 2014 CDB General Industry Executive Compensation Survey Report – U.S. (Companies with global revenues from $1 billion to $3 billion)

D-1

APPENDIX E

NAMED EXECUTIVE OFFICER COMPENSATION 2016 PEER
COMPANIES (INDUSTRY) (THE 2016 INCENTIVE PSU PROGRAM PEER
GROUP) –

FINANCIAL METRICS

Company	2014 Net Income ($MM)	12/31/14 Market Cap ($MM)	2014 Revenue ($MM)
Cabot Oil & Gas Corporation	104	12,230	2,035
Chesapeake Energy Corporation	1,917	13,016	19,557
Cimarex Energy Co.	507	9,248	2,432
Concho Resources Inc.	538	11,273	2,732
CONSOL Energy Inc.	163	7,782	3,683
Continental Resources, Inc.	977	14,278	4,627
Energen Corporation	568	4,667	1,344
EOG Resources, Inc.	2,915	50,455	16,727
EXCO Resources, Inc.	121	594	641
Marathon Oil Corporation	3,046	19,093	10,924
National Fuel Gas Company	299	5,854	2,113
Newfield Exploration Company	900	3,722	2,249
Noble Energy, Inc.	1,214	17,163	4,960
ONEOK, Inc.	314	10,366	12,195
Pioneer Natural Resources Company	930	22,163	4,428
QEP Resources, Inc.	784	3,643	3,403
Range Resources Corporation	634	9,017	2,024
SM Energy Company	666	2,601	2,522
Southwestern Energy Company	924	9,637	4,038
Spectra Energy Corp	1,082	24,357	5,903
Ultra Petroleum Corp.	543	2,016	1,182
Whiting Petroleum Corporation	65	5,542	3,025

50% Percentile	650	9,443	3,214

EQT Corporation	387	11,469	2,470
EQT Percent Rank	26%	63%	35%

Source:  Pay Governance LLC

E-1

APPENDIX F

EQT CORPORATION
2016 EXECUTIVE SHORT-TERM INCENTIVE PLAN

Section 1. Incentive Plan Purposes. The main purposes of the EQT Corporation (the “Company”) Executive Short-Term Incentive Plan (the “Plan”) are to maintain a competitive level of total cash compensation by providing the Company’s executive employees with an opportunity to earn incentives based upon the achievement of performance goals over a specified performance period (the “Performance Period”) and to align the interests of the Company’s executive employees with those of the Company’s shareholders and customers and with the strategic objectives of the Company.

Section 2. Effective Date. The effective date of this Plan is January 1, 2016, subject to shareholder approval at the 2016 annual meeting of shareholders. The Plan will remain in effect until formally amended or terminated in writing by the Company’s Board of Directors (“Board”) or the Management Development and Compensation Committee of the Board of Directors (“Committee”) and as provided in Section 14 or the occurrence of a Change of Control as provided in Section 11.

Section 3. Eligibility.

(a)                               All executive officers of the Company shall be eligible to participate in the Plan; provided, however, that no employee who participates in the Company’s annual Short-Term Incentive Plan shall be eligible to participate in the Plan.

(b)                              The Committee may designate any other employee for participation in the Plan in its complete and sole discretion. Eligible employees who are designated to participate in the Plan for any Performance Period will be notified in writing of their participation.

Section 4. Administration of the Plan. The Plan shall be administered by the Committee, which shall be comprised solely of two or more outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations promulgated thereunder. On an annual or periodic basis, the Committee shall designate the participants and determine the Performance Goals, as defined in Section 5 of the Plan, and the Incentive Targets, as defined in Section 6 of the Plan. Prior to payment of any Incentive Awards, as defined in Section 6 of the Plan, the Committee shall certify in writing that the Performance Goals and other material terms were satisfied, which writing may include meeting minutes of the Committee. The Committee shall also review and approve any proposed amendments to the Plan throughout the Performance Period.

Section 5. Performance Goals.

(a)                               Each participant shall have specific performance goals (the “Performance Goals”) determined for his or her position for the subject Performance Period. These Performance Goals will support the business of the Company, affiliate or business unit, as applicable, and be based upon the specific performance measures established by the Committee for the Performance Period.

(b)                              A copy of each participant’s Performance Goals shall be determined in writing by the Committee not later than 90 days after the commencement of the Performance Period to which they relate; provided that in no event will Performance Goals be established after 25 percent of the Performance Period has elapsed or when the outcome of such Performance Goals is no longer substantially uncertain.

(c)                               The Performance Goals determined by the Committee will be objectively determinable goals based upon one or more of the following performance measures:

•                 earnings per share or unit

•                 revenue

•                 expenses

•                 return on equity

•                 return on total capital

•                 return on assets

•                 earnings (such as net income, EBIT and similar measures)

•                 cash flow (such as EBITDA, EBITDAX, after-tax cash flow and similar measures)

•                 share or unit price

•                 economic value added

•                 debt reduction

•                 gross margin

•                 operating income

•                 volumes metrics (such as volumes sold, volumes produced, volumes transported and similar measures)

•                 land metrics (such as acres acquired, land permitted, land cleared and similar measures)

•                 drilling and well metrics (such as number of gross or net wells drilled, number of horizontal wells drilled, cost per well and similar measures)

•                 operating efficiency metrics (such as lease operating expense and other unit operating expense measures, general & administrative expense (“G&A”) per Mcf, G&A per customer and other G&A metrics, unit gathering and compression expenses and other midstream efficiency measures, lost and unaccounted for gas metrics, compressor or processing downtime, days from completed well to flowing gas and similar measures)

•                 reserves, reserve replacement ratios and similar measures

•                 construction efficiency metrics (such as timely completion, cost within budget and similar measures)

•                 gas storage metrics (such as lease acquisition and divestitures)

•                 customer service measures (such as wait time, on-time service, calls answered and similar measures)

•                 closing of a transaction

•                 safety and environmental performance

•                 total shareholder or unitholder return

(d)                              The Performance Goals may be based either on the performance of the Company, a subsidiary or subsidiaries or other affiliates, any branch, department, business unit, or other portion thereof under such measure for the Performance Period and/or upon a comparison of such performance with the performance of a peer group of corporations, prior Company performance or other comparative measure selected by the Committee before, at or, subject to Treas. Reg. §1.162-27(e)(2), after the time of making an Incentive Award. Performance Goals may be specified in absolute terms, on an adjusted basis, in percentages, or in terms of growth or reduction from period to period or growth or reduction rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate. Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo, the reduction of expenses or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).  Performance measures may but need not be determinable in conformance with generally accepted accounting principles.

(e)                               When the Performance Goals are determined by the Committee, the Committee shall specify the manner in which the level of achievement of the Performance Goals shall be calculated and the weighting assigned to the Performance Goals.  In addition, at any time within the first ninety (90) days of the Performance Period (and provided that not more than 25 percent of the Performance Period has elapsed), the Committee may specify that any determination of achievement of the Performance Goals shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during the Performance Period, including, by way of example but without limitation, the following: (A) asset write-downs or impairment charges; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) items that are of an unusual nature or of a type that indicates infrequency of occurrence, as described in then-current accounting principles; and (F) acquisitions or divestitures.

Section 6. Section Incentive Targets and Awards.

(a)                               Incentive compensation targets (“Incentive Targets”) shall be determined by the Committee in writing not later than 90 days after the commencement of each Performance Period (and provided that not more than 25 percent of the Performance Period has elapsed). The Incentive Targets shall be based upon the level of achievement of the Performance Goals. Incentive Targets may be expressed as a range of outcomes, such as “threshold,” “target” and “maximum,” based on the level of achievement of the Performance Goals.

(b)                              Incentive awards (“Incentive Awards”) may be earned by participants during a Performance Period; provided, however, that payment of any Incentive Award under the Plan to a participant (i) shall be contingent upon the attainment of the Performance Goals established by the Committee for the Performance Period and (ii) may not exceed the participant’s maximum Incentive Target established for the actual level of achievement attained.

(c)                               The Committee shall have no discretion to increase any Incentive Award that would otherwise be payable based upon attainment of the Performance Goals, but the Committee may in its discretion reduce or eliminate such Incentive Award; provided, however, that the exercise of such negative discretion shall not be permitted to result in any increase in the amount of any Incentive Award payable to any other participant.

(d)                              The maximum aggregate Incentive Award payable to any participant for any calendar year is $5,000,000.

(e)                               Except as provided in Section 7 of the Plan, Incentive Awards shall be paid in cash no later than 2½ months after the end of a Performance Period in which the right to payment is no longer subject to a substantial risk of forfeiture; provided, further, that the Committee has determined and certified in writing the extent to which the Performance Goals have been attained and the Incentive Awards have been earned.

Section 7. Form of Payment. The Committee may, in its discretion, determine to satisfy, in whole or in part, an obligation for any Incentive Award by issuing, in substitution for a cash payment, shares of Company common stock having a fair market value (measured as of the date of the Committee’s determination of the payment amount) equal to the cash payment, under and pursuant to the terms of the Company’s 2014 Long-Term Incentive Plan, or any successor or substitute plan.

Section 8. Impact on Benefit Plans. Payments under the Plan shall not be considered as earnings for purposes of the Company’s qualified retirement plans or any such retirement or benefit plan unless specifically provided for and defined under such plans or as otherwise determined by the Committee.

Section 9. Tax Consequences.

(a)                               It is intended that nothing in this Plan shall cause the participants in the Plan to be taxed currently under the Constructive Receipt or Economic Benefit Doctrines and as expressed in Sections 451 and 83 of the Code. The terms, requirements and limitations of this Plan shall be interpreted and applied in a manner consistent with such intent.

(b)                              It is intended that the Incentive Awards payable under the Plan shall be exempt from the deduction limits of Section 162(m) of the Code as performance-based compensation. The terms, requirements and limitations of this Plan shall be interpreted and applied in a manner consistent with such intent.

(c)                               It is intended that the Incentive Awards payable under the Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Incentive Award is not warranted or guaranteed. None of the Company, its affiliates and their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any participant or other taxpayer as a result of the Plan or any Incentive Award.

(d)                              Notwithstanding anything in the Plan to the contrary, to the extent that any Incentive Award would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and would be payable or distributable under the Plan by reason of the occurrence of a Change of Control, or the participant’s disability or separation from service, such amount or benefit will not be payable or distributable to the participant by reason of such circumstance unless the circumstances giving rise to such Change of Control, disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Incentive Award upon a change of control, disability or separation from service, however defined. If this provision prevents the payment or distribution of any Incentive Award, such Incentive Award shall be made on the payment date that would have applied absent such designated event or circumstance.

(e)                               Notwithstanding anything in the Plan to the contrary, to the extent that any Incentive Award would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and would otherwise be payable under this Plan by reason of a participant’s separation from service during a period in which the participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the participant’s separation from service (or, if the participant dies during such period, within 30 days after the participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

Section 10. Change of Status. In making decisions regarding employees’ participation in the Plan, the Committee may consider any factors that they may consider relevant. The following guidelines are provided as general guidelines regarding employee status changes:

(a)                               New Hire, Transfer, Promotion. A newly hired executive officer whose hire date is during the first 90 day period of a Performance Period (and when not more than 25 percent of the Performance Period has elapsed) will participate in the Plan and be eligible for an Incentive Award as determined by the Committee, unless otherwise specified in the employment offer. An employee who is promoted or transferred during the first 90 day period of a Performance Period (and when not more than 25 percent of the Performance Period has elapsed) to a position qualifying for participation may be recommended for a pro rata Incentive Award under the Plan based on the level of participation in his or her previous annual or other incentive program(s) and the percentage of the Performance Period the employee is in the participating position under this Plan. This includes employees who leave positions that qualify for incentive payments in other Company business segments. These potential payments shall be considered when determining the employee’s Incentive Target and Incentive Award under this Plan; provided, however, that no amounts of deferred compensation under other plans and arrangements may be substituted for or in respect of amounts payable under the Plan.

(b)                              Demotion. No Incentive Award shall be paid to an employee who has been demoted during a Performance Period because of performance. If the demotion is due to an organizational change, a pro rata Incentive Award may be made, provided the employee otherwise qualifies for payment of an Incentive Award.

(c)                               Termination. No Incentive Award shall be paid to any employee whose services are terminated during a Performance Period for cause including: (i) the conviction of a felony, a crime of moral turpitude or fraud or having committed fraud, misappropriation or embezzlement in connection with the performance of his duties; (ii) willful and repeated failures to substantially perform his assigned duties or (iii) a violation of any express significant policies of the Company. If the termination is due to reasons such as reorganization, and not due to the fault of the employee, the employee may be considered for a pro rata Incentive Award, provided the employee otherwise qualifies for payment of an Incentive Award.  Notwithstanding the foregoing, a participant who at the time of his termination was an executive officer shall not be deemed to have been terminated for cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Board at a duly-held meeting of the Board finding that, in the good faith opinion of the Board, the participant is guilty of the conduct set forth above.

(d)                              Resignation. No Incentive Award shall be paid to an employee who resigns for any reason before Incentive Awards are paid; provided, however, if the employee has voluntarily terminated his or her employment with the Company’s consent a pro rata Incentive Award may be made, provided the employee otherwise qualifies for payment of an Incentive Award.

(e)                               Death and Disability. An employee whose status as an active employee is changed during a Performance Period for any reason other than the reasons cited above, including termination for death or disability, may be considered for a pro rata Incentive Award, provided the employee otherwise qualifies for payment of an Incentive Award. In the event that an Incentive Award is paid on behalf of an employee who has terminated employment by reason of death, any such payments or other amounts due shall be paid to the employee’s estate.

Nothing in the Plan or in any Incentive Target or Incentive Award shall confer any right on any employee to continue in the employ of the Company, its affiliates or any business unit. In the event any payments are made under the guidelines provided in this Section 10, the timing of such payments shall be in accordance with the provisions of Section 6(e) or, if applicable, Section 9(e).

Section 11. Change of Control. In the event of a Change of Control of the Company, as then defined under the Company’s 2014 Long-Term Incentive Plan, or its successor, whichever is in effect at that time, the Performance Period shall end on the date of the Change of Control, the Performance Goals shall be deemed to have been achieved for the pro-rata portion of the Performance Period that elapsed through the date of the Change of Control, at target levels or, if actual performance is greater, at actual levels. In such event, any Incentive Awards earned shall be paid to participants on such pro-rata basis in accordance with the provisions of Section 6(e) or, if applicable, Section 9(d), but subject to the Committee’s overall discretion as provided in Section 6(c).

Section 12. Compensation Recoupment Policy. Any Incentive Awards paid to participants hereunder shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of the Board, to the extent such policy is applicable to incentive compensation under this Plan.  In addition, the Committee may specify in an Incentive Award agreement that the participant’s rights, payments and benefits with respect to an Incentive Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Incentive Award.

Section 13. Dispute Resolution. The following is the exclusive procedure to be followed by all participants in resolving disputes arising from payments made under this Plan. All disputes relative to a given Performance Period must be presented to the Company’s Chief Human Resources Officer (who will forward the dispute to the Committee) within thirty (30) days following the payment date of the Incentive Award for that Performance Period, or the participant’s right to dispute a payment will be irrevocably waived. The employee with the concern must include a written statement setting forth in reasonable detail, the basis for the dispute, including, but not limited to, specific reference to the pertinent Plan and/or Incentive Award agreement provisions on which the dispute is based.  A decision will be rendered by the Committee within one hundred twenty (120) days of the Committee’s receipt of the dispute. The Chairperson of the Committee will be responsible for preparing a written version of the decision. The decision by the Committee regarding the matter is final and binding on all Plan participants.

Section 14. Amendment or Termination of this Plan. The Company’s Board of Directors and the Committee shall each have the right to amend or terminate the Plan at any time, provided, however, that the material terms of the Performance Goals, including any amendments to the class of employees eligible to receive compensation pursuant to, or participate in, the Plan, the criteria upon which the Performance Goals are based and the maximum amount of compensation payable to any employee hereunder, may not be amended without shareholder approval. No employee or participant shall have any vested right, interest or entitlement to any Incentive Award hereunder prior to its payment. The Company shall notify affected employees in writing of any amendment or Plan termination.

. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your Proxy Card, you may choose one of the voting methods outlined below to vote your Proxy Card. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 19, 2016. Vote by Internet • Go to www.investorvote.com/EQT or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all nominees listed and FOR proposals 2, 3 and 4. 1. ELECTION OF DIRECTORS + Term Expiring in 2017 Nominees: 1.1 - Vicky A. Bailey For Against Abstain ForAgainst Abstain 2. Approval of a Non-Binding Resolution Regarding the Compensation of the Company’s Named Executive Officers for 2015 (Say-on-Pay) 1.2 - Philip G. Behrman, Ph.D. 3. Approval of the Company’s 2016 Executive Short-Term Incentive Plan 1.3 - Kenneth M. Burke 1.4 - A. Bray Cary, Jr. 4. Ratification of Appointment of Independent Registered Public Accounting Firm 1.5 - Margaret K. Dorman 1.6 - David L. Porges If you plan to attend the annual meeting on April 20, 2016, you must obtain an admission ticket by checking the box to the side and returning this Proxy Card or by writing to the Corporate Secretary of EQT Corporation at the following address: EQT Plaza, 625 Liberty Avenue, Suite 1700, Pittsburgh, PA 15222. Please see the proxy statement for annual meeting attendance requirements. This Proxy Card when properly executed will be voted in the manner directed herein. If no direction is made, the proxies will vote in accordance with the Board of Directors’ recommendations on all matters listed on this Proxy Card, and in accordance with their judgment on such other matters as may properly come before the meeting and any adjournments thereof. 1.7 - James E. Rohr 1.8 - Stephen A. Thorington 1.9 - Lee T. Todd, Jr., Ph.D. 1.10 - Christine J. Toretti Please sign and date on the reverse side and return the Proxy Card promptly using the enclosed envelope. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. + 1 U P X 029JZD Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. EQT CORPORATION ANNUAL MEETING OF SHAREHOLDERS WEDNESDAY, APRIL 20, 2016 8:00 A.M. EQT PLAZA 625 Liberty Avenue Pittsburgh, PA 15222 YOUR VOTE IS IMPORTANT! You may vote by Internet, telephone or mail. See the instructions on the other side of this Proxy Card. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders. The 2015 Form 10-K, 2016 Proxy Statement and form of Proxy Card are available at: www.edocumentview.com/EQT q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — EQT CORPORATION + 625 LIBERTY AVENUE, SUITE 1700, PITTSBURGH, PA 15222 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY Kimberly L. Sachse and Nicole H. King Yohe, each with full power to act alone and with full power of substitution, are each hereby appointed as a proxy of the undersigned to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of EQT Corporation (the Company) to be held on Wednesday, April 20, 2016, at 8:00 a.m. Eastern Time, at EQT Plaza, 625 Liberty Avenue, Pittsburgh, Pennsylvania, and at any adjournment of such meeting. This Proxy is solicited on behalf of the Board of Directors of the Company and may be revoked prior to its exercise. A vote FOR the election of nominees listed on the reverse side includes discretionary authority to vote for a substitute nominee if any nominee becomes unavailable for election for any reason. This Proxy Card when properly executed will be voted in the manner directed herein. If no direction is made, the proxies will vote in accordance with the Board of Directors’ recommendations on all matters listed on this proxy, and in accordance with their judgment on such other matters as may properly come before the meeting and any adjournments thereof. B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer. THIS PROXY SHOULD BE SIGNED EXACTLY AS NAME APPEARS HEREON. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON THE REVERSE OF THIS CARD.